                                                                   EXHIBIT 10.19

                                                                  EXECUTION COPY

                                  PUBLISHED CUSIP NUMBER:_______________________

                      AMENDED AND RESTATED CREDIT AGREEMENT

                            Dated as of June 22, 2004

                                      among

                              IASIS HEALTHCARE LLC,
                                as the Borrower,

                          IASIS HEALTHCARE CORPORATION,
                                       and
        The Subsidiaries of the Borrower from time to time party hereto, as Guarantors,

                             BANK OF AMERICA, N.A.,
            as Administrative Agent, L/C Issuer and Swingline Lender,

                                       and

                         The Other Lenders Party Hereto

                         BANC OF AMERICA SECURITIES LLC
                                       and
                          CITIGROUP GLOBAL MARKETS INC.
                                       as
                  Joint Lead Arrangers and Joint Book Managers

                          CITICORP NORTH AMERICA, INC.
                                       as
                                Syndication Agent

                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                              MERRILL LYNCH & CO.,
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                                       and
                          LEHMAN COMMERCIAL PAPER INC.
                                       as
                             Co-Documentation Agents

TABLE OF CONTENTS

Section                                                                                                              Page
-------                                                                                                              ----
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS......................................................................       1
         1.01     Defined Terms.................................................................................       1
         1.02     Other Interpretive Provisions.................................................................      38
         1.03     Accounting Terms..............................................................................      39
         1.04     Rounding......................................................................................      40
         1.05     Times of Day..................................................................................      40
         1.06     Letter of Credit Amounts......................................................................      40
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS................................................................      41
         2.01     Committed Loans...............................................................................      41
         2.02     Borrowings, Conversions and Continuations of Committed Loans..................................      44
         2.03     Letters of Credit.............................................................................      46
         2.04     Swingline Loans...............................................................................      55
         2.05     Prepayments...................................................................................      58
         2.06     Termination or Reduction of Commitments.......................................................      63
         2.07     Repayment of Loans............................................................................      64
         2.08     Interest......................................................................................      65
         2.09     Fees..........................................................................................      65
         2.10     Computation of Interest and Fees..............................................................      66
         2.11     Evidence of Debt..............................................................................      66
         2.12     Payments Generally; Administrative Agent's Clawback...........................................      67
         2.13     Sharing of Payments by Lenders................................................................      68
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY..............................................................      69
         3.01     Taxes.........................................................................................      69
         3.02     Illegality....................................................................................      71
         3.03     Inability to Determine Rates..................................................................      72
         3.04     Increased Costs...............................................................................      72
         3.05     Compensation for Losses.......................................................................      74
         3.06     Mitigation Obligations; Replacement of Lenders................................................      75
         3.07     Survival......................................................................................      75
ARTICLE IV GUARANTY.............................................................................................      75
         4.01     The Guaranty..................................................................................      75
         4.02     Obligations Unconditional.....................................................................      76
         4.03     Reinstatement.................................................................................      77
         4.04     Certain Additional Waivers....................................................................      77
         4.05     Remedies......................................................................................      77
         4.06     Rights of Contribution........................................................................      78
         4.07     Guarantee of Payment; Continuing Guarantee....................................................      78
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.............................................................      78
         5.01     Conditions of Closing Date and Initial Credit Extension.......................................      78
         5.02     Conditions to all Credit Extensions...........................................................      83
ARTICLE VI REPRESENTATIONS AND WARRANTIES.......................................................................      84
         6.01     Corporate Status..............................................................................      84

         6.02     Corporate Power and Authority.................................................................      84
         6.03     No Violation..................................................................................      85
         6.04     Governmental Approvals........................................................................      85
         6.05     Financial Statements; Financial Condition; Undisclosed Liabilities; etc.......................      85
         6.06     Litigation....................................................................................      86
         6.07     True and Complete Disclosure..................................................................      86
         6.08     Use of Proceeds; Margin Regulations...........................................................      86
         6.09     Tax Returns and Payments......................................................................      87
         6.10     Compliance with ERISA.........................................................................      87
         6.11     Security Documents............................................................................      88
         6.12     Tax Shelter Regulations.......................................................................      89
         6.13     Properties....................................................................................      89
         6.14     Capitalization................................................................................      90
         6.15     Subsidiaries..................................................................................      90
         6.16     Compliance with Statutes, etc.................................................................      90
         6.17     Investment Company Act........................................................................      90
         6.18     Public Utility Holding Company Act............................................................      91
         6.19     Environmental Matters.........................................................................      91
         6.20     Labor Relations...............................................................................      91
         6.21     Patents, Licenses, Franchises and Formulas....................................................      92
         6.22     Indebtedness..................................................................................      92
         6.23     Subordination.................................................................................      92
         6.24     Legal Names; Organizational Identification Numbers; Jurisdiction and Type of
         Organization; etc. ....................................................................................      93
ARTICLE VII AFFIRMATIVE COVENANTS...............................................................................      93
         7.01     Information Covenants.........................................................................      93
         7.02     Books, Records and Inspections................................................................      97
         7.03     Maintenance of Property; Insurance............................................................      97
         7.04     Corporate Franchises..........................................................................      98
         7.05     Compliance with Statutes, etc.................................................................      98
         7.06     Compliance with Environmental Laws............................................................      98
         7.07     ERISA.........................................................................................      99
         7.08     End of Fiscal Years; Fiscal Quarters..........................................................     100
         7.09     Payment of Taxes..............................................................................     101
         7.10     Ownership of Subsidiaries.....................................................................     101
         7.11     Additional Security; Further Assurances; Surveys..............................................     101
ARTICLE VIII NEGATIVE COVENANTS.................................................................................     105
         8.01     Liens.........................................................................................     105
         8.02     Consolidation, Merger or Sale of Assets, etc..................................................     108
         8.03     Dividends.....................................................................................     111
         8.04     Indebtedness..................................................................................     112
         8.05     Advances, Investments and Loans...............................................................     115
         8.06     Transactions with Affiliates..................................................................     121
         8.07     Capital Expenditures..........................................................................     122
         8.08     Consolidated Interest Coverage Ratio..........................................................     123
         8.09     Maximum Consolidated Total Leverage Ratio.....................................................     124

         8.10     Limitations on Holdings.......................................................................     124
         8.11     Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation,
         By-Laws and Certain Other Agreements; etc..............................................................     125
         8.12     Limitation on Certain Restrictions on Subsidiaries............................................     126
         8.13     Limitation on Issuance of Capital Stock.......................................................     127
         8.14     Limitation on Creation of Subsidiaries........................................................     128
         8.15     Business......................................................................................     128
         8.16     Designated Senior Debt........................................................................     128
         8.17     Changes To Legal Names; Organizational Identification Numbers, Jurisdiction or Type of
         Organization...........................................................................................     129
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES.......................................................................     129
         9.01     Events of Default.............................................................................     129
         9.02     Remedies Upon Event of Default................................................................     133
         9.03     Application of Funds..........................................................................     134
ARTICLE X ADMINISTRATIVE AGENT..................................................................................     135
         10.01             Appointment and Authority............................................................     135
         10.02             Rights as a Lender...................................................................     135
         10.03             Exculpatory Provisions...............................................................     135
         10.04             Reliance by Administrative Agent.....................................................     136
         10.05             Delegation of Duties.................................................................     137
         10.06             Resignation of Administrative Agent..................................................     137
         10.07             Non-Reliance on Administrative Agent and Other Lenders...............................     138
         10.08             No Other Duties, Etc.................................................................     138
         10.09             Administrative Agent May File Proofs of Claim........................................     138
         10.10             Collateral and Guaranty Matters......................................................     139
ARTICLE XI MISCELLANEOUS........................................................................................     140
         11.01             Amendments, Etc......................................................................     140
         11.02             Notices.  Effectiveness of Electronic Communications.................................     142
         11.03             No Waiver; Cumulative Remedies.......................................................     143
         11.04             Expenses; Indemnity; Damage Waiver...................................................     143
         11.05             Payments Set Aside...................................................................     145
         11.06             Successors and Assigns...............................................................     146
         11.07             Treatment of Certain Information; Confidentiality....................................     149
         11.08             Set-off..............................................................................     150
         11.09             Interest Rate Limitation.............................................................     150
         11.10             Counterparts; Integration; Effectiveness; Amendment and Restatement
         of Existing Credit Agreement. .........................................................................     151
         11.11             Survival of Representations and Warranties...........................................     151
         11.12             Severability.........................................................................     151
         11.13             Replacement of Lenders...............................................................     152
         11.14             Governing Law; Jurisdiction; Etc.....................................................     152
         11.15             Waiver of Jury Trial.................................................................     153
         11.16             USA PATRIOT Act Notice...............................................................     154

SCHEDULES

        1.01       Guarantors
        1.02       Existing Letters of Credit
        1.03       Offering Memorandum
        1.04       Excluded Subsidiaries
        2.01       Commitments and Applicable Percentages
        5.01(d)    Mortgaged Properties
        6.09       Tax Audit
        6.13(a)    Real Property
        6.13(b)    Tangible Personal Property
        6.15       Subsidiaries
        6.19       Environmental Matters
        6.20       Labor Matters
        6.21       Intellectual Property
        6.22       Existing Indebtedness
        6.24       Legal Names and Jurisdictions, etc.
        7.10       Non-Wholly Owed Subsidiaries
        7.11(i)    Leased Property
        8.01       Existing Liens
        8.02       Excluded Asset Sales
        8.05       Existing Investments
        8.06       Affiliate Transactions
        8.10       Exceptions to Limitations on Holdings
        8.13       Permitted Sales of Capital Stock
        11.02      Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

        A-1        Form of Committed Loan Notice
        A-2        Form of Swingline Loan Notice
        B-1        Form of Revolving Note
        B-2        Form of Tranche B Term Note
        B-3        Form of Incremental Term Note
        C          Form of Joinder Agreement
        D          Form of Assignment and Assumption
        E          Form of New Commitment Agreement
        F          Form of "Drag Along" Rights Agreement

                      AMENDED AND RESTATED CREDIT AGREEMENT

      This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, the "Agreement") is entered into as of June 22, 2004 by and among IASIS HEALTHCARE LLC, a Delaware limited liability company (together with any permitted successors and assigns, the "Borrower"), IASIS HEALTHCARE CORPORATION, a Delaware corporation (together with any permitted successors and assigns, "Holdings"), the Subsidiary Guarantors (as defined herein), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swingline Lender (each, as defined herein).

      WHEREAS, a revolving credit and term loan facility exists in favor of Holdings pursuant to the terms of that Amended and Restated Credit Agreement dated as of February 7, 2003 (as amended as of May 21, 2003 and February 9, 2004, the "Existing Credit Agreement");

      WHEREAS, as part of and in connection with the consummation of the Transaction (as defined herein), Holdings and the Borrower intend to effect an internal reorganization whereby (i) Holdings will contribute substantially all of its Property to the Borrower and the Borrower will assume substantially all of the liabilities of Holdings in respect of such Property, which contribution shall include an assignment by Holdings to the Borrower of all of its rights, obligations and liabilities under the Existing Credit Agreement, and (ii) Holdings shall become a holding company whose principal asset is the Capital Stock of the Borrower, and whose activities shall be limited to the ownership of such Capital Stock and such other activities as are expressly permitted by this Agreement;

      WHEREAS, concurrently with giving effect to the Transaction and the assignment to the Borrower of the Existing Credit Agreement, the parties hereto wish to amend and restate the Existing Credit Agreement in the form of this Agreement to make available to the Borrower the respective credit facilities provided for herein;

      WHEREAS, this Agreement is given in replacement of and substitution for the Existing Credit Agreement and to refinance the Existing Credit Agreement; and

      NOW, THEREFORE, the parties hereto agree that the Existing Credit Agreement shall be and is hereby amended and restated in its entirety as follows:

      In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

      1.01 DEFINED TERMS.

      As used in this Agreement, the following terms shall have the meanings set forth below:

      "13% Notes" means the 13% Senior Subordinated Notes due 2009 issued pursuant to the Indenture, dated as of October 15, 1999, by and among Holdings, certain subsidiaries of Holdings and the Bank of New York, as trustee, in an outstanding principal amount, after consummation of the Transaction, not in excess of $3,510,000.

      "Acquisition" means the purchase or other acquisition by the Borrower or any Subsidiary of Property constituting a business, division or product line of any Person or of the Capital Stock of any Person.

      "Acquisition Capital Expenditures" means, with respect to any Acquisition, all Capital Expenditures that the Borrower or a Subsidiary is contractually obligated to make under the terms of the purchase agreement, merger agreement or similar document entered into in connection with such Acquisition.

      "Additional Commitment" means, with respect to any Lender that executes a New Commitment Agreement in accordance with Section 2.01(d), the commitment of such Lender in an aggregate principal amount up to the amount specified in such New Commitment Agreement to make Tranche B Term Loans and/or Incremental Term Loans in accordance with the provisions of Section 2.01.

      "Additional Collateral" means all Property (whether real or personal) in which security interests are granted (or have been purported to be granted) and continue to be in effect at the time of determination pursuant to Section 7.11.

      "Additional Mortgage" shall have the meaning provided in Section 7.11(a).

      "Additional Mortgaged Property" shall have the meaning provided in Section 7.11(a).

      "Additional Security Documents" means all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to
Section 7.11 with respect to Additional Collateral.

      "Adjusted Consolidated Net Income" means, for any period, Consolidated Net Income for such period plus, without duplication, (i) the sum of the amount of all non-cash charges (including, without limitation, depreciation, amortization, depletion, deferred tax expense and non-cash interest expense) and non-cash losses which were included in arriving at Consolidated Net Income for such period less (ii) all non-cash credits (other than credits for revenue accrued using the accrual method of accounting) and non-cash gains included in arriving at Consolidated Net Income for such period.

      "Adjusted Consolidated Working Capital" means, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities.

      "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

      "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

      "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

      "Affiliate" means, with respect to any Person, any other Person (including, for purposes of Section 8.06 only, all directors, officers and partners of such Person) directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for the purposes of Section 8.06 only, beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

      "Aggregate Revolving Commitments" means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

      "Agreement" has the meaning assigned to such term in the heading hereof.

      "Applicable Excess Cash Flow Percentage" means, with respect to any Excess Cash Flow Payment Date, 50%; provided that so long as no Default or Event of Default is in existence as of such Excess Cash Flow Payment Date, if on the last day of the relevant Excess Cash Flow Payment Period, the Consolidated Senior Leverage Ratio for (and as calculated on the last day of) the applicable Test Period is less than or equal to 2.0:1.0, then the Applicable Excess Cash Flow Percentage shall be 0%.

      "Applicable Percentage" means, as to each Lender, (a) with respect to such Lender's Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender's Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender's outstanding Tranche B Term Loans at any time, the percentage (carried out to the ninth decimal place) of the total aggregate principal amount of the Tranche B Term Loan represented by the Tranche B Term Loans held by such Lender at such time, and (c) with respect to such Lender's outstanding Incremental Term Loans at any time, the percentage (carried out to the ninth decimal place) of the total aggregate principal amount of the Incremental Term Loans represented by the Incremental Term Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

      "Applicable Rate" means, for the purposes of calculating (a) the Letter of Credit Fees applicable to letters of credit for the purposes of Section 2.03(i),
(b) the interest rate applicable to Eurodollar Rate Loans that are Revolving Loans for the purposes of Section 2.08(a), (c) the interest rate applicable to Base Rate Loans that are Revolving Loans for the purposes of Section 2.08(a), and (d) the Commitment Fee for the purposes of Section 2.09(a), each of the following percentages per annum, as applicable, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(e) for the four-quarter period ending as of the last day of the fiscal quarter to which such Compliance Certificate relates:

                                    FOR REVOLVING LOANS        FOR REVOLVING LOANS DURING
                                   FOR ALL PERIODS AFTER     PERIOD PRIOR TO AND INCLUDING
                                    DECEMBER 31, 2004              DECEMBER 31, 2004
                                 ------------------------    -----------------------------
              CONSOLIDATED                                                                                       FOR
PRICING      TOTAL LEVERAGE      EURODOLLAR     BASE RATE    EURODOLLAR          BASE RATE    FOR LETTER OF   COMMITMENT
 LEVEL            RATIO          RATE LOANS       LOANS      RATE LOANS            LOANS       CREDIT FEES       FEE
-------    ------------------    ----------     ---------    ----------          ---------    -------------   ----------
   1          < 4.0 to 1.0          2.00%         1.00%         2.50%              1.50%          2.00%         0.50%

           > or = 4.0 to 1.0
   2             but                2.25%         1.25%         2.50%              1.50%          2.25%         0.50%
              < 5.0 to 1.0

   3       > or =  5.0 to 1.0       2.50%         1.50%         2.50%              1.50%          2.50%         0.50%

For the purposes of calculating the interest rate applicable to Eurodollar Rate Loans and Base Rate Loans that are Tranche B Term Loans, "Applicable Rate" shall mean 2.25%, with respect to Eurodollar Rate Loans, and 1.25%, with respect to Base Rate Loans. For the purposes of calculating the interest rate applicable Eurodollar Rate Loans and Base Rate Loans that are Incremental Term Loans, "Applicable Rate" shall mean a percentage per annum to be determined on or before the applicable Incremental Term Loan Borrowing Date and to be set forth in the relevant New Commitment Agreement(s). With respect to all periods after December 31, 2004, any increase or decrease in the Applicable Rate for Revolving Loans resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(e); provided, however, that if a Compliance Certificate is not delivered within five (5) Business Days of when due in accordance with such Section 7.01(e), then Pricing Level 3 shall apply as of the sixth Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered.

      "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

      "Arrangers" means Banc of America Securities LLC and Citigroup Global Markets Inc., each in its capacity as a joint lead arranger and joint book manager with respect to this Agreement.

      "Asset Sale" means the sale by the Borrower or any of the Subsidiaries to any Person other than the Borrower or a Subsidiary Guarantor of (i) any of the stock of any of the Borrower's Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Borrower or any of the Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Borrower or any of the Subsidiaries (other than any such other assets to the extent that the aggregate fair market value of such assets (at the time of sale thereof) sold in any single transaction or related series of transactions is equal to $2,000,000 or less); provided, however, that (x) Asset Sales shall not include (1) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (2) the leasing (pursuant to operating leases in the ordinary course of business) or licensing of real or personal Property, including intellectual Property, (3) disposals of obsolete, uneconomical, negligible, worn out or surplus Property in the ordinary course of business, (4) the sale or other disposition of inventory or other assets in the ordinary course of business, (5) the sale or other disposition of Cash Equivalents, and (6) the sale and leaseback of an asset by the applicable Person within 180 days after the acquisition of such asset by such Person and (y) Asset Sales shall in any event include sales and/or transfers of Property pursuant to a Permitted Sale-Leaseback Transaction, a Permitted Hospital Swap and sales and issuances of Subsidiary stock (other than to the Borrower or a Subsidiary) including, without limitation, sales and issuances in connection with the Hospital Investment Program, in each case to the extent that the aggregate fair market value of such assets (at the time of the disposition thereof) disposed of in any single transaction or related series of transactions is in excess of $2,000,000. Notwithstanding anything to the contrary contained in the preceding sentence, the term "Asset Sale" shall be deemed to include any "Asset Sale" (or any comparable term) under, and as defined in, the Senior Subordinated Notes Documents and the documents evidencing or governing any other Subordinated Indebtedness.

      "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

      "Attributable Indebtedness" means, on any date in respect of any Person,
(a) with respect to any Capital Lease of such Person, the capitalized amount thereof that would appear as debt on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease of such Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear as debt on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

      "Audited Financial Statements" has the meaning specified in Section
6.05(a).

      "Authorized Officer" means, with respect to (i) delivering Committed Loan Notices, Swingline Loan Notices, Letter of Credit Applications and similar notices, and delivering financial information and officer's certificates pursuant to this Agreement, the chief operating officer, any treasurer, secretary, assistant secretary or other financial officer of the Borrower and
(ii) any other matter in connection with this Agreement or any other Loan Document, any Chief Executive Officer, Chief Financial Officer, President, Vice President, Treasurer, Secretary, Assistant Secretary, General Partner or Manager of a Loan Party in each case to the extent reasonably acceptable to the Administrative Agent.

      "Availability Period" means, with respect to the Revolving Commitments, the period from the Closing Date to the earliest of (a) the Maturity Date applicable to the Revolving Loans, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

      "Bank of America" means Bank of America, N.A. and its successors.

      "Bankruptcy Code" shall have the meaning provided in Section 9.01(e).

      "Base Rate" means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

      "Base Rate Committed Loan" means a Committed Loan that is a Base Rate
Loan.

      "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

      "Base Rate Revolving Loan" means a Revolving Loan that is a Base Rate
Loan.

      "Beneficial Owner" shall have the meaning provided in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

      "Board of Directors" means:

      (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

      (2) with respect to a partnership, the general partner of the partnership or, if such general partner is not a natural Person, the board of directors of the corporation or other Person acting as the general partner of the partnership;

      (3) with respect to a limited liability company, the managing member or members of the limited liability company or, if such managing member is not a natural Person, the board of directors of the corporation or other Person acting as the managing member of such limited liability company; and

      (4) with respect to any other Person, the board or committee of such Person serving a similar function.

      "Borrower" has the meaning specified in the heading hereof.

      "Borrowing" means a Committed Borrowing or a Swingline Borrowing, as the context may require.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

      "Calculation Date" means the date of the applicable Acquisition, Hospital Swap, Sale-Leaseback Transaction or other event, as the case may be, which gives rise to the requirement to calculate Consolidated EBITDA, the Consolidated Interest Coverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Senior Leverage Ratio and/or the Holdings Consolidated Leverage Ratio on a Pro Forma Basis.

      "Calculation Period" means, in respect of any Calculation Date, the Test Period ended as of the last day of the most recent fiscal quarter of the Borrower preceding such Calculation Date (taken as one accounting period) for which the Administrative Agent shall have received the Required Financial Information.

      "Capital Expenditures" means, with respect to any Person, all capital expenditures by such Person determined in accordance with GAAP, including all such expenditures with respect to fixed or capital Property (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) or, in the case of Property subject to Capital Leases or Synthetic Leases, the amount of Attributable Indebtedness in respect of Capital Leases and/or Synthetic Leases entered into by such Person.

      "Capital Lease" means, with respect to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

      "Capital Stock" means (i) in the case of a corporation, capital stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

      "Cash Collateralize" has the meaning specified in Section 2.03(g).

      "Cash Equivalents" means: (1) United States dollars or any other currencies held from time to time in the ordinary course of business; (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition; (3) direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than twelve months from the date of acquisition; (4) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank that is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and has Tier 1 Capital (as defined in such regulations) of not less than $500.0 million; (5) repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above; (6) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within 12 months after the date of acquisition; (7) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition; and (8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

      "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C.
Section 9601 et seq.

      "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

      "Change of Control Event" means the occurrence of any of the following:
(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and/or the Borrower and the Subsidiaries taken as a whole to any

"person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders; (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower (other than a plan with respect to the Borrower adopted solely for the purpose of reorganizing the Borrower as a corporation);
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than by number of shares; provided, however, that for purposes of this clause (iii), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries; (iv) after an initial public offering of Holdings or the Borrower, the first day on which a majority of the members of the Board of Directors of Holdings or the Borrower, as applicable, are not Continuing Directors; (v) except as otherwise contemplated by Section 8.02(xiv), Holdings shall at any time cease to directly own 100% of the outstanding Capital Stock of the Borrower; and (vi) a "change of control" or similar event shall occur as provided in the Senior Note Indenture and/or the documents governing any Subordinated Indebtedness or any other Material Indebtedness or the Holdings Preferred Stock Documents.

      "Closing Date" means the date all of the conditions precedent in Section
5.01 are satisfied or waived in accordance with Section 11.01.

      "CNA" means Citicorp North America, Inc.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Collateral" means a collective reference to all real and personal Property with respect to which Liens in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) are purported to be granted pursuant to and in accordance with the terms of the Security Documents.

      "Commercial Letter of Credit Fee" has the meaning specified in Section 2.03(i).

      "Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

      "Committed Loan" means each Revolving Loan, the Tranche B Term Loan and each Incremental Term Loan.

      "Committed Loan Notice" means a notice of (a) a Committed Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

      "Commitment" means, as to each Lender, the Revolving Commitment of such Lender, the Tranche B Term Loan Commitment of such Lender and/or the Incremental Term Loan Commitment of such Lender.

      "Companies" means a collective reference to the Borrower and the Subsidiaries, and "Company" means any one of them.

      "Compliance Certificate" means a certificate delivered by the Borrower pursuant to Section 7.01(e).

      "Consolidated Capital Expenditures" means, for any period, the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries during such period.

      "Consolidated Cash Interest Expense" means, for any period, the total consolidated cash interest expense (net of interest income) of the Borrower and its Consolidated Subsidiaries for such period determined in accordance with GAAP, including the interest component under Capital Leases and the implied interest component of Synthetic Leases, plus/minus, without duplication, amounts paid or received pursuant to Interest Rate Protection Agreements or Other Hedging Agreements in respect of interest rates (with amounts paid under any interest rate cap being amortized over the life of such cap), and excluding capitalized interest and amortization of deferred financing costs; provided, however, that Consolidated Cash Interest Expense for the four fiscal quarter period ending September 30, 2004 shall be calculated as Consolidated Cash Interest Expense for the fiscal quarter ending September 30, 2004 multiplied by 4; Consolidated Cash Interest Expense for the four fiscal quarter period ending December 31, 2004 shall be calculated as Consolidated Cash Interest Expense for the two fiscal quarters ending December 31, 2004 multiplied by 2; and Consolidated Cash Interest Expense for the three fiscal quarter period ending March 31, 2004 shall be calculated as Consolidated Cash Interest Expense for the three fiscal quarters ending March 31, 2004 multiplied by 1.33.

      "Consolidated Current Assets" means, at any time, the consolidated current assets of the Borrower and its Consolidated Subsidiaries.

      "Consolidated Current Liabilities" means, at any time, the consolidated current liabilities of the Borrower and its Consolidated Subsidiaries at such time, but excluding (i) the current portion of any Indebtedness under this Agreement and of any other long term Indebtedness which would otherwise be included therein, (ii) the current portion of Attributable Indebtedness in respect Capital Leases and/or Synthetic Leases and (iii) accrued but unpaid interest on any Indebtedness referred to in clause (i) or (ii) above.

      "Consolidated EBIT" means, for any period, Consolidated Net Income for such period, before Consolidated Cash Interest Expense, non-cash interest expense and provision for Federal, state, local and foreign income, value added and similar taxes (in each case to the extent deducted in determining Consolidated Net Income).

      "Consolidated EBITDA" means, for any period, Consolidated EBIT, adjusted by (a) adding thereto, without duplication and only to the extent excluded in arriving at Consolidated Net Income for such period, the amount of all (i) amortization, (ii) depletion and depreciation, (iii) non-cash expenses and charges, (iv) cash restructuring charges and costs, (v) non-recurring charges and costs, (vi) Subordinated Management Fees paid and permitted to be paid pursuant to Section 8.06(iii) plus reasonable out-of-pocket expenses incurred, in each case, during the Test Period pursuant to the Management Services Agreement,
(vii) legal costs associated with Rocky Mountain to the extent they reduced Consolidated EBIT during the applicable Test Period (as evidence by internal schedules of the Companies reasonably acceptable to the Administrative Agent),
(viii) fees, costs and expenses paid or payable in cash by the Borrower or any of the Subsidiaries during such period in connection with the Transaction (including retention payments paid as an incentive to retained employees in connection with the Transaction) and (ix) any non-recurring out-of-pocket expenses or charges for such period relating to any offering of Capital Stock by the Borrower or any direct or indirect parent of the Borrower, any Asset Sale, Investment or merger, recapitalization or acquisition transactions made by the Borrower or any of the Subsidiaries, or any Indebtedness incurred by the Borrower or any of the Subsidiaries (in each case, whether or not successful), and (b) deducting therefrom, without duplication and only to the extent included in arriving at Consolidated Net Income for such period, the amount of all gains on the sale of Property and non-cash credits (other than credits for revenue accrued using the accrual method of accounting) that were added in arriving at Consolidated EBIT for such period.

      "Consolidated Interest Coverage Ratio" means, for any Test Period or Calculation Period, as applicable, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Cash Interest Expense for such period.

      "Consolidated Net Income" means, for any period, the consolidated net after tax income of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP but (i) excluding (a) any extraordinary gains or losses (including gains or losses associated with the sale of Property and the related provision or accrual for taxes owed in connection with any extraordinary gain) and (b) any net income of a Subsidiary that is not a Subsidiary Guarantor and is not a Wholly Owned Subsidiary to the extent that such net income is attributable to minority interests in such Subsidiary, and (ii) including the portion of the net income attributable to minority interests, if any, in any Subsidiary Guarantor.

      "Consolidated Senior Leverage Ratio" means, for any Test Period or Calculation Period, as applicable, the ratio of (i) the difference of (a) Consolidated Total Indebtedness as of the last day of such period minus (b) Subordinated Indebtedness as of the last day of such period to (ii) Consolidated EBITDA for such period.

      "Consolidated Subsidiaries" means all Subsidiaries of the Borrower which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

      "Consolidated Total Indebtedness" means, at any time, the amount (not to be less than $0) equal to (a) the aggregate stated balance sheet amount of all Indebtedness (other than L/C Obligations) of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such date, as determined in accordance with GAAP, minus (b) the amount of cash and Cash Equivalents held by the Borrower and its Consolidated Subsidiaries at such time and which would appear on a consolidated balance sheet of the Borrower and the Subsidiaries as part of the consolidated assets of the Borrower; provided that if Revolving Loans are outstanding at such time then the amount of cash and Cash Equivalents deducted pursuant to this clause (b) shall not exceed $25,000,000.

      "Consolidated Total Leverage Ratio" means, for any Test Period or Calculation Period, as applicable, the ratio of (i) Consolidated Total Indebtedness as of the last day of such period to (ii) Consolidated EBITDA for such period.

      "Contingent Obligation" means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

      "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Borrower who: (1) was a member of such Board of Directors on the Closing Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

      "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

      "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

      "Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

      "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

      "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including a change of control event unless any rights of the holder in respect thereof are made subject to any applicable restrictions in the Borrower's debt documents), (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the final Maturity Date hereunder, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in
(i) above, in each case at any time prior to the first anniversary of the final Maturity Date hereunder.

      "Dividend" means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other Property) with respect to any Capital Stock of such Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to such Person's stockholders, partners or members (or the equivalent Persons thereof).

      "Dollar" and "$" mean lawful money of the United States.

      "Domestic Subsidiary" means each Subsidiary that is organized under the laws of any political subdivision of the United States.

      "Eligible Assets" has the meaning specified in Section 2.05(b)(iii).

      "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) with respect to Revolving Loans only, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include a Loan Party or any such Loan Party's Affiliates or Subsidiaries.

      "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or to any permit issued or any approval given under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment on account of Hazardous Materials.

      "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, legally binding and enforceable guideline, legally binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any legally binding and enforceable judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of the Subsidiaries, relating to the environment or Hazardous Materials, including, without limitation: CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and the Community Right-To-Know Act of 1986, 42 U.S.C.
Section 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C.
Section 5101 et seq.; and the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

      "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

      "Equity Plan" means any employment incentive plans, restricted stock plans, employee stock plans, employee stock option plans and similar plans and arrangements either (i) existing on the Closing Date (the "Existing Plans"),
(ii) on terms, taken as a whole, not materially more adverse to the interests of the Lenders than the Existing Plans or (iii) on terms reasonably satisfactory to the Administrative Agent.

      "ERISA" means the Employee Retirement Income Security Act of 1974 and any successor thereto.

      "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and

Sections 414(m) and (o) of the Code for purposes of provisions relating to
Section 412 of the Code).

      "Eurodollar Rate" means for any Interest Period with respect to a Eurodollar Rate Loan:

            (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

            (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

            (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

      "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

      "Event of Default" has the meaning specified in Section 9.01.

      "Excess Cash Flow" means, for any period, (a) (i) Adjusted Consolidated Net Income for such period, plus/minus (ii) the decrease or increase, if any, in Adjusted Consolidated Working Capital for such period, minus (b) the sum of (i) the amount of Consolidated Capital Expenditures (other than (x) Capital Expenditures made pursuant to Section 8.07(b)(i), (ii) and (v) and (y) each such Capital Expenditure to the extent financed with the proceeds of Indebtedness or pursuant to a Capital Lease or a Synthetic Lease) for such period, (ii) the aggregate amount of permanent principal payments or repurchases of Indebtedness for borrowed money of the Companies and the permanent repayment of Attributable Indebtedness in respect of Capital Leases and/or Synthetic Leases of the Companies (excluding (1) payments with proceeds of Asset Sales and Net Insurance/Condemnation Proceeds and (2) payments with the proceeds of other Indebtedness or equity or equity contributions) (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Aggregate Revolving Commitments) during such period, (iii) the aggregate amount of cash consideration paid for Permitted Acquisitions, other permitted Investments and Permitted Greenfield Construction Projects during such period,
(iv) payments to Holdings permitted pursuant to Section 8.03 to the extent not deducted in computing Adjusted Consolidated Net Income, (v) indemnification payments made to any of the Companies in connection with the Merger Agreement, and (vi) other expenditures made in Cash Equivalents permitted by this Agreement to the extent not deducted in computing Adjusted Consolidated Net Income.

      "Excess Cash Flow Payment Date" means the date occurring 90 days after the last day of each fiscal year of the Borrower (beginning with its fiscal year ending on September 30, 2005, and the first such date being December 29, 2005).

      "Excess Cash Flow Payment Period" means, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Exchange Senior Subordinated Notes" means Senior Subordinated Notes which are substantially identical securities to the Senior Subordinated Notes issued on or prior to the Closing Date, which Exchange Senior Subordinated Notes shall be issued pursuant to a registered exchange offer or private exchange offer for the Senior Subordinated Notes and pursuant to the Senior Subordinated Notes Indenture. In no event will the issuance of any Exchange Senior Subordinated Notes increase the aggregate principal amount of Senior Subordinated Notes then outstanding or otherwise result in an increase in an interest rate applicable to the Senior Subordinated Notes.

      "Excluded Subsidiaries" means a collective reference to (i) the Subsidiaries listed on Schedule 1.04, (ii) any Subsidiary (other than a Wholly Owned Domestic Subsidiary) of any Company, acquired pursuant to Section 8.05(xviii) and designated as an Excluded Subsidiary by the Borrower, and (iii) any Subsidiary (other than a Wholly Owned Domestic Subsidiary) of any Company, designated as an Excluded Subsidiary by the Borrower with the consent of the Required Lenders.

      "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise and excise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or any taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to
Section 3.01(a).

      "Existing Credit Agreement" has the meaning assigned to such term in the heading hereof.

      "Existing Indebtedness" means that certain Indebtedness of the Companies existing on the Closing Date as listed on Schedule 6.22 hereto.

      "Existing Letters of Credit" means the letters of credit issued for the account of Holdings and listed on Schedule 1.02.

      "Expenditure Use Amounts" means, as of any date of determination, the amount equal to the sum of (a) the Net Asset Sale Proceeds of all Asset Sales made pursuant to Section 8.02(vii)(d)(B), (b) the amount of all Dividends paid by the Borrower and the Subsidiaries pursuant to Sections 8.03(ii)(a) or 8.03(ix)(b), (c) the principal amount of Indebtedness incurred by the Borrower and the Subsidiaries pursuant to Sections 8.04(vi)(c)(2), 8.04(xii)(y)(3)(B) or 8.04(xiv)(b), (d) the Investments made pursuant to Section 8.05(xviii)(2) and
(e) all amounts utilized by the Borrower or any of the Subsidiaries to finance Capital Expenditures pursuant to Section 8.07(b)(v); provided, however, that any Expenditure Use Amounts previously made, paid, incurred or utilized pursuant to any subsection referenced above shall not be considered to be an Expenditure Use Amount solely with respect to any new determination under such subsection .

      "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower (unless otherwise provided in this Agreement).

      "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

      "Fee Letter" means the letter agreement, dated May 4, 2004, among the Sponsor, the Administrative Agent, the Arrangers, Banc of America Bridge LLC and CNA, as amended by a letter agreement dated May 17, 2004.

      "FIRREA" means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, as amended, including, without limitation, 12 CFR parts 34.41 to 34.47.

      "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

      "Foreign Subsidiary" means any Subsidiary that is not a Domestic
Subsidiary.

      "Foreign Wholly Owned Subsidiary" means each Wholly Owned Subsidiary that is not a Domestic Subsidiary.

      "FRB" means the Board of Governors of the Federal Reserve System of the United States.

      "Fully Satisfied" means, with respect to the Obligations at any time that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

      "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

      "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

      "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central
Bank).

      "Greenfield Construction Project" means, with respect to any Person, a project undertaken by such Person for the construction of a Hospital.

      "Guaranteed Obligations" means, without duplication, (i) all of the payment obligations of the Borrower to the Lenders, the L/C Issuer and the Administrative Agent, (ii) all of the payment obligations of Holdings to the L/C Issuer in respect of the Existing Letters of Credit, in each case whenever arising, under this Agreement, the Notes, the Security Documents or any of the other Loan Documents (including any interest accruing after the occurrence of any event set forth in Section 9.01(e) with respect to any Loan Party, regardless of whether such interest is an allowed claim under the Bankruptcy
Code) and (iii) all monetary liabilities and payment obligations owing from any Loan Party to any Lender, or any Affiliate of a Lender, whenever arising, under any Treasury Management Agreement, Interest Rate Protection Agreement or Other Hedging Agreement relating to the Obligations to the extent permitted hereunder.

      "Guarantors" means a collective reference to Holdings and the Subsidiary Guarantors, and "Guarantor" means any one of them. A list of the Guarantors as of the Closing Date is set forth on Schedule 1.01.

      "Guaranty" means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof and any other guaranty delivered pursuant to Section 7.11.

      "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated pursuant to any Environmental Law.

      "Health Choice" means Health Choice Arizona, Inc., a Delaware corporation.

      "HMO" means any health maintenance organization, managed care organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law.

      "HMO Business" means the business of owning and operating an HMO or other similar regulated entity or business.

      "Holdings" has the meaning specified in the heading hereof.

      "Holdings Consolidated Leverage Ratio" means, for any Calculation Period, the ratio of (a) the sum, without duplication, of the aggregate stated balance sheet amount of all Indebtedness of Holdings plus Consolidated Total Indebtedness as of the last day of such Calculation Period to (b) Consolidated EBITDA for such Calculation Period.

      "Holdings Merger" has the meaning specified in Section 8.02(xiii).

      "Holdings Preferred Stock" means the Series A Cumulative Convertible Preferred Stock issued by Holdings pursuant to the Holdings Preferred Stock Documents.

      "Holdings Preferred Stock Documents" means the documents executed and delivered in connection with the Holdings Preferred Stock.

      "Holdings Subordinated Indebtedness" shall have the meaning specified in Section 8.10.

      "Hospital" means a hospital, outpatient clinic, long-term care facility, medical office building or other facility, business or asset that is used or useful in or related to the provision of healthcare services.

      "Hospital Investment Program" means, with respect to any Subsidiary substantially all of the assets of which consist of one or more Hospitals, an offering by such Subsidiary for the sale or issuance of equity interests in such Subsidiary to any Hospital Investment Program Participants, provided that (i) after giving effect to such sale or issuance with respect to any Subsidiary, the Borrower directly or indirectly controls such Subsidiary and owns at least 65% of the economic interests of such Subsidiary, (ii) each such sale or issuance shall be for an amount at least equal to the Fair Market Value thereof, (iii) each such sale results in consideration at least 75% of which shall be in the form of cash (for such purpose, taking into account the amount of cash, the principal amount of any promissory notes and the Fair Market Value of any other consideration), (iv) the Net Asset Sale Proceeds therefrom are either applied to repay Loans as provided in Section 2.05(b)(iii) or reinvested in Eligible Assets to the extent permitted by Section 2.05(b)(iii), (v) each Hospital Investment Program Participant (A) acknowledges in writing in a manner reasonably satisfactory to the Administrative Agent that (x) the relevant Subsidiary has guaranteed the Guaranteed Obligations and has granted a security interest in its assets to secure such guaranty of the Guaranteed Obligations and (y) the documentation governing the Guaranteed Obligations restricts the ability of such Subsidiary to make distributions to such Hospital Investment Program Participant and (B) pledges all such equity interests acquired by such Hospital Program Participant to the Administrative Agent for the benefit of the Secured Parties as security for the Guaranteed Obligations in accordance with the requirements of Section 8.13, provided that, notwithstanding the foregoing, such pledge shall not be required (and, if effective, may be released) if such Hospital Program Participant grants to the Administrative Agent "drag along" rights with respect to a foreclosure on the Administrative Agent's pledge of shares in such Subsidiary (which "drag along" rights shall be granted pursuant to a "Drag Along" Rights Agreement substantially in the form of Exhibit F or otherwise in documentation in form and substance reasonably satisfactory to the Administrative Agent).

      "Hospital Investment Program Participants" means with respect to any Hospital, Persons interested in such Hospital including physicians, administrators and other Persons in the community in which such Hospital is located.

      "Hospital Swap" means, with respect to any Person, an exchange of (i)
(a) one or more Hospitals and/or Related Businesses owned or operated by such Person or (b) all of the Capital Stock held by such Person of any other Person owning or operating one or more Hospitals and/or Related Businesses for (ii) either (a) one or more Hospitals and/or Related Businesses owned or operated by a third Person or (b) either all of the Capital Stock held by a third person of any other Person or a majority of the Capital Stock of any other Person owning or operating one or more Hospitals and/or Related Businesses.

      "Incremental Term Loan" has the meaning specified in Section 2.01(c).

      "Incremental Term Loan Borrowing Date" shall mean, with respect to each Incremental Term Loan, the date on which such Incremental Term Loan is incurred pursuant to Section 2.01(c).

      "Incremental Term Loan Commitment" shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to
Section 2.01(c), in the principal amount set forth in the New Commitment Agreement or Assignment and Assumption, as applicable, pursuant to which such Lender becomes party hereto. The aggregate principal amount of the Incremental Term Loan Commitments as in effect on the Closing Date is ZERO DOLLARS ($0.00).

      "Incremental Term Note" shall have the meaning specified in Section
2.11(a).

      "Indebtedness" means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of Property or services,
(ii) the maximum amount available to be drawn under all letters of credit (other than commercial letters of credit) issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) the Attributable Indebtedness of such Person in respect of Capital Leases and/or Synthetic Leases, (iv) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (v) the net obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement, (vi) the outstanding principal amount of all obligations of such Persons under Securitization Transactions, (vii) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the final Maturity Date hereunder which repurchase obligations are related to the issuance thereof, (viii) all Indebtedness of the types described in clause (i),
(ii), (iii), (iv), (v), (vi), (vii), and (ix) of this definition secured by any Lien on any Property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective Property), (ix) all Contingent Obligations of such Person in respect of the types of Indebtedness described in clauses (i), (ii), (iii), (iv), (v), (vi), and (vii) of this definition, and (x) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. Notwithstanding the foregoing, Indebtedness shall not include obligations under Treasury Management Agreements, trade payables, accrued expenses and other current liabilities (other than in respect of borrowed money incurred by any person in accordance with its customary practices and in the ordinary course of business of such Person) or obligations under operating leases.

      "Indemnified Taxes" means Taxes other than Other Taxes and Excluded Taxes.

      "Indemnitee" has the meaning specified in Section 11.04.

      "Insurance Subsidiary" shall have the meaning provided in Section
8.05(xiv).

      "Interest Payment Date" means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

      "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

            (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

            (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (iii) no Interest Period shall extend beyond the applicable Maturity Date.

      "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

      "Investments" shall have the meaning provided in Section 8.05.

      "IRS" means the United States Internal Revenue Service.

      "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

      "Issuer Documents" means, with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

      "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit C hereto, executed and delivered by a Domestic Subsidiary (other than an Excluded Subsidiary) in accordance with the provisions of Section 7.11(c).

      "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

      "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

      "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date required by
Section 2.03(c)(i) or refinanced as a Borrowing of Revolving Loans.

      "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

      "L/C Issuer" means (i) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and (ii) with respect to the letters of credit identified on Schedule
1.02 as having been issued by CNA or an Affiliate therof, such term shall also include CNA or such Affiliate.

      "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For the purposes of computing the amount available to drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with
Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, then such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

      "Leased Properties" shall have the meaning provided in Section 7.11(e).

      "Leaseholds" means, in respect of any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

      "Lenders" means a collective reference to the Persons identified as "Lenders" on the signature pages hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.06 or a New Commitment Agreement in accordance with the terms of
Section 2.01(d), together with their respective successors, and "Lender" means any one of them, and, as the context requires, includes the Swingline Lender.

      "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

      "Letter of Credit" means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

      "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

      "Letter of Credit Expiration Date" means the day that is seven (7) days prior to the Maturity Date for Revolving Loans then in effect (or, if such day is not a Business Day, the next preceding Business Day).

      "Letter of Credit Fee" means, as applicable, the Commercial Letter of Credit Fee or the Standby Letter of Credit Fee.

      "Letter of Credit Sublimit" means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

      "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

      "Loan" means any extension of credit by a Lender to the Borrower under
Article II in the form of a Revolving Loan, a Tranche B Term Loan, an Incremental Term Loan or a Swingline Loan. The term "Loan" also shall mean, as appropriate, (i) any portion of the Revolving Loans bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date, (ii) any portion of the Tranche B Term Loan bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date and (iii) any portion of any Incremental Term Loan bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date.

      "Loan Documents" means this Agreement, each Note, each Letter of Credit, each Issuer Document, each Joinder Agreement, the Security Documents and the Fee Letter.

      "Loan Parties" means, collectively, the Borrower and each Guarantor.

      "Management Services Agreement" means the Management Services Agreement dated as of June 22, 2004, among the Borrower and certain of the Permitted Holders.

      "Margin Stock" shall have the meaning provided in Regulation U.

      "Material Adverse Effect" means (i) a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Loan Document or on the ability of any Loan Party to perform its obligation to them hereunder or under any other Loan Document, or (ii) a material adverse effect on the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole.

      "Material Default" means a Default under Section 9.01(a) or Section
9.01(e).

      "Material Indebtedness" means (i) the Senior Subordinated Notes, (ii) Permitted Subordinated Refinancing Indebtedness and (iii) any other Indebtedness of the Borrower or any Subsidiary the aggregate principal amount of which exceeds $5,000,000.

      "Maturity Date" means (i) as to the Revolving Loans, Letters of Credit (and the related L/C Obligations), June 22, 2010, (ii) as to the Tranche B Term Loan, June 22, 2011, and (c) as to each Incremental Term Loan, the maturity date for such Incremental Term Loan as set forth in the applicable New Commitment Agreement; provided that in no event shall the Maturity Date for any Incremental Term Loan be a date prior to June 22, 2011.

      "Merger Agreement" means the Agreement and Plan of Merger by and among the Sponsor, Titan Merger Corporation and Holdings dated as of May 4, 2004, as it may be amended on or prior to the Closing Date.

      "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

      "Mortgage" means all mortgages, deeds of trust, security deeds or like instruments granted by any Loan Party to the Administrative Agent, for the ratable benefit of the Secured Parties, to secure the obligations of the Loan Parties under the Loan Documents, as the same may be amended, modified and/or restated from time to time, and, after the execution and delivery thereof, shall include each Additional Mortgage, as amended, modified and/or restated from time to time.

      "Mortgage Instruments" shall have the meaning provided in Section
5.01(d).

      "Mortgage Policies" means mortgagee title insurance policies in connection with the Mortgaged Properties issued by a title company and in amounts reasonably satisfactory to the Administrative Agent.

      "Mortgaged Property" means all the Real Property owned or leased by the Borrower or any Guarantor and listed on Schedule 5.01(d) and, after the execution and delivery of any Additional Mortgage in accordance with Section 7.11(a) and, where applicable, Section 7.11(j), shall include the respective Additional Mortgaged Property.

      "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

      "Net Asset Sale Proceeds" means, with respect to any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 180 days after, the date of such sale, (ii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by a Lien on the respective assets which were sold, (iii) the estimated marginal increase in income taxes which will be payable by the Borrower's consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale and
(iv) distributions and other payments to holders of minority interests in the Person effecting such Asset Sale required to be made under the Organization Documents of such Person as a result of such Asset Sale or made as part of a ratable distribution or payment to all holders of the Capital Stock of Person in connection with such Asset Sale; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post closing adjustments (including indemnification payments) (to the extent the Borrower delivers to the Lenders a certificate signed by its chief financial officer or treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the day that all such post closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post closing adjustments payable by the Borrower or any of the Subsidiaries shall constitute Net Asset Sale Proceeds on such date. The parties hereto acknowledge and agree that Net Asset Sale Proceeds shall not include any trade in credits or purchase price reductions received by the Borrower or any of the Subsidiaries in connection with an exchange of assets for other assets. Notwithstanding anything to the contrary contained in this definition, the term "Net Asset Sale Proceeds" of any Asset Sale shall include any other amounts which constitute "Net Proceeds" (or any comparable term) of such transaction under, and as defined in, the Senior Subordinated Notes Documents and the documents evidencing or governing any other Subordinated Indebtedness.

      "Net Insurance/Condemnation Proceeds" means any cash payments or proceeds received by the Borrower or any of the Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of the Borrower or any of the Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and documented fees, expenses and costs incurred by the Borrower or any of the Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, including (i) income taxes reasonably estimated to be actually payable within two years of the date of receipt of such payments or proceeds as a result of any gain recognized in connection with the receipt of such payment or proceeds, (ii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by a Lien on the applicable Property which is the subject of such payments or proceeds, (iii) as a result of such payments, any distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures and (iv) in the event that a Subsidiary receives such payments and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such payments, the amount of dividends paid to any stockholder other than the Borrower or a Subsidiary.

      "New Commitment Agreement" has the meaning specified in Section
2.01(d).

      "Note" or "Notes" means the Revolving Notes, the Tranche B Term Notes and/or the Incremental Term Notes, individually or collectively, as appropriate.

      "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (ii) any Interest Rate Protection Agreement or Other Hedging Agreement of a any Loan Party to which a Lender or any Affiliate of such Lender is a party and (iii) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

      "Offering Memorandum" means the Offering Memorandum with respect to the Senior Subordinated Notes dated as of June 10, 2004, a copy of which is attached as Schedule 1.03 hereto.

      "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

      "Other Hedging Agreement" means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

      "Other Taxes" means all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies (other than Excluded Taxes) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

      "Outstanding Amount" means (i) with respect to Revolving Loans, Tranche
B Term Loans, Incremental Term Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Tranche B Term Loans, Incremental Term Loans and Swingline Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

      "Participant" has the meaning specified in Section 11.06(d).

      "Pension Plan" means any Plan that is subject to Section 412 of the Code or Title IV of ERISA.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Permitted Acquired Debt" shall have the meaning provided in Section 8.04(xii).

      "Permitted Acquisition" shall have the meaning provided in Section
8.05(ix).

      "Permitted Business" means (i) any business engaged in by the Borrower or any of the Subsidiaries on the Closing Date, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and the Subsidiaries are engaged on the Closing Date and (iii) any business in the healthcare industry.

      "Permitted Encumbrance" means, (a) with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, and (b) with respect to the Mortgaged Properties identified on Schedule 5.01(d) for which the Borrower is not required to comply with the requirements of clause (vi) of
Section 5.01(d) for the purposes of the Closing Date, and Real Property other than the Mortgaged Properties, such encumbrances that are of record as of the Closing Date; provided that all such exceptions shall also be acceptable to the Administrative Agent in its reasonable discretion.

      "Permitted Exchange" means an exchange of Property (other than Hospitals, Related Businesses and Capital Stock) which qualifies as a like-kind exchange pursuant to and in compliance with Section 1031 of the Code or any other substantially concurrent exchange of Property (other than Hospitals, Related Businesses and Capital Stock) of the Borrower or any of the Subsidiaries for Property (other than Hospitals, Related Businesses and Capital Stock) of another Person (other than the Borrower or a Subsidiary Guarantor) which are useful to the business of the Borrower or any of the Subsidiaries (with any Net Asset Sale Proceeds received in connection therewith being subject to Section 2.05(b)(iii)).

      "Permitted Expenditure Amount" means, as of any date of determination, the amount equal to (a) Qualified Equity Proceeds actually received by the Borrower after the Closing Date minus (b) the aggregate amount of Expenditure Use Amounts as of such date.

      "Permitted Greenfield Construction Project" shall have the meaning provided in Section 8.05(xiii).

      "Permitted Holders" means TPG Partners IV, L.P., JLL Partners Fund IV, L.P., Trimaran Fund Management, L.L.C. and their respective Affiliates.

      "Permitted Hospital Swap" shall have the meaning provided in Section 8.05(xix).

      "Permitted Liens" shall have the meaning provided in Section 8.01.

      "Permitted Refinancing Indebtedness" means any Indebtedness of the Borrower and the Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund Existing Indebtedness, Indebtedness incurred pursuant to Section 8.04(vi), 8.04(xii) or 8.04(xiv), or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (b) such refinancing or renewal does not add guarantors, obligors or security from that which applied to such Indebtedness being refinanced or renewed, (c) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus all accrued interest thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith), and (d) such refinancing or renewal Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being renewed or refinanced.

      "Permitted Sale-Leaseback Transaction" shall have the meaning provided in Section 8.02(viii).

      "Permitted Subordinated Refinancing Indebtedness" means Indebtedness of the Borrower issued or given in exchange for, or all the proceeds of which are used to refinance, any Subordinated Indebtedness permitted by or incurred pursuant to Section 8.04(ii) (and/or any Permitted Subordinated Refinancing Indebtedness in respect thereof), so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Senior Subordinated Notes (b) such refinancing does not
(i) add guarantors, obligors or security that are not guarantors, obligors or security with respect to this Agreement, or (ii) provide for the payment of interest at a rate greater than the rate applicable to the Indebtedness being refinanced, (c) the principal amount (or accreted value, if applicable) of such Permitted Subordinated Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus all accrued interest thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith), (d) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being refinanced and (e) all other terms of such refinancing (including, without limitation, with respect to the amortization schedules, redemption provisions, maturities, covenants, defaults and remedies), are not, taken as a whole, materially less favorable to the Borrower than those previously existing with respect to the Indebtedness being refinanced.

      "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

      "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is a Pension Plan, any ERISA Affiliate.

      "Principal Amortization Payment" means a principal payment on the Tranche B Term Loan as set forth in Section 2.07(c) or on the Incremental Term Loans as set forth in Section 2.07(d).

      "Pro Forma Basis" means, in connection with the calculation as of the applicable Calculation Date (utilizing the principles set forth in Section 1.03(c)) of Consolidated EBITDA, the Consolidated Interest Coverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Senior Leverage Ratio and/or the Holdings Consolidated Leverage Ratio in respect of a proposed transaction (a "Specified Transaction"), the making of such calculation after giving effect on a pro forma basis to:

            (i) the consummation (or, in the case of a Greenfield Construction Project, the commencement) of such Specified Transaction as of the first day of the applicable Calculation Period;

            (ii) the assumption, incurrence or issuance of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness, to finance Acquisitions or incurred in connection with a Hospital Swap) by any of the Companies (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);

            (iii) the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness) by any of the Companies (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;

            (iv) other than in connection with such Specified Transaction, the assumption, incurrence or issuance of any Indebtedness (other than revolving Indebtedness, except to the extent the same is (a) incurred to refinance other outstanding Indebtedness or (b) incurred to finance, or assumed or acquired in connection with, an Acquisition or a Hospital Swap) by any of the Companies after the first day of the applicable Calculation Period, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding); and

            (v) other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness) by any of the Companies after the first day of the applicable Calculation Period, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.

Notwithstanding anything to the contrary contained above in this definition:

            (1) in connection with any calculation under this definition for purposes of determining whether an Acquisition would constitute a Permitted Acquisition (but not for purposes of any other calculation or determination under this Agreement, including, without limitation, any subsequent calculation under this definition in respect of any other Specified Transaction), the amount of all related Acquisition Capital Expenditures that the Borrower or a Subsidiary is not contractually obligated to finance with Qualified Equity Proceeds under the terms of a written document entered into in connection with such Acquisition shall be deemed to be Indebtedness incurred on the first day of the applicable Calculation Period;

            (2) in connection with any calculation under this definition for purposes of determining whether a Greenfield Construction Project would constitute a Permitted Greenfield Construction Project (but not for purposes of any other calculation or determination under this Agreement, including, without limitation, any subsequent calculation under this definition in respect of any other Specified Transaction), the budgeted construction costs of such project that the Borrower or a Subsidiary is not contractually obligated to finance with Qualified Equity Proceeds under the terms of a written document entered into in connection with such Greenfield Construction Project, shall be deemed to be Indebtedness incurred on the first day of the applicable Calculation Period; and

            (3) in connection with any calculation under this definition for purposes of determining whether an Acquisition would constitute a Permitted Acquisition or whether a Greenfield Construction Project would constitute a Permitted Greenfield Construction Project, pro forma effect (as otherwise provided above) shall also be given for each of the following events or occurrences occurring in respect of any of the Companies (including any Person which became a Subsidiary after the applicable Calculation Period but on or prior to the applicable Calculation Date) after the applicable Calculation Period but on or prior to the applicable Calculation Date, in each case as if such event or occurrence had taken place on the first day of the applicable Calculation Period: (a) the assumption, incurrence or issuance of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness, to finance Acquisitions or incurred in connection with a Hospital Swap), (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness), (c) any Acquisition, (d) any Sale-Leaseback Transaction,
      (e) any Hospital Swap, (f) any Asset Sale, (g) any Permitted Exchange, and
      (h) the receipt of Qualified Equity Proceeds that (1) will not be used to finance the applicable Specified Transaction if such Specified Transaction is an Acquisition and (2) otherwise have not been committed to be used for any other purpose (in either case, with such Qualified Equity Proceeds being deemed to be cash on hand for purposes of this definition).

      "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Acquisition, merger, consolidation or disposition of assets that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Closing Date, (ii) were actually implemented by the business that was the subject of any such Acquisition, merger, consolidation or disposition within 12 months after the date of the Acquisition, merger, consolidation or disposition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Acquisition, merger, consolidation or disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the Acquisition, merger, consolidation or disposition and, in the case of each of
(i), (ii) and (iii), are described, as provided below, in an officers' certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by an officers' certificate delivered to the Administrative Agent from the Borrower's chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Qualified Equity Proceeds" means the net cash proceeds actually received by Holdings and contributed to the Borrower or received by the Borrower after the Closing Date from any sale or offering of, or capital contribution in respect of the Capital Stock of Holdings or the Borrower other than Disqualified Stock.

      "RCRA" means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. Section 6901 et seq.

      "Real Property" of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

      "Register" has the meaning specified in Section 11.06(c).

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

      "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

      "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

      "Related Business" means a healthcare business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, or the management, leasing or operation of, a Hospital.

      "Related Parties" means, with respect to any Person, such Person's Affiliates and the partner, directors, officers, employees, agents, trustees and advisors or such Person and of such Person's Affiliates.

      "Release" means the active or passive disposing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, leaking, dumping, migrating, and placing into or upon any land, water or air or otherwise into the environment.

      "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

      "Request for Credit Extension" means (a) with respect to a Committed Borrowing or a conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Notice.

      "Required Appraisal" shall have the meaning provided in Section
7.11(g).

      "Required Financial Information" means, with respect to each fiscal period or quarter of the Borrower, (a) the financial statements required to be delivered pursuant to Section 7.01(a) or Section 7.01(b) for such fiscal period or quarter, and (b) the certificate of an Authorized Officer of the Borrower required by Section 7.01(e) to be delivered with the financial statements described in clause (a) above.

      "Required Lenders" means, as of any date of determination, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments (and participations therein) and the outstanding Loans and L/C Obligations (and participations therein) or (b) if the Commitments have been terminated pursuant to Section 9.02, the outstanding Loans and L/C Obligations (and participations therein). The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

      "Revolving Commitment" means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

      "Revolving Loan" has the meaning specified in Section 2.01(a).

      "Revolving Note" has the meaning specified in Section 2.11(a).

      "Rocky Mountain" means Rocky Mountain Medical Center, Inc., a Delaware corporation.

      "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

      "Sale-Leaseback Transaction" means, with respect to any Person, any sale by such Person of any Property first acquired by such Person which Property is then leased back to such Person.

      "SEC" shall have the meaning provided in Section 7.01(g).

      "Secured Parties" shall have the meaning provided in the Security
Documents.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securitization Transaction" means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of the Borrower.

      "Security Agreement" means the Amended and Restated Security and Pledge agreement dated as of the Closing Date, executed in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) by each of the Loan Parties, as amended, modified, restated or supplemented from time to time.

      "Security Documents" means a collective reference to the Security Agreement, the Mortgage Instruments and, after the execution and delivery thereof, each Additional Mortgage and each Additional Security Document.

      "Senior Subordinated Notes" means (i) the subordinated notes issued by the Borrower and IASIS Capital Corporation pursuant to the Senior Subordinated Notes Indenture and (ii) the senior subordinated notes, if any, issued in exchange for such subordinated notes in an exchange offer pursuant to the Senior Subordinated Notes Indenture and on terms no less favorable to the Loan Parties or the Lenders than the Indebtedness under the Senior Subordinated Notes Documents.

      "Senior Subordinated Notes Documents" means the Senior Subordinated
Notes, the Senior Subordinated Notes Indenture and all other documents as may be executed and delivered in respect of the Senior Subordinated Notes and the Senior Subordinated Notes Indenture, in each case as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

      "Senior Subordinated Notes Indenture" means the indenture, dated as of the Closing Date, by and among the Borrower, the guarantors party thereto, and The Bank of New York Trust Company, N.A., as trustee, as such Senior Subordinated Note Indenture may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

      "Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course,
(c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

      "Sponsor" means IASIS Investment LLC, a Delaware limited liability company.

      "Standby Letter of Credit Fee" has the meaning specified in Section
2.03(i).

      "Subordinated Indebtedness" means (i) the Indebtedness of the Borrower incurred under the Senior Subordinated Notes Documents, (ii) any other Indebtedness of the Borrower which (a) is subordinated to the Obligations on terms no less favorable to the Loan Parties or the Lenders than the Indebtedness under the Senior Subordinated Notes Documents, as reasonably determined by the Administrative Agent, (b) is subject to covenants and default provisions relating to the

Borrower and the Subsidiaries that are not, when taken as a whole, more restrictive than the covenants and default provisions contained in the Senior Subordinated Notes Documents, as reasonably determined by the Administrative Agent, and (c) is not subject to any mandatory payments, prepayments, redemptions or repurchases of principal at any time prior to the date 180 days after the final Maturity Date hereunder and (iii) any Contingent Obligations of the Guarantors in respect of the Indebtedness of the Borrower described in clause (i) or (ii) above.

      "Subordinated Management Fees" means the management fees payable pursuant to the Management Services Agreement which in the event of a bankruptcy of the Borrower shall be subordinated to the prior payment in full, in cash, of all Obligations (including interest after the commencement of any bankruptcy proceeding at the Default Rate) and payment of which shall be suspended during the continuance of a payment default hereunder.

      "Subsidiary" means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, limited liability company, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Notwithstanding the foregoing (and except for the purposes of Section 8.05(xiv)), the Insurance Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of the other Subsidiaries for the purposes of this Agreement. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

      "Subsidiary Equity" has the meaning specified in the Security
Agreement.

      "Subsidiary Guarantor" means each Domestic Subsidiary party to this Agreement as of the Closing Date and each Domestic Subsidiary other than an Excluded Subsidiary that subsequently becomes a Subsidiary Guarantor by executing a Joinder Agreement as contemplated by Section 7.11(c).

      "Swingline" means the revolving credit facility made available by the Swingline Lender pursuant to Section 2.04.

      "Swingline Borrowing" means a borrowing of a Swingline Loan pursuant to
Section 2.04.

      "Swingline Lender" means Bank of America in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

      "Swingline Loan" has the meaning specified in Section 2.04(a).

      "Swingline Loan Notice" means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

      "Swingline Sublimit" means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

      "Syndication Proceeds" shall have the meaning provided in Section 2.05(b)(iii).

      "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under GAAP.

      "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto arising from any payment made hereunder or under any other Loan Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

      "Term Loans" shall mean each Tranche B Term Loan and each Incremental Term Loan.

      "Test Period" means the period of four consecutive fiscal quarters then last ended or then ending, in each case taken as one accounting period.

      "Total Revolving Outstandings" means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all L/C Obligations.

      "Tranche B Term Loan" has the meaning specified in Section 2.01(b).

      "Tranche B Term Loan Commitment" means, as to each Lender, its obligation to make its portion of the Tranche B Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender's name on Schedule 2.01, or in the Assignment and Assumption or New Commitment Agreement, as applicable, pursuant to which such Lender becomes a party hereto. The aggregate principal amount of the Tranche B Term Loan Commitments of all of the Lenders as in effect on the Closing Date is FOUR HUNDRED TWENTY FIVE MILLION DOLLARS ($425,000,000).

      "Tranche B Term Note" has the meaning specified in Section 2.11(a).

      "Transaction" means (a) the acquisition, pursuant to the Merger Agreement, of Holdings by the Sponsor through the merger of Titan Merger Corporation, a wholly-owned subsidiary of the Sponsor, with and into Holdings, with Holdings being the continuing or surviving corporation of such merger and becoming a wholly-owned subsidiary of the Sponsor, (b) the refinancing of substantially all of the Indebtedness of Holdings and its Subsidiaries existing at the time of the events described in the foregoing clause (a) (including, without limitation, pursuant to the tender offer to repurchase Holdings' outstanding 13% Senior Subordinated Notes due 2009 and 8.5% Senior Subordinated Notes due 2009), (c) the contribution by the Holdings of substantially all of its Property to the Borrower, and (d) all related financings, equity contributions and other transactions related thereto.

      "Treasury Management Agreement" means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

      "Type" means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

      "UCC" means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

      "Unfunded Current Liability" of any Pension Plan means the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of
Section 4044 of ERISA, exceeds the market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

      "United States" and "U.S." mean the United States of America.

      "Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

      "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

      "Wholly Owned Domestic Subsidiary" means a Wholly Owned Subsidiary that is a Domestic Subsidiary.

      "Wholly Owned Subsidiary" means any Person 100% of whose Capital Stock (other than director's qualifying shares) is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock (other than director's qualifying shares) is at the time owned, directly or indirectly, by the Borrower.

      1.02  OTHER INTERPRETIVE PROVISIONS.

      With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

            (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include,"

      "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns,
      (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof,
      (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

            (b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

            (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

      1.03  ACCOUNTING TERMS.

      (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

      (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

      (c) Effect of Certain Transactions on Financial Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations of Consolidated EBITDA, the Consolidated Interest Coverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Senior Leverage Ratio and/or the Holdings Consolidated Leverage Ratio hereunder, (i) after consummation of a disposition of any Person or Property pursuant to an Asset Sale, Hospital Swap, merger, consolidation or Permitted Exchange, (A) income statement items (whether positive or negative) attributable to the Property, business, division or product line or of the Person disposed of shall be excluded and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable Test Period or Calculation Period, as applicable, (ii) after consummation of any acquisition of any Person or Property pursuant to an Acquisition, merger, consolidation, Hospital Swap or Permitted Exchange, (A) income statement items (whether positive or negative) attributable to the Person or Property acquired in such transaction shall, to the extent not otherwise included in such income statement items for the Borrower and the Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations and (B) to the extent not retired in connection with such Acquisition, merger, consolidation, Hospital Swap or Permitted Exchange, as applicable, Indebtedness of the Person or Property acquired in such transaction shall be deemed to have been incurred as of the first day of the applicable period and (iii) after consummation of any Asset Sale, Hospital Swap, Acquisition, merger, consolidation or Permitted Exchange, any applicable Pro Forma Cost Savings relating to such transaction may be included.

      (d) Pre-Closing Date Calculations. All financial calculations hereunder regarding the Borrower and its Subsidiaries for periods prior to the Closing Date shall be based upon the consolidated financial statements of Holdings and its Subsidiaries.

      1.04  ROUNDING.

      Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

      1.05  TIMES OF DAY.

      Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable.

      1.06  LETTER OF CREDIT AMOUNTS.

      Unless otherwise specified, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases thereof, whether or not such maximum stated amount is in effect at such time.

                                ARTICLE II
                   THE COMMITMENTS AND CREDIT EXTENSIONS

      2.01  COMMITTED LOANS.

      (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender with a Revolving Commitment severally agrees to make loans (each such loan, a "Revolving Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans,
(i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swingline Loans, shall not exceed such Lender's Revolving Commitment. Within the limits of each Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05(a), and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

      (b) Tranche B Term Loan. Subject to the terms and conditions set forth herein, each Lender with a Tranche B Term Loan Commitment severally agrees to make its portion of a term loan (the "Tranche B Term Loan") to the Borrower on the Closing Date in an amount not to exceed such Lender's Tranche B Term Loan Commitment. Amounts repaid or prepaid on the Tranche B Term Loan may not be reborrowed. The Tranche B Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

      (c) Incremental Term Loans. Subject to the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment severally agrees, at any time after the Closing Date and prior to the Maturity Date applicable to Tranche B Term Loans, to make its portion of a term loan or term loans (each an "Incremental Term Loan" and, collectively, the "Incremental Term Loans") to the Borrower in an amount not to exceed such Lender's Incremental Term Loan Commitment. Incremental Term Loans shall be incurred on an Incremental Term Loan Borrowing Date, and amounts repaid or prepaid on the Incremental Term Loans may not be reborrowed. Each Incremental Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

      (d) Increases of the Tranche B Term Loan Commitments and Incremental Term Loan Commitments. The Borrower shall have the right from time to time on one or more occasions to increase the Tranche B Term Loan Commitments and/or Incremental Term Loan Commitments, in an amount not to exceed $300,000,000 in the aggregate for all such increases to the Tranche B Term Loan Commitments and/or Incremental Term Loan Commitments, subject, however, in any such case, to satisfaction of the following conditions precedent:

            (i) no Default exists on the date on which such increase is to become effective;

            (ii) the representations and warranties set forth in Article VI of this Agreement shall be true and correct in all material respects on and as of the date on which such increase the Tranche B Term Loan Commitments and/or Incremental Term Loan Commitments is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

            (iii) each such increase of the Tranche B Term Loan Commitments and/or Incremental Term Loan Commitments shall be an integral multiple of $5,000,000 and shall in no event be less than $10,000,000;

            (iv) such requested increase shall become effective on the date set forth in the applicable New Commitment Agreement, only to the extent that, on or before such date, (A) the Administrative Agent shall have received a corresponding amount of Additional Commitment(s) pursuant to a commitment letter(s) reasonably acceptable to the Administrative Agent from one or more lenders reasonably acceptable to the Administrative Agent and, with respect to any lender that is not at such time a Lender hereunder, the Borrower, (B) each such lender has executed an agreement in the form of Exhibit E hereto (each such agreement a "New Commitment Agreement"), accepted in writing therein by the Administrative Agent (and, with respect to any lender that is not at such time a Lender hereunder, the Borrower) and (C) the Administrative Agent shall have received from the Borrower a Committed Loan Notice with respect to the funding of such Additional Commitment;

            (v) with respect to each Incremental Term Loan, the Applicable Rate and Maturity Date with respect to such Incremental Term Loan shall be as set forth in the relevant New Commitment Agreement(s), and the commitment, upfront or other fees payable to any Lender providing an Additional Commitment shall be as set forth in the relevant New Commitment Agreement; provided that the Maturity Date for an Incremental Term Loan shall not be a date occurring prior to the Maturity Date applicable to the Tranche B Term Loan;

            (vi) the Administrative Agent shall have received all documents (including resolutions of the Board of Directors of the Borrower) it may reasonably request relating to the corporate or other necessary authority for and the validity of such Additional Commitments, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

            (vii) the Borrower or applicable Loan Party shall have purchased additional title insurance with respect to the Mortgaged Properties such that after giving effect to the funding of such Additional Commitment, the aggregate amount of title insurance on the Mortgaged Properties shall be an amount at least equal to the lesser of (a) the Fair Market Value of the Mortgaged Properties and (b) the outstanding amount of the Loans after giving effect to such increase; and

            (viii) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that the Indebtedness represented by any increase in the Tranche B Term Loan and/or any Incremental Term Loans made pursuant to this Section 2.01(d) (A) is permitted to be incurred under the documents evidencing or governing each class, series or tranche of Subordinated Indebtedness and (B) qualifies both as "Senior Debt" and "Designated Senior Debt" (or any comparable terms) under, and as defined in, the documents evidencing or governing each class, series or tranche of Subordinated Indebtedness.

      Upon the effectiveness of each increase in the Tranche B Term Loan pursuant to this Section 2.01(d) and/or each increase in the Incremental Term Loans occurring after the initial Incremental Term Loan Borrowing Date pursuant to this Section 2.01(d), (i) each Lender's Applicable Percentage with respect to each of the Tranche B Term Loan and the Initial Term Loans shall be automatically adjusted to give effect to such increase, provided that the amount of each Lender's Tranche B Term Loan Commitment and/or Incremental Term Loan Commitment (other than a Lender whose Tranche B Term Loan Commitment and/or Incremental Term Loan Commitment shall have been increased in connection with such increase) shall remain unchanged, (ii) the Administrative Agent and the Lenders will use all commercially reasonable efforts to assign and assume outstanding Tranche B Term Loans and Incremental Term Loans to conform the respective amounts thereof held by each Lender to their respective Applicable Percentages with respect to the Tranche B Term Loan and Incremental Term Loans, as so adjusted, it being understood that the parties hereto shall use commercially reasonable efforts to avoid prepayment or assignment of any affected Tranche B Term Loan or Incremental Term Loan that is a Eurodollar Rate Loan on a day other than the last day of the Interest Period applicable thereto and (iii) beginning with the date of the next Principal Amortization Payment next succeeding the date of such increase, the amount of each Principal Amortization Payment on the Tranche B Term Loans and Incremental Term Loans shall be increased by the minimum amount that, when allocated ratably (based on outstandings) among all of the Lenders holding, as applicable, Tranche B Term Loans and Incremental Term Loans immediately after giving effect to such increase in the Tranche B Term Loan Commitments and/or Incremental Term Loan Commitments, would provide (in the absence of any intervening assignments) for each of the Lenders holding Tranche B Term Loans and/or Incremental Term Loans immediately prior to giving effect to such increase in the Tranche B Term Commitments and/or Incremental Term Loan Commitments to receive in connection with such Principal Amortization Payment an amount at least equal to the amount that such Lender would have received had such increase in the Tranche B Term Loan Commitments and/or Incremental Term Loan Commitments (and the corresponding adjustment to such Principal Amortization Payment pursuant to this Section 2.01(d)) not taken place. In addition, for every $100,000,000 increase in the aggregate Commitments hereunder that occurs as a result of an increase in the Tranche B Term Loan Commitment and/or Incremental Term Loan Commitment pursuant to this Section 2.01(d), the annual administrative agency fee payable by the Borrower to the Administrative Agent pursuant to the Fee Letter shall increase by an additional $25,000.

      At such time as the Borrower has received and accepted Additional Commitments in an aggregate amount equal to $300,000,000, the Borrower's ability to solicit and accept commitments pursuant to this Section 2.01(d) automatically shall terminate.

      2.02  BORROWINGS, CONVERSIONS AND CONTINUATIONS OF COMMITTED LOANS.

      (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the irrevocable notice from the Borrower to the Administrative Agent, which may be given by telephone (provided that such telephonic notice complies with the information requirements of the form of Committed Loan Notice attached hereto). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that all Borrowings made on the Closing Date shall be made as Base Rate Loans; and, provided, further, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of "Interest Period", the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by an Authorized Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall (i) specify (A) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),
(C) the principal amount of Committed Loans to be borrowed, converted or continued, (D) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto, and (ii) if the applicable Borrowing is a Borrowing of Revolving Loans, contain a certification that the incurrence of such Borrowing is permitted under Section 4.09(b)(1) of the Senior Subordinated Notes Indenture (and the comparable provision contained in the documents evidencing or governing any other Subordinated Indebtedness). If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

      (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

      (c) Subject to Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans having Interest Periods greater than one month without the consent of the Required Lenders. During the existence of an Event of Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

      (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

      (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than (i) ten (10) Interest Periods in effect with respect to Revolving Loans, and (ii) ten (10) Interest Periods in effect with respect to the Tranche B Term Loans, and (iii) ten (10) Interest Periods in effect with respect to the Incremental Term Loans

      2.03  LETTERS OF CREDIT.

      (a)   The Letter of Credit Commitment.

            (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any of the Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any of the Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender's Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in clauses (x) and (z) in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

            (ii)  The L/C Issuer shall not issue any Letter of Credit if:

                  (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

                  (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

            (iii) The L/C Issuer shall not be under any obligation to issue any
                  Letter of Credit if:

                  (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C

                        Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

                  (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

                  (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

                  (D) such Letter of Credit is to be denominated in a currency other than Dollars; or

                  (E)   a default of any Lender's obligations to fund under
                        Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer's risk with respect to such Lender.

            (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

            (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

            (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

      (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit; Auto-Reinstatement Letters of Credit.

            (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and
      (4) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

            (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the applicable conditions contained in Article V shall not then be satisfied, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.

            (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

            (iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an "Auto-Reinstatement Letter of Credit"). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the "Non-Reinstatement Deadline"), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in
      Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

            (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

      (c)   Drawings and Reimbursements; Funding of Participations.

            (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof and of the applicable Honor Date (defined below). Not later than 11:00 a.m. on the Business Day immediately succeeding the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing with interest on the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

            (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

            (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.02 (other than delivery of a Committed Loan Notice) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

            (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

            (v) Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

            (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause
      (vi) shall be conclusive absent manifest error.

      (d)   Repayment of Participations.

            (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

            (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

      (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

            (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

            (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

            (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

            (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

            (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

      The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

      (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

      (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligations for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05(b)(viii) and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05(b)(vii) and Section 9.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the

Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.

      (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

      (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage (i) for each commercial Letter of Credit, a letter of credit fee (the "Commercial Letter of Credit Fee") equal to 50% of the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), and
(ii) for each standby Letter of Credit, a letter of credit fee (the "Standby Letter of Credit Fee") equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit). For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section
1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

      (j) Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee
(i) with respect to each Letter of Credit equal to 0.25%, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby letter of credit equal to 0.25%, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

      (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

      (l) Letters of Credit Issued for Subsidiaries or Holdings. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or, with respect to the Existing Letters of Credit, Holdings, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries, and the continuance of the Existing Letters of Credit for the account of Holdings, inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of Holdings and such Subsidiaries.

      2.04  SWINGLINE LOANS.

      (a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans (each such loan, a "Swingline Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans, the Term Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) with respect to each Lender other than the Swingline Lender, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender's Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Swingline Loan.

      (b) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower's irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 11:00 a.m. on the requested borrowing date, and shall (i) specify (A) the amount to be borrowed, which shall be a minimum of $100,000, and (B) the requested borrowing date, which shall be a Business Day, and (ii) contain a certification that the incurrence of such Swingline Borrowing is permitted under Section 4.09(b)(1) of the Senior

Subordinated Notes Indenture (and the comparable provision contained in the documents evidencing or governing any other Subordinated Indebtedness). Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by an Authorized Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 12:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 1:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower in immediately available funds.

      (c)   Refinancing of Swingline Loans.

            (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Revolving Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent's Office not later than 10:00 a.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

            (ii) If for any reason any Swingline Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender's payment to the

      Administrative Agent for the account of the Swingline Lender pursuant to
      Section 2.04(c)(i) shall be deemed payment in respect of such participation.

            (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

            (iv) Each Lender's obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this
      Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

      (d)   Repayment of Participations.

            (i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swingline Lender.

            (ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section
      11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

      (e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

      (f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

      2.05  PREPAYMENTS.

      (a)   Voluntary Prepayments of Loans.

            (i) Committed Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time (i) voluntarily prepay Base Rate Committed Loans in whole or in part without premium or penalty, and
      (ii) subject to Section 3.05 hereof, voluntarily prepay Eurodollar Rate Loans in whole or in part on the last day of the applicable Interest Period without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and
      (B) on the date of prepayment of Base Rate Loans; (ii) any voluntary prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (iii) any voluntary prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (iv) any voluntary prepayment of a Committed Borrowing consisting of Tranche B Term Loans or Incremental Term Loans shall be applied pro rata among the Loans comprising such Borrowing (in each case to remaining Principal Amortization Payments in such manner as the Borrower shall elect). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

            (ii) Swingline Loans. The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

      (b)   Mandatory Prepayments.

            (i) Aggregate Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Letter of Credit Sublimit.

            (ii) Debt Transactions. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.05(b), on each date upon which any Company receives any proceeds from any incurrence by such Company of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 8.04), an amount equal to the cash proceeds (net of underwriting discounts and commissions and other fees, expenses and costs associated therewith including, without limitation, legal fees and expenses) of the respective incurrence of Indebtedness shall be applied as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Section 2.05(b)(vii).

            (iii) Asset Sales. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.05(b), within five Business Days after each date upon which any Company receives any Net Asset Sale Proceeds, an amount equal to 100% of such Net Asset Sale Proceeds shall be applied as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Section 2.05(b)(vii), provided that the Net Asset Sale Proceeds received by any Company in connection with any Asset Sale (including the proceeds of a Permitted Sale-Leaseback Transaction and any proceeds received in connection with a Permitted Exchange or a Permitted Hospital Swap) shall not give rise to a mandatory repayment so long as (i) no Material Default or Event of Default shall have occurred and be continuing on the date of receipt of such Net Asset Sale Proceeds, (ii) either (x) the aggregate amount of Net Asset Sale Proceeds not applied pursuant to this proviso does not exceed (A) with respect to Net Asset Sale Proceeds in connection with Permitted Sale-Leaseback Transactions, $50,000,000 in the aggregate,
      (B) with respect to Net Asset Sale Proceeds in connection with the sale or issuance of equity interests in Subsidiaries to Hospital Investment Program Participants ("Syndication Proceeds"), $25,000,000 per fiscal year, and (C) with respect to all other Net Asset Sale Proceeds (including Syndication Proceeds in excess of $25,000,000 in such fiscal year), $35,000,000 per fiscal year; provided further that Net Asset Sales Proceeds shall only be applied as a mandatory repayment of outstanding Loans in accordance with the requirements of Section 2.05(b)(vii) to the extent such proceeds exceed the applicable amounts specified in clauses
      (A), (B) and (C), or (y) if such Net Asset Sale Proceeds result from a Permitted Exchange or a Permitted Hospital Swap, such proceeds are reinvested in accordance with the provisions of the immediately following clause (iii), and (iii) the Borrower delivers an officer's certificate to the Administrative Agent within five Business Days after the date of receipt of such Net Asset Sale Proceeds stating that the conditions set forth in clauses (i) and (ii) are satisfied and that an amount equal to such Net Asset Sale Proceeds shall be (A) used to purchase equipment or other Property (or make improvements to existing Property) useful in a Permitted Business (including Capital Stock of a Person engaged in such business) of the Borrower and the Subsidiaries (such Property being "Eligible Assets") or (B) invested in a Permitted Greenfield Construction Project, within (x) 730 days if the proposed reinvestment is a Permitted Greenfield Construction Project, or (y) in all other cases, 365 days following the date of receipt of such Net Asset Sale Proceeds (which certificate shall set forth (or if not set forth in such certificate, in an additional certificate to be delivered within thirty days after the date of receipt of such Net Asset Sale Proceeds) the estimates of the proceeds to be so expended and such other information with respect to such reinvestment as the Administrative Agent may reasonably request); provided, however, that in either case the Borrower or applicable Subsidiary shall have three (3) years following the date of receipt of such Net Asset Sale Proceeds to complete such purchase of Eligible Assets or investment in a Permitted Greenfield Construction Project, as applicable, if (w) the intended purchase or improvement or Permitted Greenfield Construction Project, as applicable, cannot be completed within such 365 day or 730 day period, as applicable, (x) the Borrower or the applicable Subsidiary, during the 365 day period after its receipt of such Net Asset Sale Proceeds, has entered into binding commitments with third parties to complete such purchase or improvement or Permitted Greenfield Construction Project, (y) the Borrower or such Subsidiary pursues the completion of such purchase or improvement or Permitted Greenfield Construction Project and (z) the Borrower, during the 365 day period after its receipt of such Net Asset Sale Proceeds, delivers an officer's certificate to the Administrative Agent certifying as to compliance with clause (w) through (y) of this proviso; and provided further, that if all or any portion of such Net Asset Sale Proceeds referred to in preceding proviso are not so used within the 365 day, 730 day or three (3) year period, as applicable, following the date of the respective receipt of such Net Asset Sale Proceeds, such remaining portion not so used shall be applied on such 365th day, 730th day or last day of the three (3) year period, as applicable (or, if such date shall not be a Business Day, the immediately preceding Business Day) as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Section 2.05(b)(vii); provided that so long as no Material Default or Event of Default shall have occurred and be continuing, no mandatory repayment shall be required hereunder until the aggregate amount of Net Asset Sale Proceeds which have not previously been applied as a mandatory repayment equals at least $5,000,000. If the Borrower is required to apply any portion of asset sale proceeds to prepay or offer to prepay Indebtedness evidenced by the Senior Subordinated Notes or Permitted Subordinated Refinancing Indebtedness (under the terms of the Senior Subordinated Notes Indenture or the documentation relating thereto, as the case may be), then notwithstanding anything contained in this Agreement to the contrary the Borrower shall apply (or cause to be applied) such asset sale proceeds as a mandatory prepayment of the principal of the outstanding Loans in accordance with requirements of
      Section 2.05(b)(vii).

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

            (iv) Insurance/Condemnation Proceeds. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.05(b), within 10 Business Days (or such greater time, not to exceed 60 days, as is acceptable to the Administrative Agent) following each date on which any Company receives any Net Insurance/Condemnation Proceeds, an amount equal to 100% of such Net Insurance/Condemnation Proceeds shall be applied as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Section 2.05(b)(vii); provided that Net Insurance/Condemnation Proceeds received by the Companies shall not give rise to a mandatory repayment within such 10 Business Day period (or such greater time, not to exceed 60 days, as is acceptable to the Administrative Agent) so long as (i) no Material Default or Event of Default shall have occurred and be continuing and (ii) to the extent that the Borrower delivers an officer's certificate to the Administrative Agent within such 10 Business Day period (or such greater time, not to exceed 60 days, as is acceptable to the Administrative Agent) stating that such Net Insurance/Condemnation Proceeds have been or are intended to be used within 365 days of such date of receipt of such Net Insurance/Condemnation Proceeds to replace, repair or restore any Property in respect of which such Net Insurance/Condemnation Proceeds were paid or to purchase Eligible Assets; provided that the Borrower or applicable Subsidiary shall have three (3) years following the date of receipt of such Net Insurance/Condemnation Proceeds to complete such replacement, repair or restoration if (w) the intended replacement, repair or restoration cannot be completed within such 365 day period, (x) the Borrower or such Subsidiary, during such 365 day period, has entered into binding commitments with third parties to complete such replacement, repair or restoration, (y) the Borrower or such Subsidiary diligently pursues the completion of such replacement, repair or restoration and (z) the Borrower, during such 365 day period, delivers an officer's certificate to the Administrative Agent certifying as to compliance with clause (w) through (y) of this proviso. If all or any portion of such Net Insurance/Condemnation Proceeds not required to be applied as a mandatory repayment pursuant to the preceding proviso are not so used within 365 days or three (3) years, as the case may be, after the date of the receipt of such Net Insurance/Condemnation Proceeds, then such remaining portion not so used shall be applied on the last day of such 365 day or three year period, as the case may be (or, if such day shall not be a Business Day, the immediately preceding Business Day), to prepay Loans in accordance with the requirements of Section 2.05(b)(vii); provided that so long as no Material Default or Event of Default shall have occurred and be continuing, a mandatory prepayment shall be required pursuant to this
      Section 2.05(b)(iv) only (x) if the aggregate amount of Net Insurance/Condemnation Proceeds from any event or series of related events exceeds $250,000 and (y) when the aggregate amount of Net Insurance/Condemnation Proceeds from such an event or related series of events specified in the preceding clause (x) which have not been previously applied as a mandatory repayment equals at least $5,000,000.

            (v) Equity Transactions. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.05(b), on each date upon which the Borrower and/or Holdings receives any cash proceeds from an initial public offering of its equity, an amount of such cash proceeds (net of underwriting discounts or placement discounts and commissions and other reasonable fees and costs associated therewith) equal to (i) $50,000,000 or (ii) any lesser amount which upon application in accordance with the requirements of Section 2.05(b)(vii) would result in a Consolidated Senior Leverage Ratio of less than or equal to 2.5:1.0 after giving effect thereto on a Pro Forma Basis, shall be applied as a mandatory repayment of principal of outstanding Loans in accordance with the requirements set forth below in this Section 2.05(b)(v) and in Section 2.05(b)(vii). For the purposes of clarification, the requirements of this
      Section 2.05(b)(v) shall not apply to (i) an issuance of Capital Stock of the Borrower and/or Holdings to the Permitted Holders and their Related Parties or (ii) any issuance of the Capital Stock of the Borrower and/or Holdings following an initial public offering thereof.

            (vi) Excess Cash Flow. In addition to any other mandatory repayments pursuant to this Section 2.05(b), on each Excess Cash Flow Payment Date, an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the relevant Excess Cash Flow Payment Period shall be applied as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Section 2.05(b)(vii).

            (vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

                  (A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), to Revolving Loans and (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations;

                  (B) with respect to all amounts prepaid pursuant to Section 2.05(b)(ii), (iii), (iv), (v) or (vi):

                        (1) until the Term Loans has been paid in full, to prepay the Term Loans, with each such prepayment to be applied to the Tranche B Term Loan and the Incremental Term Loans on a pro rata basis (based upon the then outstanding principal amount of the Tranche B Term Loan and the Incremental Term Loans), and pro rata among the Loans comprising such Borrowing (in each case with each such prepayment applied (x) first, to the next four (4) Principal Amortization Payments in direct order of maturities thereof and (y) second, ratably to the remaining Principal Amortization Payments) (unless the Borrower notifies the Administrative Agent that it does not desire such direct order of application, in which event such prepayment shall be applied ratably to the then remaining Principal Amortization Payments after giving effect to all prior reductions thereto); and

                        (2) after the Term Loans have been paid in full, to prepay any outstanding Revolving Loans (with a corresponding reduction of the Aggregate Revolving Commitments) and, after all Revolving Loans have been repaid, to Cash Collateralize L/C Obligations by a corresponding amount.

            Prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to
            Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

            (viii) Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

      2.06  TERMINATION OR REDUCTION OF COMMITMENTS.

      (a) Voluntary Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or Swingline Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

      (b) Mandatory Reductions. The Aggregate Revolving Commitments automatically shall be permanently reduced from time to time in accordance with the terms of Section 2.05(b)(vii). The Tranche B Term Loan Commitment and/or Incremental Term Loan Commitment of each Lender, if any, shall automatically terminate at such time as such Lender shall have made available to the Borrower such Lender's share of the Tranche B Term Loan and/or Incremental Term Loan, as applicable.

      (c) General. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

      2.07  REPAYMENT OF LOANS.

      (a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

      (b) Tranche B Term Loan. The Borrower shall repay the outstanding principal amount of the Tranche B Term Loan in twenty-seven (27) consecutive quarterly installments, commencing on September 30, 2004 (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), with a final payment on the Maturity Date, unless accelerated sooner pursuant to Section 9.02, as set forth in the following table:

                                         PRINCIPAL AMORTIZATION
        PAYMENT DATES                            PAYMENT
        -------------                            -------
September 30, 2004 through
        June 30, 2010                          $ 1,062,500

September 30, 2010 through
        March 31, 2011                         $99,875,000

        Maturity Date                         Unpaid Balance

      (c) Incremental Term Loans. The Borrower shall repay the outstanding principal amount of each Incremental Term Loan (i) for each year of the term thereof other than the last year of such term, in consecutive quarterly installments in an amount equal to 0.25% of the aggregate principal amount of such Incremental Term Loan, payable on the last Business Day of March, June, September and December, commencing on the first such date to occur after the applicable Incremental Term Loan Borrowing Date, and (ii) during the last year of the term thereof, in three consecutive quarterly installments equal to 25% of the then outstanding aggregate principal balance, payable on the last Business Day of March, June, September and December of such year, as applicable, and final payment on the applicable Maturity Date of the then outstanding principal balance (unless accelerated sooner pursuant to Section 9.02).

      (d) Swingline Loans. Unless previously refinanced pursuant to Section 2.04(c), the Borrower shall repay each Swingline Loan on the earlier to occur of
(i) the date that is ten Business Days after such Loan is made and (ii) the Maturity Date.

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      2.08  INTEREST.

      (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

      (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

            (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, unless otherwise agreed to by the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

            (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

      (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

      2.09  FEES.

      In addition to certain fees described in subsections (i) and (j) of
Section 2.03:

            (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date applicable to Revolving Loans. The commitment fee shall be

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

      calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

            (b)   Other Fees.

                  (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

                  (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

      2.10  COMPUTATION OF INTEREST AND FEES.

      All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

      2.11  EVIDENCE OF DEBT.

      (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note which shall evidence such Lender's Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit B-1 (a "Revolving Note"), (ii) in the case of the Tranche B Term Loan, be in the form of Exhibit B-2 (a "Tranche B Term Note"), and (iii) in the case of each Incremental Term Loan, be in the form of Exhibit B-3 (an "Incremental Term

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Note"). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

      (b)   In addition to the accounts and records referred to in subsection
(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

      2.12  PAYMENTS GENERALLY; ADMINISTRATIVE AGENT'S CLAWBACK.

      (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

      (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall

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

be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

      (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

      A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

      (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

      (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or make its payment pursuant to Section 11.04(c).

      (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

      2.13  SHARING OF PAYMENTS BY LENDERS.

      If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or

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

the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

            (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

            (ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

                                ARTICLE III
                  TAXES, YIELD PROTECTION AND ILLEGALITY

      3.01  TAXES.

      (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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

      (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

      (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefore in writing, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

      (d) Evidence of Payments. Within 45 days after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

      Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

            (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

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            (ii)  duly completed copies of Internal Revenue Service Form W-8ECI,

            (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

            (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

      No person that would be a Foreign Lender may become a Lender unless, at the time it becomes a Lender, it delivers evidence to the Administrative Agent of exemption from United States Federal withholding tax.

      (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

      3.02  ILLEGALITY.

      If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the

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Administrative Agent, any obligation of such Lender to make or continue
Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

      3.03  INABILITY TO DETERMINE RATES.

      If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

      3.04  INCREASED COSTS.

(a)   Increased Costs Generally. If any Change in Law shall:

      (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against Property of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

      (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

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

      (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

      (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

      (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

      (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this
Section 3.04 shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive,

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

then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

      (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

      3.05  COMPENSATION FOR LOSSES.

      Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

            (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

            (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

            (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

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      3.06  MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

      (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to
Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment
(i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

      (b)   Replacement of Lenders. If any Lender requests compensation under
Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

      3.07  SURVIVAL.

      All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

                                ARTICLE IV
                                 GUARANTY

      4.01  THE GUARANTY.

      Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into an Interest Rate Protection Agreement, Other Hedging Agreement or Treasury Management Agreement, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

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      Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under any Debtor Relief Laws or any comparable provisions of any applicable state law.

      4.02  OBLIGATIONS UNCONDITIONAL.

      The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees, to the fullest extent permitted by Applicable Law that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

            (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

            (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Interest Rate Protection Agreement, Other Hedging Agreement or Treasury Management Agreement between any Company and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Management Agreements, shall be done or omitted;

            (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Interest Rate Protection Agreement, Other Hedging Agreement or Treasury Management Agreement between any Company and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Management Agreements, shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

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            (d)   any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

            (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

      With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Interest Rate Protection Agreement, Other Hedging Agreement or Treasury Management Agreement between any Company and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Management Agreements or against any other Person under any other guarantee of, or security for, any of the Obligations.

      4.03  REINSTATEMENT.

      The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

      4.04  CERTAIN ADDITIONAL WAIVERS.

      Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

      4.05  REMEDIES.

      The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by

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any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

      4.06  RIGHTS OF CONTRIBUTION.

      The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.

      4.07  GUARANTEE OF PAYMENT; CONTINUING GUARANTEE.

      The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

                                 ARTICLE V
                 CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

      5.01  CONDITIONS OF CLOSING DATE AND INITIAL CREDIT EXTENSION.

      The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

            (a) Loan Documents, Organization Documents, Etc. The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party (if applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

                  (i) executed counterparts of this Agreement and the other Loan Documents;

                  (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

                  (iii) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where

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            applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

                  (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

                  (v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) if different, the jurisdiction where such Loan Party conducts its primary business operations.

            (b) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

                  (i) a legal opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel for the Loan Parties;

                  (ii) a legal opinion of Bass, Berry & Sims PLC, special counsel for the Loan Parties;

                  (iii) a legal opinion of Richards, Layton & Finger, PA,
            special Delaware counsel for the Loan Parties organized in Delaware; and

                  (iv) a legal opinion of special local counsel for the Loan Parties for each state in which any Mortgaged Property is located.

            (c) Personal Property Collateral. The Administrative Agent shall have received:

                  (i) searches of UCC filings in the jurisdiction of the chief executive office of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions evidencing that no Liens capable of perfection by filing UCC financing statements exist other than Permitted Liens;

                  (ii) UCC financing statements in appropriate form for filing in each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

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                  (iii) searches of ownership of, and Liens on, intellectual
            Property of each Loan Party in the appropriate governmental offices;

                  (iv) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

                  (v) duly executed notices for filing with the United States Patent and Trademark Office and United States Copyright Office of the grant of security interest in patents, trademarks and/or copyrights, each in the form required by the Security Agreement as are necessary, in the Administrative Agent's reasonably discretion, to perfect the Administrative Agent's security interest in the Collateral; and

                  (vi) all instruments and chattel paper in the possession of any of the Loan Parties that are required to be delivered pursuant to the Security Agreement, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's security interest in the Collateral.

            (d) Real Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent: (i) fully executed counterparts of Mortgages (each a "Mortgage Instrument" and, collectively, the "Mortgage Instruments") on the Real Properties identified on Schedule 5.01(d) in form and substance reasonably satisfactory to the Administrative Agent, which are necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively maintain a valid and enforceable first priority mortgage lien that secures the facilities provided for herein on each Mortgaged Property (subject only to Permitted Liens) in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, (ii) other than as noted on Schedule 5.01(d), copies of all existing ALTA surveys of each of the Mortgaged Properties by registered engineers or land surveyors in the possession of the Borrower, (iii) copies of all existing appraisals of the Mortgaged Properties in the possession of the Loan Parties, (iv) access upon request to copies of all material existing environmental reports and other material environmental documentation, if any, relating to the Mortgaged Properties in the possession of the Borrower, (v) evidence satisfactory to the Administrative Agent that counterparts of each Mortgage Instrument have been delivered to the title company insuring the mortgage liens for recording, (vi) other than as noted on Schedule 5.01(d), either endorsements to the existing Mortgage Policies or new Mortgage Policies assuring the Administrative Agent that each Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the respective Mortgaged Property, free and clear of all defects, encumbrances (except for Permitted Encumbrances) and liens (except for Permitted Liens), (vii) evidence as to (x) whether any Mortgaged Property is

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      in an area designated by the Federal Emergency Management Agency as having flood or mud slide hazards (a "Flood Hazard Property") and (y) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program and (2) the applicable Loan Party's written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (viii) from local counsel satisfactory to the Administrative Agent, opinions each of which (x) shall be addressed to the Administrative Agent, the Administrative Agent and each of the Lenders,
      (y) shall be in form and substance reasonably satisfactory to the Administrative Agent and (z) shall cover the perfection of security interests granted pursuant to the Mortgage Instruments and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

            (e) Availability. After giving effect to the Transaction, the Total Revolving Outstandings (not including the Existing Letters of Credit) on the Closing Date shall not exceed $10,000,000.

            (f) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender loss payee (in the case of hazard insurance) on behalf of the Lenders.

            (g) Government Consent. Receipt by the Administrative Agent of evidence that all governmental, shareholder and material third party consents and approvals necessary or desirable in connection with the Transaction have been obtained and all applicable waiting periods have expired (including Hart-Scott-Rodino clearance) without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Transaction or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Administrative Agent could have such effect.

            (h) Consummation of Transaction. Contemporaneously with the initial Credit Extension, the Transaction shall be consummated in accordance with the terms of the Merger Agreement and in material compliance with applicable law and regulatory approvals, all material conditions precedent to the obligations of the buyer under the Merger Agreement shall have been satisfied and the Administrative Agent shall be satisfied that (i) Holdings shall have received not less than $580 million in cash and rollover securities from the Sponsor (of which at least $430 million in cash shall come from Texas Pacific Group or an affiliate thereof), (ii) the Borrower shall receive gross proceeds of at least $475 million from the issuance by the Borrower of the Senior Subordinated Notes, all on terms described in the Offering Memorandum and (iii) after giving effect to the Transaction, including the application on the Closing Date of the

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      proceeds of the related financings and equity contributions, the Companies shall have no Indebtedness except for Indebtedness permitted under Section
      8.04. The Merger Agreement shall not have been altered, amended or otherwise changed or supplemented in any material respect, or any material condition therein waived, without the prior written consent of the Administrative Agent. The Administrative Agent shall have received (i) a copy, certified by an Authorized Officer of Holdings as true and complete, of the Merger Agreement as originally executed and delivered, together with all exhibits and schedules and (ii) a copy, certified by an Authorized Officer of the Borrower as true and complete, of the Senior Subordinated Note Indenture as originally executed and delivered, together with all exhibits and schedules thereto.

            (i) Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that (A) the conditions specified in
      Section 5.02(a) and (b) have been satisfied, (B) the Tranche B Term Loans were incurred pursuant to Section 4.09(b)(1) of the Senior Subordinated Notes Indenture, (C) contemporaneously with the initial Credit Extension, the transactions contemplated by the Merger Agreement shall be consummated in accordance with the terms thereof and (D) immediately after giving effect to the Transaction, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects and (3) on the basis of income statement items and capital expenditures for the 12-month period ended as of the last day of the most recently ended fiscal quarter prior to the Closing Date and balance sheet items as of the Closing Date after giving effect to the Transaction, the Borrower would be in pro forma compliance with each of the financial covenants set forth in Sections 8.08 and 8.09 as of the first date provided for the measurement of each of such financial covenants in accordance with the terms thereof.

            (j) Solvency. The Administrative Agent shall have received a certificate executed by an Authorized Officer of the Borrower as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, regarding the Solvency of each of the Loan Parties on a consolidated basis.

            (k) Fees. Any fees required to be paid to the Administrative Agent, the Arrangers or the Lenders on or before the Closing Date shall have been paid.

            (l) Attorney Costs. The Borrower shall have paid all fees, charges and disbursements of Moore & Van Allen PLLC, counsel of the Administrative Agent, to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent after the Closing Date).

            (m) Existing Credit Agreement. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that all

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      obligations owed to the lenders under the Existing Credit Agreement as of the Closing Date shall have been paid in full and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released or assigned to the Administrative Agent, for the benefit of the Lenders.

            (n) Accuracy of Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date.

            (o) No Default. No Default shall exist and be continuing as of the Closing Date.

      Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

      5.02  CONDITIONS TO ALL CREDIT EXTENSIONS.

      The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

            (a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

            (b) No Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds thereof.

            (c) There shall not have been commenced against any Company an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its

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      Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.

            (d) The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

      Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

                                ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Administrative Agent and the Lenders that:

      6.01  CORPORATE STATUS.

      Each Loan Party (i) is a duly organized and validly existing corporation, limited partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its Property and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications except for failures to be in good standing or qualified to do business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      6.02  CORPORATE POWER AND AUTHORITY.

      Each Loan Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and principles of good faith and fair dealing.

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      6.03  NO VIOLATION.

      Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the Property of any Loan Party or any of the Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which any Loan Party or any of the Subsidiaries is a party or by which it or any of its Property is bound or to which it may be subject (including, without limitation, the Senior Subordinated Notes Indenture), or
(iii) will violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of any Loan Party or any of the Subsidiaries. In addition, no landlord under any material lease of Real Property will have the right to terminate or cancel any such lease or recapture the demised premises due to the execution, delivery and performance of this Agreement.

      6.04  GOVERNMENTAL APPROVALS.

      No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Closing Date (and which remain in full force and effect on the Closing Date) or, in the case of any filings or recordings in respect of the Security Documents executed on the Closing Date, will be made within 10 days thereof except to the extent otherwise provided in the Security Documents), any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (a) the execution, delivery and performance of any Loan Documents or (b) the legality, validity, binding effect or enforceability of any Loan Documents.

      6.05 FINANCIAL STATEMENTS; FINANCIAL CONDITION; UNDISCLOSED LIABILITIES; ETC.

      (a) The consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended September 30, 2003 and the related consolidated statements of operations, cash flows and stockholders' equity of Holdings and its Subsidiaries for the fiscal year ended on such date, copies of which have been furnished to the Lenders on or prior to the Closing Date (the "Audited Financial Statements"), present fairly in all material respects the consolidated financial position of Holdings and the Subsidiaries at the date of such balance sheet and the consolidated results of the operations of Holdings and its Subsidiaries for the period covered thereby. All of the foregoing financial statements have been prepared in accordance with GAAP.

      (b) Except as fully disclosed in the financial statements delivered pursuant to Section 6.05(a) or disclosed in the Offering Memorandum, (i) there were, as of the Closing Date, no liabilities or obligations with respect Holdings, the Borrower or any of the Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due)

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which, either individually or in the aggregate, would be materially adverse to the Companies, taken as a whole, and (ii) as of the Closing Date, to the knowledge of the Borrower after due inquiry, there is no basis for any assertion against Holdings or any Company of any liability or obligation of any nature which, either individually or in the aggregate, has or would reasonably be likely to have a Material Adverse Effect.

      (c) Since the date of the Audited Financial Statements, except as disclosed in the Offering Memorandum, nothing has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

      6.06  LITIGATION.

      Except as disclosed in the Offering Memorandum, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, overtly threatened in writing (a) on the Closing Date with respect to this Agreement or any other Loan Documents or (b) with respect to Holdings or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

      6.07  TRUE AND COMPLETE DISCLOSURE.

      All information (taken as a whole) prepared by or on behalf of Holdings or any Company and furnished in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such information (taken as a whole) hereafter prepared by or on behalf of any such Person and furnished in writing to the Administrative Agent or any Lender will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided.

      6.08  USE OF PROCEEDS; MARGIN REGULATIONS.

      (a) The proceeds of the Loans hereunder shall be used by the Borrower to effect the Transaction, pay fees and expenses related to the Transaction and to provide for working capital and general corporate purposes of the Borrower and it Subsidiaries (including, without limitation, to make Capital Expenditures and finance Permitted Acquisitions).

      (b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Extension will violate or be inconsistent with the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.

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      6.09  TAX RETURNS AND PAYMENTS.

      Each of Holdings and each Company has filed all federal income tax returns, statements, forms and reports for taxes and all other material tax returns, domestic and foreign, required to be filed by it and have paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of Holdings or such Company in accordance with GAAP. Each of Holdings and each Company has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all material federal, state and foreign taxes applicable for all prior fiscal years and for the current fiscal year to date. Except as identified on
Schedule 6.09, as of the Closing Date (i) there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Borrower after due inquiry, threatened by any authority regarding any taxes relating to Holdings or any Company and (ii) neither Holdings nor any Company has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or a Company, or is aware of any circumstances that would cause the taxable years or other taxable periods of any Holdings or any Company not to be subject to the normally applicable statute of limitations.

      6.10  COMPLIANCE WITH ERISA.

      Except to the extent that any of the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code; no Reportable Event has occurred; no Plan which is a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Pension Plan has an Unfunded Current Liability; no Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan and each Multiemployer Plan have been timely made; neither Holdings nor any Company nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Pension Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or
4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Pension Plan or Multiemployer Plan; to the Borrower's knowledge after due inquiry, no condition exists which presents a material risk to any Holdings or any Company or any ERISA Affiliate of incurring a liability to or on account of a Plan or a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of

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any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with
Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Extension, would not exceed $5,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings or any Company or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of any Holdings or any Company or any ERISA Affiliate exists or, to the knowledge of the Borrower after due inquiry, is likely to arise on account of any Plan or Multiemployer Plan; and Holdings and each Company may cease contributions to or terminate any employee benefit plans maintained by any of them without incurring any liability which would result in a Material Adverse Effect.

      6.11  SECURITY DOCUMENTS.

      (a) On and after the Closing Date, (i) the provisions of the Security Agreement are effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in all right, title and interest of the Loan Parties in the Collateral described therein and (ii) the Security Agreement, upon the filing of financing statements or the appropriate equivalent (which filings, if this representation is being made more than 30 days after the Closing Date, have been made), creates a fully perfected first lien on, and security interest in, all right, title and interest in all of the Collateral described therein (other than the Subsidiary Equity described therein, which is addressed in clause (b) below), subject to no other Liens other than Permitted Liens, to the extent a security interest in such Collateral can be perfected by the filing of a financing statement. The recordation of the Notice of Grant of Security Interest in Trademarks and the Notice of Grant of Security Interest in Patents, each in the form attached to the Security Agreement, in the United States Patent and Trademark Office, together with financing statements made pursuant to the Security Agreement will be effective when recorded or filed (which recordings or filings, if this representation is being made more than 30 days after the Closing Date, have been made), under applicable law, to perfect the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties in the trademarks and patents covered by the Security Agreement and identified in the applicable Notice of Grant of Security Interest. The recordation of the Notice of Grant of Security Interest in Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with financing statements made pursuant to the Security Agreement, will be effective when recorded or filed (which recordings or filings, if this representation is being made more than 30 days after the Closing Date, have been made) under federal law to perfect the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties in the copyrights covered by the Security Agreement and identified in such Notice of Grant of Security Interest.

      (b) On and after the Closing Date, assuming the Administrative Agent continues to retain possession of the applicable Subsidiary Equity, the security interests created in favor of the

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Administrative Agent, for the benefit of the Lenders under the Security
Agreement constitute first priority perfected security interests in the Subsidiary Equity described in the Security Agreement, in the case of pledges by the Borrower and the Guarantors, subject to no security interests of any other Person. Assuming the Administrative Agent continues to retain possession of the applicable Subsidiary Equity, no filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Subsidiary Equity and the proceeds thereof under the Security Agreement.

      (c) On and after the Closing Date, the Mortgages create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on all of the Mortgaged Properties in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the ratable benefit of the Secured Parties, superior to and prior to the rights of all third persons (except that the security interest and mortgage lien created in the Mortgaged Properties may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens). On and after the Closing Date, the Borrower and each of the Subsidiaries have good and indefeasible title to all fee-owned Mortgaged Properties and valid leasehold title to all Leaseholds (except to the extent that the failure to have such title to any such Leasehold would not reasonably be expected to have a Material Adverse Effect), in each case free and clear of all Liens and title exceptions except those described in the first sentence of this subsection (c).

      6.12  TAX SHELTER REGULATIONS.

      The Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

      6.13  PROPERTIES.

      Each of Holdings and the Companies has good and valid title to all material properties owned by it, including, after the Closing Date, all material Property reflected in the most recent balance sheet referred to in Section 6.05(a) (except as sold or otherwise disposed of, and if sold otherwise disposed of since the Closing Date, in accordance with the terms of this Agreement), free and clear of all Liens and title exceptions, other than Permitted Liens. On the Closing Date, Schedule 6.13(a) sets forth a true and complete description, in all material respects, of all Real Property owned or leased by the Borrower and/or the Subsidiaries and sets forth the direct owner or lessee thereof (other than leases of medical office space). Set forth on Schedule 6.13(b) is a list of all locations where any tangible personal Property of Holdings, the Borrower and each of their Domestic Subsidiaries (other than the Excluded Subsidiaries) is located as of the Closing Date.

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      6.14  CAPITALIZATION.

      On the Closing Date (but without giving effect to any Equity Plan), the authorized Capital Stock of Holdings shall consist of 5,000,000 shares of Holdings Preferred Stock, 100,000,000 shares of Common Stock, par value $0.01 per share and 10,000,000 shares of Nonvoting Common Stock, $0.01 per share. On the Closing Date, the authorized Capital Stock of the Borrower shall consist of one class of common membership interests of the Borrower. All such Capital Stock has been duly and validly issued, is fully paid and non-assessable and has been issued in compliance with any existing preemptive rights. On the Closing Date, neither Holdings nor the Borrower has any outstanding securities convertible into or exchangeable for its Capital Stock, or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock, other than in the case of the Holdings' stock, pursuant to any Equity Plan.

      6.15  SUBSIDIARIES.

      As of the Closing Date, Holdings has no Subsidiaries other than the Borrower and the Borrower's Subsidiaries, and the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 6.15. Schedule 6.15 correctly sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock or other equity interest of each of the Subsidiaries and also identifies the direct owner thereof. On and after the Closing Date, all outstanding shares of Capital Stock of each Subsidiary have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary has any outstanding securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock, or any stock appreciation or similar rights except in connection with the Hospital Investment Program.

      6.16  COMPLIANCE WITH STATUTES, ETC.

      Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its Property, as applicable (excluding applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, which are governed by Section 6.19), except as identified on Schedule 6.16 and except such non-compliances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      6.17  INVESTMENT COMPANY ACT.

      Neither Holdings nor any Company is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

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      6.18  PUBLIC UTILITY HOLDING COMPANY ACT.

      Neither Holdings nor any Company is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      6.19  ENVIRONMENTAL MATTERS.

      (a) Except as identified on Schedule 6.19, and except to the extent that any of the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) each Holdings and each Company has complied with, and on the date of each Credit Extension will be in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, (ii) there are no pending or, to the knowledge of the Borrower after due inquiry, past or threatened Environmental Claims against Holdings or any Company, or any Real Property owned, operated or occupied by Holdings or any Company, and (iii) there are no facts, circumstances, conditions or occurrences with respect to the business or operation of any Company, or any Real Property owned, operated or occupied by Holdings or any Company that would reasonably be expected (A) to form the basis of an Environmental Claim against Holdings or any Company any such Real Property, as the case may be, or (B) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property, by Holdings or such Company under any applicable Environmental Law.

      (b) Except as identified on Schedule 6.19, and except to the extent that any of the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from any Real Property owned, operated or occupied by Holdings or any Company, where such generation, use, treatment or storage has violated or would reasonably be expected to violate any Environmental Law or give rise to liability under any Environmental Law and (ii) Hazardous Materials have not been Released on or from any Real Property owned, operated or occupied by any Holdings or any Company, where such Release has violated or would reasonably be expected to violate any applicable Environmental Law or give rise to liability under any Environmental Law.

      6.20  LABOR RELATIONS.

      Neither Holdings nor any Company is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect and, except as set forth on Schedule 6.20, there is (i) no unfair labor practice complaint pending against any Company or, to the best knowledge of the Loan Parties, threatened against any of them, before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any Company or, to the best knowledge of the Loan Parties, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage is pending against any Holdings or any Company or, to the best knowledge of the Loan Parties, threatened against Holdings or any Company, as the case may be,

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and (iii) to the best knowledge of the Borrower, after due inquiry, no union representation proceeding is pending with respect to the employees of Holdings or any Company, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

      6.21  PATENTS, LICENSES, FRANCHISES AND FORMULAS.

      As of Closing Date, set forth on Schedule 6.21 is a complete and accurate list of all United States registered patents, trademarks, service marks and copyrights, and all applications therefor, and all material licenses of any of the foregoing (except for licenses of commercially available software) held by Holdings and the Companies. To the Borrower's knowledge after due inquiry, Holdings and each Company owns or has a valid license to use all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, necessary for the present conduct of its business, without any known conflict with the rights of others, except to the extent that the failure to so own or have a license or right, obtain or be without conflict would not reasonably be expected to have a Material Adverse Effect. For the purposes of Section 6.21, the phrase "due inquiry" shall not be interpreted to require Holdings or any Company to perform any patent or trademark clearance searches.

      6.22  INDEBTEDNESS.

      Schedule 6.22 sets forth a true and complete list of all Existing Indebtedness of Holdings and the Companies as of the Closing Date, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

      6.23  SUBORDINATION.

      The subordination provisions contained in the Senior Subordinated Notes Documents and in the documents evidencing or governing any other Subordinated Indebtedness are enforceable against (i) the holders of the applicable Subordinated Indebtedness and (ii) the Borrower and the guarantors of such Senior Subordinated Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and principles of good faith and fair dealing. All payment Obligations hereunder (including, without limitation, the Guaranteed Obligations) and under the other Loan Documents are within the definitions of "Senior Debt" and "Designated Senior Debt" (or comparable terms) included in such subordination provisions. There exists no Designated Senior Debt other than the payment Obligations for purposes of, and as defined in, the Senior Subordinated Notes Indenture and the documents evidencing or governing any other Subordinated Indebtedness.

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      6.24  LEGAL NAMES; ORGANIZATIONAL IDENTIFICATION NUMBERS; JURISDICTION AND
      TYPE OF ORGANIZATION; ETC.

      Schedule 6.24 hereto sets forth a true and correct list, as of the Closing Date, of the exact legal name of each Loan Party, the organizational identification number (if any) of such Loan Party, the jurisdiction of organization of such Loan Party and the type of organization of such Loan Party.

                                ARTICLE VII
                           AFFIRMATIVE COVENANTS

      So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding:

      7.01  INFORMATION COVENANTS.

      The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

            (a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower (beginning with the fiscal period ending June 30, 2004), the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and cash flows, in each case, for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period and, in each case, setting forth comparative figures (if available) for the related periods in the prior fiscal year and the budgeted figures for such quarterly periods as set forth in the respective budget delivered pursuant to Section 7.01(d), all of which shall be certified by an Authorized Officer of the Borrower, subject to normal year end audit adjustments.

            (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower (beginning with the fiscal year ending September 30, 2004), (i) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and stockholders equity and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and financial statements certified by Ernst & Young LLP, or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and the Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default with respect to the Borrower's compliance with Sections 8.07, 8.08, and 8.09 or, if in the opinion of such accounting firm such a Default or Event of Default has

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      occurred and is continuing, a statement as to the nature thereof, and (ii)
      management's discussion and analysis of the important operational and financial developments during such fiscal year.

            (c) Management Letters. Promptly after the receipt thereof by any Company, a copy of any "management letter" received by any such Person from its certified public accountants and the management's responses thereto.

            (d) Budgets. No later than 60 days following the commencement of the first day of each fiscal year of the Borrower, a budget of Borrower and the Subsidiaries prepared by the Borrower for each fiscal quarter of such fiscal year prepared in detail, accompanied by the statement of the an Authorized Officer of the Borrower to the effect that, to the best of the knowledge of such officer, the budget is a reasonable estimate for the period covered thereby.

            (e) Officer's Certificates. At the time of the delivery of the financial statements provided for in Section 7.01(a) (other than with respect to the financial statements delivered for the fiscal period ending June 30, 2004) and in Section 7.01(b), a certificate of an Authorized Officer of the Borrower to the effect that, to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall, (w) set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 2.05(b)(ii), (iii), (iv), (v) and (vi) (but with respect to the calculations required by Section 2.05(b)(vi)) only at the time of the delivery of the financial statements required by Section 7.01(b)), and Sections 8.02 through 8.09, inclusive, at the end of such fiscal quarter or year, as the case may be, (x) set forth the calculation of the Permitted Expenditure Amount at the end of the period covered by such financial statements and all sources and uses of proceeds relating to the calculation thereof and (y) if delivered with the financial statements required by Section 7.01(b), set forth (in reasonable detail) the amount of, and the calculations required to establish the amount of, Excess Cash Flow for the respective Excess Cash Flow Payment Period.

            (f) Notice of Default or Litigation. Promptly, and in any event within three Business Days after an officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default and (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against Holdings or any Company which would reasonably be expected to have a Material Adverse Effect, (y) with respect to any Material Indebtedness of any Holdings or any Company or (z) with respect to any Loan Documents. Promptly, and in any event within three Business Days after an officer of any Company obtains knowledge thereof, notice of a Default or Event of Default under and as defined in Senior Subordinated Notes Documents.

            (g) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which Holdings or any Company shall file with the Securities and Exchange Commission or any successor

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      thereto (the "SEC") or deliver to holders of its Material Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

            (h) Environmental Matters. Promptly upon, and in any event within thirty days after, an officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters which occurs after the Closing Date, unless such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to have a Material Adverse Effect:

                  (i) any Environmental Claim pending or threatened in writing against Holdings or any Company or any Real Property owned, operated or occupied by Holdings or any Company;

                  (ii) any condition or occurrence on or arising from any Real Property owned, operated or occupied by Holdings or any Company that
            (a) results in non-compliance by the Holdings or the Companies with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against Holdings or any Company or any such Real Property;

                  (iii) any condition or occurrence on any Real Property owned, operated or occupied by any Holdings or any Company that would reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or such Company of such Real Property under any Environmental Law; and

                  (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, operated or occupied by Holdings or any Company as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Administrative Agent all material notices received by it or any of the Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA.

      All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings, the Borrower or the applicable Subsidiary's response thereto. In addition, the Borrower will provide the Lenders with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 7.01(h), and such detailed reports of any such Environmental Claim as to which notice is required, as may reasonably be requested by the Administrative Agent or the Lenders.

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            (i)   Notice of Commitment Reductions and Mandatory Repayments. On
      or prior to the date of any reduction to the Aggregate Revolving Commitments or any mandatory repayment of outstanding Loans pursuant to any of Section 2.05(b)(ii) through (vi), inclusive, the Borrower shall provide written notice of the amount of the respective reduction or repayment, as the case may be, to the Aggregate Revolving Commitments, the outstanding Tranche B Term Loans or the outstanding Incremental Term Loans, as applicable, the calculation thereof (in reasonable detail) and the event to which the respective reduction or repayment relates.

            (j) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Loan Parties and the Companies as the Administrative Agent or any Lender may reasonably request in writing.

            (k) Tax Shelter Regulations. Promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation
      Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

      Documents required to be delivered pursuant to Section 7.01(a), (b) or
(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.01(e) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

      The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not

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wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

      7.02  BOOKS, RECORDS AND INSPECTIONS.

      The Borrower will, and will cause each of the Subsidiaries to, keep in all material respects proper books of record and account in which are made full, true and correct entries in conformity with GAAP and all requirements of law. The Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent (and, upon the occurrence of a Default, any Lender) to visit and inspect, during regular business hours and under guidance of officers of the Borrower any of the properties of the Borrower or such Subsidiary in whomsoever's possession, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or, if applicable, such Lender may request.

      7.03  MAINTENANCE OF PROPERTY; INSURANCE.

      (a) The Borrower will, and will cause the Subsidiaries to (i) keep all material properties and equipment used in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain in full force and effect insurance with reputable and solvent insurance carriers on all its Property in at least such amounts, against at least such risks and with such deductibles or self-insured retentions as is consistent and in accordance with industry practice and (iii) furnish to each Lender, upon written request, full information as to the insurance carried.

      (b) The Borrower will, and will cause the Subsidiaries to, at all times keep their respective Property insured in favor of the Administrative Agent, and all policies (including the Mortgage Policies) or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower or any of the Subsidiaries) (i) shall be endorsed to the Administrative Agent's satisfaction for the benefit of the Administrative Agent (as certificate holder, mortgagee and loss payee with respect to Real Property, certificate holder and loss payee with respect to personal Property and additional insured with respect to general liability and umbrella liability coverage), and (ii) shall state that such insurance policies shall not

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be canceled or materially revised without 30 days' prior written notice thereof by the respective insurer to the Administrative Agent (or such shorter period as agreed to by the Administrative Agent).

      (c) If the Borrower or any of the Subsidiaries shall fail to maintain all insurance in accordance with this Section 7.03, or if Borrower or any of the Subsidiaries shall fail to so endorse all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent, for all costs and expenses of procuring such insurance.

      (d) If the Borrower or a Subsidiary establishes an Insurance Subsidiary, the Borrower shall cause such Insurance Subsidiary to (i) conduct its insurance business in compliance with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles and (ii) maintain appropriate and customary stop-loss coverage and excess coverage reinsurance for individual claims. The insurance premiums and other expenses charged by any Insurance Subsidiary to the Borrower and its Subsidiaries shall be reasonable and customary.

      7.04  CORPORATE FRANCHISES.

      Holdings and the Borrower will, and the Borrower will cause each of the Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, its rights, franchises, licenses and patents used in its business; provided, however, that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.04.

      7.05  COMPLIANCE WITH STATUTES, ETC.

      Holdings and the Borrower will, and the Borrower will cause each of the Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its Property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      7.06  COMPLIANCE WITH ENVIRONMENTAL LAWS.

      (a) Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower will comply, and will cause each of the Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the operation of its business or to the ownership or use of Real Property now or hereafter owned, operated or occupied by the Borrower or any of the Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will undertake all reasonable efforts to keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) the Borrower will not, and will not permit any of the Subsidiaries to, generate, use, treat, store, Release or dispose of, or permit the generation, use,

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treatment, storage, Release or disposal of Hazardous Materials on any Real
Property now or hereafter owned, operated or occupied by the Borrower or any of the Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property except in compliance with all applicable Environmental Laws and reasonably required in connection with the operation, use and maintenance of any such Real Property or otherwise in connection with their businesses.

      (b) At the written request of the Administrative Agent or the Required Lenders upon a reasonable belief by the Administrative Agent or the Required Lenders that any Company has breached any representation or covenant contained herein relating to environmental matters, which request shall specify in reasonable detail the basis therefor, the Borrower will provide, at the Borrower's sole cost and expense, an environmental site assessment report, reasonable in scope, concerning the subject matter of such representation or covenant and any Real Property now or hereafter owned, operated or occupied by the Borrower or any of the Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating (if relevant to such breach) the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property; provided that such request may be made only if
(i) there has occurred and is continuing an Event of Default, (ii) the Administrative Agent or the Required Lenders reasonably believe that the Borrower (with respect to itself or the Subsidiaries) or any such Real Property is not in compliance with Environmental Law and such circumstances could reasonably be expected to have a Material Adverse Effect, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against any Company or any such Real Property. If the Borrower fails to provide the same within a reasonable period, not to exceed 90 days after such request was made, the Administrative Agent may order the same, and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower's expense.

      7.07  ERISA.

      As soon as possible and, in any event, within 45 days after the Borrower or any of the Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Company or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed by such Company, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan or Multiemployer Plan participant and any notices received by such Company or ERISA Affiliate from the PBGC or any other government agency, or a Plan or Multiemployer Plan participant with respect thereto: except to the extent that any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension

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Plan is subject to the advance reporting requirement of PBGC Regulation Section
4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Pension Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Pension Plan or Multiemployer Plan; that any contribution required to be made with respect to a Pension Plan or Multiemployer Plan has not been timely made; that a Pension Plan or Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Pension Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Pension Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the Borrower, any of the Subsidiaries or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that any Company may incur any material liability pursuant to any Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees of Holdings or any Company (other than as required by Section 601 of ERISA) or any Plan. The Borrower will deliver to the Administrative Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Upon the request of the Administrative Agent, the Borrower will also deliver to the Administrative Agent a complete copy of the annual report (on Internal Revenue Service Form 5500 series) of each Plan, other than a Multiemployer Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the third sentence hereof, any material notices received by the Borrower, any of the Subsidiaries or any ERISA Affiliate from the PBGC or the Internal Revenue Service with respect to any Plan or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Administrative Agent no later than ten (10) days after the date such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.

      7.08  END OF FISCAL YEARS; FISCAL QUARTERS.

      The Borrower shall cause (i) its, and each of the Subsidiaries', fiscal years to end on September 30 (provided, however, that the Borrower may change the fiscal year end of the Borrower and the Subsidiaries to December 31 after having provided prior written notice to the Administrative Agent) and (ii) its, and each of the Subsidiaries', fiscal quarters to end on March 31, June 30, September 30, and December 31.

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      7.09  PAYMENT OF TAXES.

      The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 8.01(i), provided that no Company shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

      7.10  OWNERSHIP OF SUBSIDIARIES.

      Except for (i) the Subsidiaries of the Borrower as of the Closing Date identified on Schedule 7.10, (ii) Subsidiaries that issue Capital Stock after the Closing Date pursuant to the Hospital Investment Program in accordance with the definition thereof and Section 8.13, (iii) non-Wholly Owned Subsidiaries acquired pursuant to an Investment permitted under Section 8.05(xviii), (iv) non-Wholly Owned Subsidiaries acquired in a Permitted Acquisition pursuant to
Section 8.05(ix), (v) non-Wholly Owned Subsidiaries acquired in a Permitted Hospital Swap, or (vi) as otherwise expressly consented in writing by the Required Lenders, the Borrower shall directly or indirectly own 100% of the Capital Stock (other than directors' qualifying shares) of each of its present and future Subsidiaries.

      7.11  ADDITIONAL SECURITY; FURTHER ASSURANCES; SURVEYS.

      (a) Additional Mortgages. The Borrower will, and will cause each of its Domestic Subsidiaries other than Excluded Subsidiaries to, (i) grant to the Administrative Agent security interests and mortgages (each such mortgage, as well as any mortgage granted pursuant to Section 7.11(j), an "Additional Mortgage") in such Real Property (excluding (x) owned Real Property where the fair market value thereof is less than $1,000,000 and (y) (1) leases of medical office space and (2) other leases with a rental payment of less than $500,000 per year) of the Borrower or any of the Domestic Subsidiaries (other than Excluded Subsidiaries) acquired (or in the case of leasehold properties, entered into) after the Closing Date (each such Real Property, an "Additional Mortgaged Property") and (ii) for properties for which Additional Mortgages have been granted and if requested by the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in Section 5.01(d), all in form, content and scope reasonably satisfactory to the Administrative Agent. All such Additional Mortgages shall be granted pursuant to documentation substantially in the form of the Mortgages (and, in addition, any necessary UCC fixture filings and any necessary landlord consents, landlord waivers and such other documents related to any leased Additional Mortgaged Property) or in such other form as is reasonably satisfactory to the Administrative Agent and shall constitute valid and enforceable perfected Liens superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be

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granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.

      (b) Perfection and Maintenance of Security Interests. Holdings and the Borrower will, and will cause each of the Domestic Subsidiaries (other than Excluded Subsidiaries) to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, Real Property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require pursuant to this Section 7.11. Additionally, upon the request of the Administrative Agent or the Required Lenders, the Borrower shall take, or cause to be taken such action as may be requested in order to perfect (or maintain the perfection of) the security interests (or take any analogous actions under the applicable provisions of local law in order to protect such security interests) in any Collateral located outside the U.S. owned by a Loan Party or a Domestic Subsidiary (other than an Excluded Subsidiary), in each case to the extent such actions are permitted to be taken under the laws of the applicable jurisdictions. Furthermore, the Loan Parties shall cause to be delivered to the Administrative Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 7.11 has been complied with.

      (c) Additional Guarantors. The Borrower will cause each Domestic Subsidiary (other than an Excluded Subsidiary) established or created in accordance with Section 8.14 or acquired pursuant to Section 8.05(ix), (i) to execute and deliver a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose and (ii) to deliver to the Administrative Agent documents of the types referred to in Section 5.01(a)(iii), (a)(iv) and (a)(v) and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

      (d) Additional Pledged Shares. The Borrower will, and will cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries) to, to pledge and deliver, or cause to be pledged and delivered, all of the Capital Stock of each new Subsidiary (including the Capital Stock of Excluded Subsidiaries and any Insurance Subsidiary, but excluding that portion of the Voting Stock of any Foreign Subsidiary which would be in excess of 65% of the total outstanding Voting Stock of such Foreign Subsidiary) established, created or acquired after the Closing Date, to the extent owned by the Borrower or any Domestic Subsidiary (other than an Excluded Subsidiary), to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to the Security Agreement.

      (e) Additional Collateral. The Borrower will cause each Domestic Subsidiary (other than an Excluded Subsidiary) established or created in accordance with Section 8.14 or acquired pursuant to Section 8.05(ix) to grant to the Administrative Agent a first priority (subject to Permitted Liens) Lien on Property (tangible and intangible) of such Subsidiary upon terms and with exceptions similar to those set forth in the Security Documents. The Borrower shall cause each such Domestic Subsidiary, at its own expense, to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in

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any appropriate governmental office, any document or instrument reasonably deemed by the Administrative Agent to be necessary or desirable for the creation and perfection of the foregoing Liens. The Borrower will cause each such Domestic Subsidiary to take all actions reasonably requested by the Administrative Agent (including, without limitation, the filing of financing statements) in connection with the granting of such security interests.

      (f) Additional Security Documents. The security interests required to be granted pursuant to this Section 7.11 shall be granted pursuant to security documentation (which shall be substantially similar to the Security Documents already executed and delivered by the Loan Parties) and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Administrative Agent for the ratable benefit of the Secured Parties, required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of the Additional Security Documents, the Borrower shall cause to be delivered to the Administrative Agent such opinions of counsel, Mortgage Policies, title surveys, real estate appraisals and other related documents as may be reasonably requested by the Administrative Agent or the Required Lenders (by request to the Administrative Agent) to assure themselves that this Section 7.11 has been complied with.

      (g) Required Appraisals. In the event that the Administrative Agent or the Required Lenders determine in its or their reasonable discretion (whether as a result of a position taken by an applicable bank regulatory agency or official, or otherwise) that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34-Subpart C, or any successor or similar statute, rule, regulation, guideline or order (any such appraisal, a "Required Appraisal") are or were required to be obtained, or should be obtained, in connection with any Mortgaged Property then, within 90 days after receiving written notice thereof from the Administrative Agent or the Required Lenders, as the case may be, the Borrower shall cause such Required Appraisal to be delivered, at the expense of the Borrower, to the Administrative Agent, and the respective appraiser shall be reasonably satisfactory to the Administrative Agent.

      (h) Completion of Required Actions. The Borrower agrees that each action required above by Section 7.11(a) or (b) shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent, the Administrative Agent or the Required Lenders. The Borrower further agrees that each action (i) required by Section 7.11(c), (e) and (f) with respect to the creation or acquisition of a new Subsidiary shall be completed within 30 days of the creation of such new Subsidiary (or such later date as the Administrative Agent shall agree at the time) and (ii) required by
Section 7.11(d) with respect to the creation or acquisition of a new Subsidiary shall be completed within 45 days of the creation or acquisition of a new Subsidiary (or such later date as the Administrative Agent shall agree at the time).

      (i)   Landlord Lien Waivers; Title Insurance; Landlord Consents.

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            (i)   In the case of any personal Property Collateral located at a premises leased by a Loan Party, the Borrower shall use commercially reasonable efforts to obtain lien waivers from the landlords on such Real Property in respect of such Collateral.

            (ii)  With respect to the Mortgaged Properties identified on
      Schedule 5.01(d) with respect to which the requirements of clause (iv) of
      Section 5.01(d) were waived for the purposes of the Closing Date, to the extent such Mortgaged Properties have not been sold otherwise disposed of by the applicable Loan Parties on or before December 31, 2006, the applicable Loan Party shall, within sixty (60) days thereafter, deliver with respect to such properties new Mortgage Policies meeting the requirements of clause (vi) of Section 5.01(d).

            (iii) The Borrower agrees to use commercially reasonable efforts to obtain, or to cause its applicable Subsidiary to obtain, the landlord consents necessary to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest and mortgage in the Real Properties identified on Schedule 7.11(i) (the "Leased Properties"). If any such landlord consent is obtained by the Borrower or the applicable Subsidiary, the Borrower agrees to grant, or to cause the applicable Subsidiary to grant, to the Administrative Agent as soon as possible, but in no event later than 60 days after receipt of any such landlord consent, a security interest and mortgage in the applicable Leased Property pursuant to documentation substantially in the form of the Mortgages (and, in addition, any necessary UCC fixture filings and such other documents related to such Leased Property) or in such other form as is reasonably satisfactory to the Administrative Agent. Such mortgages and any instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent with respect to the applicable Leased Properties and all taxes, fees and other charges payable in connection therewith shall be paid in full.

      (j) Additional Assurances Regarding Real Property. The Borrower shall use commercially reasonable efforts to complete a post-Closing Date review of its Real Property assets within 60 days of the Closing Date. If in the course of such review the Borrower confirms the existence of any Real Property owned or leased by it or any of its Domestic Subsidiaries that (i) is not then Mortgaged Property and not listed on Schedule 7.11(i), and (ii) if such Real Property had been acquired (or, in the case of leasehold properties, entered into) by the Borrower or a Domestic Subsidiary after the Closing Date, the Borrower or the applicable Domestic Subsidiary would be required to take the actions with respect to such Real Property required by Section 7.11(a), the Borrower shall, or shall cause the applicable Domestic Subsidiary to, (A) grant to the Administrative Agent security interests and mortgages in such Real Property (subject, in the case of leasehold properties, to obtaining any necessary landlord consents) and (B) for properties in which such Additional Mortgages have been granted and if requested by the Administrative Agent, take all such additional actions with respect to such Real Property described in Section 7.11(a), all such actions to be completed as provided in Section 7.11(h).

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                               ARTICLE VIII
                            NEGATIVE COVENANTS

      So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding:

      8.01  LIENS.

      The Borrower will not permit any Company to, create, incur, assume or suffer to exist any Lien upon or with respect to any Property of such Company, whether now owned or hereafter acquired, or sell any such Property subject to an understanding or agreement, contingent or otherwise, to repurchase such Property (including sales of accounts receivable with recourse to the Borrower or any of the Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this
Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):

            (i) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established as required by GAAP;

            (ii) Carriers', workmen's, repairmen's, warehousemen's, materialmen's and mechanics' Liens, collecting bank's Liens, charge back rights of depository banks for uncollected items and other similar Liens in respect of the Property of the Borrower or any of its Subsidiaries arising or incurred in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Property of the Borrower or such Subsidiary and do not materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property subject to any such Lien;

            (iii) Liens in existence on the Closing Date which are listed, and the Property subject thereto described, in Schedule 8.01, but only to the respective date, if any, set forth in such Schedule 8.01 for the removal and termination of any such Liens, plus renewals and extensions of such Liens to the extent set forth on Schedule 8.01, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal or extension and (y) any such renewal or extension does not encumber any additional Property of the Borrower or any of the Subsidiaries;

            (iv)  Permitted Encumbrances;

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            (v)   Liens created pursuant to this Agreement and the Security
      Documents;

            (vi) licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and the Subsidiaries taken as a whole, including leases of unimproved Real Property encumbered by a mortgage, on which Real Property the lessee may make improvements (and upon the request of the Borrower, the Administrative Agent shall, or shall direct the applicable mortgagee to, on behalf of the Lenders, execute and deliver to the Borrower, the applicable lessee and any lender to such lessee in connection with any leasehold financing, a subordination and non-disturbance agreement (or similar agreement) in form and substance reasonably satisfactory to the Administrative Agent and such lessee);

            (vii) Liens placed upon Property used in the ordinary course of business of the Borrower or any of the Subsidiaries at the time of acquisition thereof by the Borrower or any such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, provided that (i) any such Liens attach only to the equipment so purchased and upgrades thereon, (ii) the Indebtedness secured by any such Lien does not exceed the purchase price of the equipment being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.04(vi);

            (viii) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions permits, servitudes, reservations and other similar charges or encumbrances, and minor title deficiencies, in each case whether now or hereafter in existence, not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower and the Subsidiaries taken as a whole;

            (ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;

            (x) Liens securing judgments for the payment of money (or securing appeal or other surety bonds related to such judgments) not constituting an Event of Default under Section 9.01(i);

            (xi) statutory, contractual and common law landlords' liens under leases or subleases permitted by this Agreement;

            (xii) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (y) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of

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      borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

            (xiii) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

            (xiv) Liens created pursuant to Capital Leases and/or Synthetic Leases permitted pursuant to Section 8.04(vi), provided that (x) such Liens only serve to secure the payment of Attributable Indebtedness in respect of the applicable Capital Lease or Synthetic Lease and (y) the Lien encumbering the Property giving rise to such Capital Lease or Synthetic Lease does not encumber any other Property of the Borrower or any of the Subsidiaries;

            (xv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business (excluding any general inventory financing);

            (xvi) Liens on Property acquired pursuant to an Acquisition, or on Property of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to an Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.04(xii) and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Acquisition and do not attach to any other Property of the Borrower or any of the Subsidiaries;

            (xvii) Liens arising pursuant to Permitted Sale-Leaseback Transactions to the extent permitted by Section 8.02(viii), so long as such Liens do not attach to any Property of the Borrower or any of the Subsidiaries other than those which are the subject of such Permitted Sale-Leaseback Transaction;

            (xviii) Liens in the nature of trustees' Liens granted pursuant to any indenture governing any Indebtedness permitted by Section 8.04(ii) in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

            (xix) Liens to secure the performance by the Borrower and the Subsidiaries of leases, subleases, licenses and sublicenses, to the extent incurred or made in the ordinary course of business and not interfering in any material respect with the business of the Borrower and the Subsidiaries, provided that the aggregate amount of the fair value of Property subject to Liens at any time pursuant to this clause (xix) does not exceed $5,000,000 at any time outstanding;

            (xx) Liens encumbering the equity interests owned by the Borrower or any of the Subsidiaries in respect of Investments in any Person other than a Subsidiary Guarantor which are either (A) in support of obligations which are otherwise non-recourse to the Borrower and the Subsidiaries or
      (B) granted in favor of any non-Affiliate partners, members or joint venturers in such Person that is not a Subsidiary

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      Guarantor securing its obligations under the relevant charter or constitutional documents of such Person which do not constitute Indebtedness or the obligations to make Investments in such Person;

            (xxi) Liens securing any Permitted Refinancing Indebtedness permitted to be incurred under Section 8.04(xv) and permitted to be secured pursuant to this Section 8.01.

            (xxii) additional Liens incurred by the Borrower and the Subsidiaries so long as the value of the Property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $5,000,000.

      8.02  CONSOLIDATION, MERGER OR SALE OF ASSETS, ETC.

      The Borrower will not permit any Company to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell (including pursuant to any sale-leaseback transaction), lease or otherwise dispose of (or agree to do any of the foregoing at any future time unless either permitted hereunder or subject to receiving consents hereunder) all or any part of its Property (or agree to do any of the foregoing at any future time unless either permitted hereunder or subject to receiving consents hereunder), except that:

            (i) the Borrower and the Subsidiaries may in the ordinary course of business, sell, lease or otherwise dispose of any Property which, in the reasonable judgment of such Person, is obsolete, worn out or otherwise no longer economic or useful in the conduct of such Person's business;

            (ii)  Investments may be made to the extent permitted by Section
      8.05 and Cash Equivalents may be disposed of or liquidated in the ordinary course of business;

            (iii) the Borrower and the Subsidiaries may make sales or transfers of inventory in the ordinary course of business;

            (iv) the Borrower and the Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

            (v) the Borrower and the Subsidiaries may license or sublicense software, trademarks and other intellectual Property in the ordinary course of business which do not materially interfere with the business of the Borrower and the Subsidiaries taken as a whole;

            (vi) (A) the Borrower or any Subsidiary Guarantor may transfer Property (including Capital Stock) or lease to or acquire or lease Property from the Borrower or any other Subsidiary Guarantor, (B) any Excluded Subsidiary may transfer Property

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      (including Capital Stock) to or lease to or acquire or lease Property from another Excluded Subsidiary, and (C) any Subsidiary may merge with the Borrower or any other Subsidiary (so long as, in the case of any merger involving the Borrower, the Borrower is the surviving corporation thereof and so long as, in the case of any merger involving a Subsidiary Guarantor (other than a merger involving the Borrower), a Subsidiary Guarantor is the surviving corporation thereof);

            (vii) the Borrower and the Subsidiaries may sell or otherwise dispose of additional Property in transactions constituting Asset Sales (including Asset Sales constituting Permitted Exchanges, but excluding Asset Sales constituting Sale-Leaseback Transactions or Hospital Swaps), provided that (a) each such sale or disposition shall be for an amount at least equal to the Fair Market Value thereof, (b) except in the case of a Permitted Exchange, each such sale results in consideration at least 75% of which shall be in the form of cash (for such purpose, taking into account the amount of cash, the principal amount of any promissory notes and the Fair Market Value of any other consideration), (c) the Net Asset Sale Proceeds therefrom are either applied to repay Loans as provided in
      Section 2.05(b)(iii) or reinvested in Eligible Assets to the extent permitted by Section 2.05(b)(iii), and (d) the aggregate Net Asset Sale Proceeds of all Property (excluding the Property described on Schedule 8.02) subject to sale or other disposition pursuant to this clause (vii) shall not exceed the sum of (A) $100,000,000 plus (B) the Permitted Expenditure Amount, in the aggregate for all such transactions occurring on or after the Closing Date;

            (viii) the Borrower or any of the Subsidiaries may effect Sale-Leaseback Transactions (any such Sale-Leaseback Transaction being herein referred to as a "Permitted Sale-Leaseback Transaction"), provided that (a) the proceeds of the respective sale shall be entirely cash and in an amount at least equal to the Fair Market Value of such Property, (b) the Net Asset Sale Proceeds therefrom are applied to repay the Loans (and to Cash Collateralize L/C Obligations) as provided in Section 2.05(b)(iii) or reinvested in Eligible Assets to the extent permitted by Section 2.05(b)(iii) and (c) the Borrower establishes compliance with Sections
      8.08 and 8.09 after giving effect, on a Pro Forma Basis, to such Sale-Leaseback Transaction;

            (ix) any Subsidiary may (a) liquidate or dissolve voluntarily into the Borrower or any other Subsidiary (so long as, in the case of any liquidation or dissolution involving a Subsidiary Guarantor, such Subsidiary Guarantor is liquidated or dissolved into the Borrower or another Subsidiary Guarantor), (b) wind up its affairs so long as, immediately prior thereto, it shall have transferred to the Borrower or any Subsidiary that proportion of its Property corresponding to the portion of its Capital Stock owned directly or indirectly by the Borrower or such Subsidiary (so long as, in the case of any winding up involving a Subsidiary Guarantor, such Subsidiary Guarantor's Property is transferred to the Borrower or another Subsidiary Guarantor), and (c) be converted into, or reorganized or reconstituted as, a limited partnership or limited liability company, provided that at the time of such conversion, reorganization or reconstitution, (A) all actions required to maintain the perfection and priority of the Liens of the Security Documents shall have been taken to the reasonable satisfaction of the Administrative

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      Agent, (B) if the entity being converted, reorganized or reconstituted, as applicable, is a Subsidiary Guarantor, the entity formed and/or surviving as a result of any such conversion shall be a Subsidiary Guarantor, and
      (C) the Borrower shall have delivered to the Administrative Agent all other such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 7.11 after giving effect to such conversion, reorganization or reconstitution.

            (x) the Borrower and the Subsidiaries may sell (including by the issuance of Capital Stock by the affected Subsidiary) equity interests in any of the Subsidiaries of the Borrower to Hospital Investment Program Participants in connection with the Hospital Investment Program so long as such sale or issuance is effected in accordance with the definition of Hospital Investment Program;

            (xi) the Borrower and the Subsidiaries may effect the transactions described in clauses (x)(1) through (x)(6) of the proviso to the definition of Asset Sale, and transactions that do not meet the dollar threshold set forth in the definition of Asset Sale and therefore do not constitute Asset Sales for the purposes thereof;

            (xii) the Borrower and the Subsidiaries may (A) effect Permitted Hospital Swaps and (B) make Permitted Acquisitions;

            (xiii) the Borrower and the Subsidiaries may enter into licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and the Subsidiaries taken as a whole, including leases of unimproved Real Property encumbered by a mortgage, on which Real Property the lessee may make improvements; and

            (xiv) the Borrower may merge with and into Holdings, with Holdings being the surviving corporation (such merger, the "Holdings Merger"), in connection with an initial public offering of Capital Stock of Holdings; provided that (x) the consummation of the Holdings Merger shall not result in a material and adverse impact to the interests of the Administrative Agent and/or the Lenders under the Loan Documents, and (y) prior to or at the time of the Holdings Merger, (A) all actions required to maintain the perfection and priority of the Liens of the Security Documents shall have been taken to the reasonable satisfaction of the Administrative Agent, and
      (B) the Borrower shall have delivered to the Administrative Agent all other such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 7.11 after giving effect to the Holdings Merger.

      To the extent the Required Lenders waive the provisions of this Section
8.02 with respect to the sale, lease or other disposition of any Collateral, or any Collateral is sold, leased or otherwise disposed of as permitted by this
Section 8.02, such Collateral (unless sold to the Borrower or a Subsidiary Guarantor) shall be sold, leased or otherwise disposed of free and clear of the Liens created by the Security Documents, and the Administrative Agent shall be authorized to take any

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actions reasonably requested by the Borrower and deemed appropriate by the
Administrative Agent in order to effect the foregoing.

      8.03  DIVIDENDS.

      The Borrower will not permit any Company to, authorize, declare or pay any Dividends with respect to the Borrower or any of the Subsidiaries, except that:

            (i) any Subsidiary of the Borrower may pay cash and non-cash Dividends to the Borrower or any Wholly Owned Subsidiary or, provided that no Material Default or Event of Default shall have occurred and be continuing, to any other equity holders of such Subsidiary on a pro rata basis with any such Dividends to be paid to the Borrower and any other Subsidiaries of the Borrower having equity interests in such Dividend paying Subsidiary;

            (ii) so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may, and may pay Dividends to Holdings in order for Holdings to, repurchase or redeem outstanding shares of Capital Stock (or options to purchase such Capital Stock) of Holdings or Borrower, as applicable, owned by current or former employees, officers, directors or consultants of Holdings or any Subsidiary pursuant to any management equity subscription agreement, stock option agreement or other equity agreement, shareholders agreement or similar agreement or arrangement or benefit plan, provided that the aggregate amount of all Dividends paid pursuant to this clause
      (ii) in any fiscal year shall not exceed $5,000,000 (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

                  (a)   the Permitted Expenditure Amount; plus

                  (b) the cash proceeds of key man life insurance policies received by the Borrower and the Subsidiaries after the Closing Date;

                  less the amount of any Dividends previously made pursuant to clauses (a) and (b) above;

            (iii) the Borrower may cancel all or a portion of the principal amount of notes delivered to the Borrower by employees, officers or directors in connection with the vesting of interests or repurchase of interests pursuant to any Equity Plan;

            (iv) the Borrower and the Subsidiaries may repurchase or redeem equity interests of Subsidiaries sold or issued in connection with the Hospital Investment Program, provided that no Material Default or Event of Default shall have occurred and be continuing at the time of such repurchase or redemption;

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            (v)   the Borrower may pay Dividends, directly or indirectly, to
      Holdings to be used by Holdings to pay (x) consolidated, combined or similar Federal, state and local taxes payable by Holdings and directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries and (y) franchise or similar taxes and fees of Holdings required to maintain Holdings' corporate existence and other taxes; provided that:

                  (a) the amount of such Dividends paid shall not exceed the amount (x) that would be due with respect to a consolidated, combined or similar Federal, state or local tax return that included the Borrower and the Subsidiaries if Borrower were a corporation for Federal, state and local tax purposes plus (y) the actual amount of such franchise or similar taxes and fees of Holdings required to maintain Holdings' corporate existence and other taxes, each as applicable; and

                  (b) such payments are used by Holdings for such purposes within 90 days of the receipt of such payments;

            (vi) the Borrower may pay Dividends, directly or indirectly, to Holdings if the proceeds thereof are used to pay general corporate and overhead expenses (including salaries and other compensation of employees and directors) incurred in the ordinary course of its business;

            (vii) the Borrower may, and may pay Dividends to Holdings in order to permit Holdings to, make a repurchase of Capital Stock which is deemed to occur upon the exercise of options, rights or warrants to the extent such Capital Stock represents a portion of the exercise price of those options, rights or warrants;

            (viii) the Borrower may pay Dividends to Holdings in order to permit Holdings to repurchase or make any payments in respect of the 13% Notes; and

            (ix) so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may pay Dividends in an amount not to exceed the sum of (a) $15,000,000 plus (b) the Permitted Expenditure Amount.

      8.04  INDEBTEDNESS.

      The Borrower will not permit any Company to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

            (i) Indebtedness of the Borrower and the Guarantors incurred or existing pursuant to this Agreement and the other Loan Documents;

            (ii) (a) unsecured Indebtedness of the Borrower under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture in an aggregate principal amount for all Indebtedness at any time outstanding pursuant to this clause (ii) not to exceed $475,000,000, and the Contingent Obligations of the Guarantors in respect thereof, and

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      (b) additional unsecured Subordinated Indebtedness of the Borrower in an aggregate principal not to exceed $300,000,000 at any one time outstanding, and Contingent Obligations of the Guarantors in respect thereof;

            (iii) Existing Indebtedness of the Borrower and the Subsidiaries to the extent actually outstanding on the Closing Date and as the same is listed on Schedule 6.22, but no refinancings or renewals thereof other than as permitted by clause (xv) below;

            (iv) Indebtedness of the Borrower or any Subsidiary existing or arising under any Interest Rate Protection Agreements, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;"

            (v) Indebtedness of the Borrower and the Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and so long as any such Other Hedging Agreement is not speculative in nature and is (x) related to income derived from foreign operations of the Borrower or any Subsidiary or otherwise related to purchases permitted hereunder from foreign suppliers or (y) entered into to protect the Borrower and the Subsidiaries against fluctuation in the price of raw materials used in the business;

            (vi) Attributable Indebtedness of the Borrower and the Subsidiaries in respect of Capital Leases and/or Synthetic Leases (including Capital Leases and Synthetic Leases arising from Permitted Sale-Leaseback Transactions) and Indebtedness of the Borrower and the Subsidiaries representing purchase money Indebtedness secured by Liens permitted pursuant to Section 8.01(vii), provided that the sum (without duplication) of (a) the aggregate outstanding principal amount of all Indebtedness incurred by the Borrower and/or the Subsidiaries pursuant to this clause
      (vi), plus (b) the aggregate outstanding principal amount of all Indebtedness incurred or assumed by the Borrower and/or the Subsidiaries pursuant to clause (xii) below, plus (c) the aggregate outstanding principal amount of all Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to this clause (vi) or clause (xii) below, shall not exceed the sum of (1) $75,000,000 plus (2) the Permitted Expenditure Amount;

            (vii) intercompany Indebtedness and Contingent Obligations of the Borrower and the Subsidiaries outstanding to the extent permitted by
      Section 8.05;

            (viii) Indebtedness under performance bonds, letter of credit obligations to provide security for worker's compensation claims, Health Choice medical claims liability and bank overdrafts, in each case incurred in the ordinary course of business, provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five Business Days;

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            (ix)  Indebtedness of the Borrower and the Subsidiaries which may be deemed to exist pursuant to their respective obligations to pay Dividends permitted by Section 8.03 after same have been declared;

            (x) Contingent Obligations of the Borrower and the Subsidiaries in respect of Indebtedness consisting of loans by third Persons to officers and employees of the Borrower and the Subsidiaries in an aggregate principal amount not to exceed $500,000 outstanding at any time;

            (xi) Indebtedness of the Borrower or any of the Subsidiaries which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments and similar obligations in connection with acquisitions or sales of assets (including Capital Stock and/or businesses) effected in accordance with the requirements of this Agreement (so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person other than the Borrower);

            (xii) Indebtedness of a Subsidiary acquired pursuant to an Acquisition (or Indebtedness assumed by the Borrower or any Subsidiary pursuant to an Acquisition as a result of a merger or consolidation or the acquisition of Property securing such Indebtedness) (the "Permitted Acquired Debt"), so long as (w) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (x) if such Indebtedness is secured, such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capital Leases, Synthetic Leases and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause
      (xii) and (y) the sum of (1) the aggregate outstanding principal amount of all Indebtedness incurred by the Borrower and/or the Subsidiaries pursuant to clause (vi) above, plus (2) the aggregate outstanding principal amount of all Indebtedness incurred or assumed by the Borrower and/or the Subsidiaries pursuant to this clause (xii), plus (3) the aggregate outstanding principal amount of all Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (vi) above or this clause (xii), shall not exceed (A) $75,000,000 plus (B) the Permitted Expenditure Amount;

            (xiii) Indebtedness with respect to completion guarantees, performance bonds, surety bonds or customs bonds required in the ordinary course of business in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

            (xiv) additional unsecured Indebtedness of the Borrower and the Subsidiaries not otherwise permitted pursuant to this Section 8.04, so long as the aggregate principal amount of all Indebtedness incurred pursuant to this clause (xiv) does not exceed at any time outstanding the sum of (a) $25,000,000 plus (b) the Permitted Expenditure Amount; and

            (xv) Permitted Refinancing Indebtedness and Permitted Subordinated Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto.

      8.05  ADVANCES, INVESTMENTS AND LOANS.

      The Borrower will not permit any Company to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, Property, obligations or securities of, or any other interest in, or make any capital contribution to or investment in (including, without limitation, any Contingent Obligations incurred for the benefit of such Person and any disposition of Property to a Person in which the transferor owns Capital Stock or that is an Affiliate thereof for consideration less than the fair market value thereof) any other Person or hold any cash or Cash Equivalents (less the amount of all repayments, dividends, distributions, interest and returns of principal or capital thereon to the extent paid in cash or Cash Equivalents (or, in the case of any Investment in a Subsidiary made with Property other than cash, upon return of such Property, by an amount equal to the lesser of the book value of such Property at the time of such Investment or the fair market value of such Property at the time of such return) and attributable to any Investment made after the Closing Date) (each of the foregoing an "Investment" and, collectively, "Investments"), except that the following shall be permitted:

            (i) the Borrower and the Subsidiaries may acquire and hold accounts receivables and other customary trade credit owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

            (ii) the Borrower and the Subsidiaries may acquire and hold cash and Cash Equivalents;

            (iii) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,500,000;

            (iv) the Borrower and the Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted in Section 8.04(iv) and Section 8.04(v) respectively;

            (v) the Borrower may make Investments in any Subsidiary Guarantor, and any Subsidiary may make Investments in the Borrower or any Subsidiary Guarantor; provided that (a) any promissory notes evidencing intercompany loans made by the Borrower or any Subsidiary Guarantor shall be pledged (and delivered) by the Borrower or the respective Subsidiary Guarantor that is the lender of such intercompany loan as Collateral pursuant to the Security Agreement and (b) any loans made by a Subsidiary which is not a Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor pursuant to this clause (v) shall be subordinated to the Obligations pursuant to subordination provisions in substantially the form of Exhibit 8.05 hereto, except, with respect to the loans made to the Borrower or a Subsidiary by Health Choice, to the extent such subordination would violate a material contract with the Arizona Health Care Cost Containment System as in effect on the Closing Date or is not permitted pursuant to applicable laws, rules or regulations;

            (vi) the Borrower and it Subsidiaries may sell or transfer Property to the extent permitted by Section 8.02;

            (vii) the Borrower may establish Subsidiaries subject to the applicable restrictions of clauses (ix) and (xviii) of this Section 8.05 and Section 8.14;

            (viii) the Borrower and the Subsidiaries may acquire and own Investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (ix) the Borrower and any Subsidiary Guarantor may make Acquisitions (any such Acquisition being herein referred to as a "Permitted Acquisition") provided that (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Acquisition):

                  (A) the consideration paid by the Borrower or such Subsidiary Guarantor consists solely of cash (including proceeds of Revolving Loans), the issuance of Capital Stock (other than Disqualified Stock) by Holdings, the issuance by the Borrower or any of the Subsidiaries of Indebtedness otherwise permitted under
            Section 8.04 and the assumption/acquisition of any Permitted Acquired Debt (calculated in accordance with GAAP) relating to the business, division, product line or Person the subject of such Acquisition which is permitted to remain outstanding in accordance with the requirements of Section 8.04;

                  (B) those Acquisitions that are structured as stock Acquisitions shall be effected through a purchase of no less than a majority of the Capital Stock or other equity interests of such Person by the Borrower or such Subsidiary Guarantor or through a merger between such Person and a Subsidiary Guarantor, so that after giving effect to such merger, no less than a majority of the Capital Stock or other equity interests of the surviving corporation of such merger is owned by the Borrower or a Subsidiary Guarantor;

                  (C) substantially all of the Property, business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Acquired Person and its Subsidiaries taken as a whole, is in the United States;

                  (D) the Property, business, division or product line acquired, or the business of the Acquired Person and its Subsidiaries, shall be in a business permitted to be conducted pursuant to Section 8.15;

                  (E) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer, in detail reasonably satisfactory to the Administrative Agent, demonstrating that both before and after giving effect to such Acquisition on a Pro Forma Basis, (I) the Loan Parties are in compliance with the requirements of the preceding clauses (A) through (D) inclusive and with the financial covenants set forth in Sections 8.08 and 8.09, and (II) the Consolidated Senior Leverage Ratio is less than 3.50:1.00;

                  (F)   after giving effect to such Acquisition, the total of
            (I) the Aggregate Revolving Commitments, minus (II) the Total Revolving Outstandings, plus (III) all unrestricted available cash and Cash Equivalents of the Borrower and the Subsidiaries shall be at least $40,000,000;

                  (G) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Acquisition or immediately after giving effect thereto;

                  (H) the Borrower shall have given the Administrative Agent and the Lenders at least five (5) Business Days' prior written notice of such Acquisition;

                  (I) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

                  (J) the Borrower provides to the Administrative Agent as soon as available but not later than five Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Acquisition;

                  (K) the Borrower shall believe in good faith that the proposed Acquisition could not result in a material increase in tax, ERISA, environmental or other contingent liabilities with respect to the Borrower or any of the Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

                  (L) the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to the best of the knowledge of such Authorized Officer, compliance with the requirements of preceding clauses (G) through (K), inclusive, containing the calculations required by the preceding clauses (E) and (F); and

                  (M) the Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by, Sections 7.11 and 8.14, to the satisfaction of the Administrative Agent;

            (x) Investments as listed on Schedule 8.05 existing on the Closing Date shall be permitted to the extent actually outstanding on the Closing Date;

            (xi) Investments made by the Borrower or any of the Subsidiaries consisting of Investments received in connection with any disposition permitted by Section 8.02;

            (xii) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

            (xiii) the Borrower and any Subsidiary Guarantor may effect Greenfield Construction Projects (any such Greenfield Construction Project being herein referred to as a "Permitted Greenfield Construction Project") provided that:

                  (A) the applicable Hospital to be constructed is to be owned by the Borrower or a Subsidiary Guarantor;

                  (B) such Greenfield Construction Project has been designated as a "Permitted Greenfield Construction Project" in writing by the Borrower to the Administrative Agent, which writing shall certify compliance with the requirements of this Section 8.05(xiii);

                  (C) no Default or Event of Default shall exist on the date that such Greenfield Construction Project is designated as a Permitted Greenfield Construction Project pursuant to clause (B) above;

                  (D) such Greenfield Construction Project shall be completed on or before the date which is 30 months after the date of commencement thereof (with such commencement date being deemed to be the earlier of (1) the date that such Greenfield Construction Project is designated as a Permitted Greenfield Construction Project pursuant to clause (B) above and (2) the first date on which the Borrower or any Subsidiary is required under GAAP to capitalize interest in respect of Indebtedness incurred in connection with such Permitted Greenfield Construction Project); and

                  (E) at the time that such Greenfield Construction Project is designated as a Permitted Greenfield Construction Project pursuant to clause (B) above, the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer, in detail reasonably satisfactory to the Administrative Agent, demonstrating that, on a Pro Forma Basis, (a) the Loan Parties are in compliance with the financial covenants set forth in Sections
            8.08 and 8.09, and (b) the Consolidated Senior Leverage Ratio is less than 3.50:1.00;

            (xiv) in the event the Borrower or a Subsidiary shall establish a Subsidiary for the purpose of, and to be engaging solely in the business of, insuring the healthcare businesses or facilities owned or operated by the Borrower, any Subsidiary or any physician employed by or on the medical staff of any such business or facility (the "Insurance Subsidiary"), Investments in an amount that does not exceed the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed, plus the amount of any reasonable, general corporate and overhead expense of such Insurance Subsidiary; provided that in the event that less then 100% of the Capital Stock of such Insurance Subsidiary is pledged to the Administrative Agent, such Insurance Subsidiary shall be wholly-owned by a special purpose domestic Wholly Owned Subsidiary of the Borrower organized solely to hold such Capital Stock;

            (xv) Investments in non-cash consideration from sales of assets permitted hereunder;

            (xvi) Investments in Health Choice required to be made under applicable laws, rules and regulations or pursuant to contractual obligations of the Borrower or a Subsidiary with the Arizona Health Care Cost Containment System as in effect on the Closing Date;

            (xvii) Investments in Excluded Subsidiaries in an aggregate amount for all such Investments not to exceed $10,000,000;

            (xviii) additional Investments in an aggregate amount for all such Investments not to exceed the sum of (1) $75,000,000 plus (2) the Permitted Expenditure Amount; and

            (xix) any Company may enter into Hospital Swaps with any Person that is not a Company (any such Hospital Swap being herein referred to as a "Permitted Hospital Swap"), provided that:

                  (A) if the applicable Company gives one or more Hospitals in such Hospital Swap, such Company shall receive one or more Hospitals (in addition to any permitted cash consideration as provided below) in return;

                  (B) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer, in detail reasonably satisfactory to the Administrative Agent, demonstrating that (1) upon giving effect to any such Hospital Swap on a Pro Forma Basis, Consolidated EBITDA will be not less than 85% of Consolidated EBITDA prior to such Hospital Swap, and (2) both before and after giving effect to any such Hospital Swap on a Pro Forma Basis, (a) the Borrower is in compliance with the financial covenants set forth in Sections 8.08 and 8.09, and (b) the Consolidated Senior Leverage Ratio is less than 3.50:1.00;

                  (C) such Hospital Swap shall not involve an exchange of Property (by such Company) that is not in the HMO Business for Property (of a third party) solely in the HMO Business or an exchange for Property (of a third party) that is not in a Permitted Business;

                  (D) the Companies shall not be permitted to exchange, in the aggregate for all such Hospital Swaps, (a) more than five (5) Hospitals and Related Businesses of the Companies or (b) more than four (4) Hospitals of the Companies;

                  (E) if such Company receives any cash consideration in connection with such Hospital Swap, such cash consideration shall not exceed 20% of the sum of the amount of such cash consideration and the Fair Market Value of the Capital Stock or Property received by such Company in such Hospital Swap, unless the portion of such cash consideration which exceeds such 20% threshold is treated as proceeds of an Asset Sale;

                  (F) if such Company gives any cash consideration in connection with such Hospital Swap, such cash consideration shall not exceed 20% of the sum of the amount of such cash consideration and the Fair Market Value of the Capital Stock or Property given by such Company in such Hospital Swap, unless such transaction otherwise also satisfies the requirements of clauses (B) through (D) and (F) through (L) of Section 8.05(ix);

                  (G) subject to the proviso at the end of this clause (xix), the Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, such Hospital Swap to comply with, and to execute and deliver, all of the documentation required by Sections 7.11 and 8.14 to the reasonable satisfaction of the Administrative Agent; and

                  (H) subject to the proviso at the end of this clause (xix), with respect to any Hospital Swap involving an exchange of Property (by a Company) of Property that is not in the HMO Business for Property (of a third party) that is an "integrated system" including operations involved in the HMO Business, any Subsidiary that is formed to effect, or is acquired pursuant to, any such exchange shall become a Guarantor as provided in Section 7.11(c);

      provided, however, and notwithstanding any provision to the contrary in the foregoing clause (G) or clause (H) above, the Borrower may elect to designate any Subsidiary that is formed to effect, or is acquired pursuant to, a Permitted Hospital Swap as an Excluded Subsidiary and, if it so designates such Subsidiary, shall be deemed to have made an Investment in an amount equal to the Fair Market Value of the Capital Stock or Property (plus any applicable cash consideration paid and minus any applicable cash consideration received) given by the applicable Company in such Hospital Swap with respect to such Excluded Subsidiary pursuant to either (as available and at the election of the Borrower) Section 8.05(xvii) or 8.05(xviii); and

            (xx) the Borrower and any Subsidiary may effect Permitted Exchanges in accordance with the definition thereof.

      8.06  TRANSACTIONS WITH AFFILIATES.

      The Borrower will not permit any Company to enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower or any of the Subsidiaries, other than on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that:

            (i)   Dividends may be paid to the extent provided in Section 8.03;

            (ii) loans may be made and other transactions may be entered into between the Borrower and the Subsidiaries to the extent permitted by Sections 8.02, 8.03, 8.04 and 8.05;

            (iii) so long as no Default or Event of Default is then in existence or would result therefrom, the Borrower may pay Subordinated Management Fees in each fiscal year not in excess of the lesser of (x) 0.25% of the Borrower's net revenue as reflected on the budget prepared for such fiscal year by the management of the Borrower and approved by the Board of Directors of the Borrower and (y) $5.0 million, pursuant to the Management Services Agreement as in effect on the date hereof, and reimbursement of all other reasonable, out-of-pocket expenses;

            (iv) customary fees may be paid to non-officer directors of Holdings, the Borrower and the Subsidiaries;

            (v) the Borrower may pay directly, or reimburse the Permitted Holders for, reasonable out-of-pocket expenses incurred for business purposes of the Borrower and the Subsidiaries;

            (vi) the Borrower or any Subsidiary may enter into employment agreements in the ordinary course of business in good faith;

            (vii) the Borrower or any Subsidiary may retain any Permitted Holder to provide any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services (including any payments in cash, Capital Stock or other consideration made by the Borrower or any Subsidiary in connection therewith) on the one hand and the Permitted Holders on the other hand, which services (and payments and other transaction in connection therewith) are approved by a majority of the members of the Board of Directors of the Borrower in good faith;

            (viii) the Borrower or any Subsidiary may enter into transactions listed on Schedule 8.06 hereto;

            (ix) the Borrower or any Subsidiary may enter into, or perform their obligations under the terms of, any stockholders agreement, partnership agreement or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto); provided, however, that the existence of, or the performance by the Borrower or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date will only be permitted by this clause to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially disadvantageous to the Lenders, as determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower;

            (x) the Transaction may be consummated, including all payments made or to be made in connection with the Transaction, retention payments paid as an incentive to retained employees in connection with the Transaction and payments from proceeds received in connection with litigation required to be made pursuant to the terms of the Merger Agreement as in effect on the Closing Date;

            (xi) the Borrower and the Subsidiaries may pay premiums to the Insurance Subsidiary and otherwise engage in transactions with the Insurance Subsidiary reasonably related to its business;

            (xii) the foregoing restrictions shall not apply to any transactions between the Borrower and any Subsidiary Guarantor or among Subsidiary Guarantors, and transactions among Excluded Subsidiaries; and

            (xiii) the Borrower may make payments to the former shareholders of Holdings proceeds received in connection with certain pending litigation claims pursuant to (and only to the extent required by ) the Merger Agreement as in effect on the Closing Date.

      8.07  CAPITAL EXPENDITURES.

      (a) The Borrower will not permit any Company to make any Capital Expenditures in any fiscal year in excess of the amount set forth in the table below opposite such fiscal year plus any unused amount available from the immediately preceding fiscal year (excluding any carry forward from any prior fiscal year); provided that, so long as (i) the Consolidated Total Leverage Ratio is less than 3.0:1.0 on a Pro Forma Basis after giving effect to any Indebtedness incurred to make such Capital Expenditure and (ii) no Default or Event of Default exists or would be caused thereby, the Borrower and the Subsidiaries may make unlimited Capital Expenditures.

                                                  MAXIMUM CAPITAL
        FISCAL YEAR ENDING                         EXPENDITURES
        ------------------                         ------------
September 30, 2004
(applies to period beginning April 1,             $115,000,000
2004)
September 30, 2005                                $110,000,000

September 30, 2006                                $105,000,000
September 30, 2007 and each fiscal
year thereafter                                   $100,000,000

      (b) Notwithstanding the foregoing, the Borrower and the Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)):

            (i) with Net Asset Sale Proceeds (including Syndication Proceeds and proceeds received in connection with Permitted Exchanges and Permitted Hospital Swaps) to the extent such Net Asset Sale Proceeds are not required to be applied to repay Loans pursuant to Section 2.05(b)(iii) and such proceeds are reinvested as required by Section 2.05(b);

            (ii) consisting of the reinvestment of Net Insurance/Condemnation Proceeds not required to be applied to prepay Loans pursuant to Section 2.05(b)(iv);

            (iii) constituting Acquisitions effected in accordance with any applicable requirements of Section 8.05;

            (iv) constituting Permitted Exchanges, Permitted Greenfield Construction Projects and Permitted Hospital Swaps effected in accordance with any applicable requirements of Section 8.05;

            (v) in an aggregate amount not to exceed the Permitted Expenditure Amount;

            (vi) in an amount equal to 5% of the net annual revenue from Permitted Acquisitions of Hospitals and Related Businesses (excluding HMO's and physician practices) and, after completion thereof, from Permitted Greenfield Construction Projects; and

            (vii) constituting Acquisition Capital Expenditures in an aggregate amount not to exceed $200,000,000 made in respect of any Acquisitions consummated on or after the Closing Date.

      8.08  CONSOLIDATED INTEREST COVERAGE RATIO.

      As of the end of each fiscal quarter, the Borrower will not permit the Consolidated Interest Coverage Ratio for the Test Period ended on the last day of such fiscal quarter to be less than the ratio set forth opposite such fiscal quarter below:

  Fiscal Quarter Ended                                         Ratio
  --------------------                                         -----
June 30, 2004                                                 2.00:1.0
September 30, 2004                                            2.00:1.0
December 31, 2004                                             2.00:1.0
March 31, 2005                                                2.00:1.0

  Fiscal Quarter Ended                                         Ratio
  --------------------                                         -----
June 30, 2005                                                 2.15:1.0
September 30, 2005                                            2.15:1.0
December 31, 2005                                             2.15:1.0
March 31, 2006                                                2.15:1.0
June 30, 2006                                                 2.30:1.0
September 30, 2006                                            2.30:1.0
December 31, 2006                                             2.30:1.0
March 31, 2007                                                2.30:1.0
June 30, 2007                                                 2.45:1.0
September 30, 2007                                            2.45:1.0
December 31, 2007                                             2.45:1.0
March 31, 2008                                                2.45:1.0
April 1, 2008 and thereafter                                  2.60:1.0

      8.09  MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIO.

      As of the end of each fiscal quarter, the Borrower will not permit the Consolidated Total Leverage Ratio for the Test Period ended on the last day of such fiscal quarter to be greater than the ratio set forth opposite such fiscal quarter below:

   Fiscal Quarter Ended                                        Ratio
   --------------------                                        -----
June 30, 2004                                                6.25:1.0
September 30, 2004                                           6.25:1.0
December 31, 2004                                            6.25:1.0
March 31, 2005                                               6.25:1.0
June 30, 2005                                                6.00:1.0
September 30, 2005                                           6.00:1.0
December 31, 2005                                            6.00:1.0
March 31, 2006                                               6.00:1.0
June 30, 2006                                                5.50:1.0
September 30, 2006                                           5.50:1.0
December 31, 2006                                            5.50:1.0
March 31, 2007                                               5.50:1.0
June 30, 2007                                                5.00:1.0
September 30, 2007                                           5.00:1.0
December 31, 2007                                            5.00:1.0
March 31, 2008                                               5.00:1.0
April 1, 2008 and thereafter                                 4.50:1.0

      8.10  LIMITATIONS ON HOLDINGS.

      Except as set forth in Schedule 8.10, Holdings will not (i) hold any Property other than the Capital Stock of the Borrower and Investments that, if made by a Company, would otherwise be permitted under Section 8.05, (ii) have any liabilities other than (A) the liabilities under the Loan Documents, the Merger Agreement, and otherwise incurred in connection with the Transaction and other liabilities existing as of the Closing Date and retained thereafter, (B) tax liabilities in the ordinary course of business, (C) loans and advances permitted under Section 8.05 and (D) corporate, administrative and operating expenses in the ordinary course of business and liabilities incidental to such activities, (E) the 13% Notes and (F) the Holdings Subordinated Indebtedness,
(iii) engage in any business other than (A) owning the Capital Stock of the Borrower and activities incidental or related thereto, (B) acting as a Guarantor hereunder and pledging its Property to the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents to which it is a party and
(C) performing its obligations and activities in connection with the Transaction or (iv) issue any Disqualified Stock.

For the purposes of the preceding paragraph, "Holdings Subordinated Indebtedness" means unsecured Indebtedness of Holdings that (A) is subordinated to its Guaranteed Obligations on terms no less favorable to the Loan Parties or Lenders than the Indebtedness under the Senior Subordinated Notes Documents, as reasonably determined by the Administrative Agent, (B) is not subject to any Contingent Obligation by the Company or any Subsidiary, (C) will not mature prior to the date that is 180 days after the final Maturity Date hereunder, (D) has no scheduled amortization or payments of principal, (E) does not permit any payments in cash of interest or other amounts in respect of the principal thereof until the date that is the earlier of five (5) years from the date of the issuance or incurrence thereof or 180 days after the final Maturity Date hereunder, (F) has covenant and default provisions customary for senior subordinated notes of an issuer that is the parent holding company of a borrower under senior secured credit facilities and that are not, taken as a whole, more restrictive than those set forth in the Senior Subordinated Notes Documents, and
(G) contains provisions with respect to paid-in-kind interest which are reasonably satisfactory to the Administrative Agent; provided that any such Indebtedness shall constitute Holdings Subordinated Indebtedness permitted to be incurred by this Section 8.10 only if (i) both before and after giving effect to the issuance or incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing, (ii) the Consolidated Total Leverage Ratio for the most recently ended Test Period preceding the date of incurrence of such Indebtedness and in respect of which the Administrative Agent shall have received the Required Financial Information was less than 4.50:1.00 and (iii) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer, in detail reasonably satisfactory to the Administrative Agent, demonstrating that after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Holdings Consolidated Leverage Ratio shall be less than 6.00:1.00.

      8.11 LIMITATION ON MODIFICATIONS OF INDEBTEDNESS; MODIFICATIONS OF CERTIFICATE OF INCORPORATION, BY-LAWS AND CERTAIN OTHER AGREEMENTS; ETC.

      The Borrower will not permit any Company to:

            (i) amend or modify, or permit the amendment or modification of, any provision of any Senior Subordinated Note, Permitted Subordinated Refinancing Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating thereto or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on the Senior Subordinated Notes or the

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      Permitted Subordinated Refinancing Indebtedness, change (to earlier dates)
      any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to waive or eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Senior Subordinated Notes or Permitted Subordinated Refinancing Indebtedness, as the case may be (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is, taken as a whole, to increase materially the obligations of the obligor thereunder or, taken as a whole, to confer any additional rights on the holders of such Senior Subordinated Notes or Permitted Subordinated Refinancing Indebtedness, as the case may be (or a trustee or other representative on their behalf), which would reasonably be expected to be materially adverse to any Loan Party or Lenders;

            (ii) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto monies or securities before due for the purpose of paying when due) or exchange of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of any Senior Subordinated Note or Permitted Subordinated Refinancing Indebtedness; provided that (a) the Borrower may exchange the Senior Subordinated Notes for Exchange Senior Subordinated Notes issued as contemplated in the definition of Senior Subordinated Notes and consistent with the requirements of the definition of Exchange Senior Subordinated Notes, (b) so long as no Default or Event of Default has occurred and is continuing, any Senior Subordinated Notes, any or Permitted Subordinated Refinancing Indebtedness may be refinanced with Permitted Subordinated Refinancing Indebtedness, and (c) the Borrower may, in any event, make such voluntary or optional payments or prepayments thereon or redemption or acquisition for value or exchange thereof, so long as the Consolidated Total Leverage Ratio is less than 3.0:1.0 after giving effect thereto on a Pro Forma Basis and no Default or Event of Default has occurred and is continuing; or

            (iii) amend modify or change its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws (or equivalent Organizational Documents) or any agreement entered into by it, with respect to its Capital Stock (including any Shareholders' Agreement), or enter into any new agreement with respect to its Capital Stock, other than any amendments, modifications or changes pursuant to this clause (iii) or any such new agreements pursuant to this clause (iii) which do not, taken as a whole, materially adversely affect the interests of the Lenders or which may be required to issue new Capital Stock permitted to be issued pursuant to Section 8.13.

      8.12  LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES.

      The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or

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restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, (b) make loans or advances to the Borrower or any of the Borrower's Subsidiaries or
(c) transfer any of its Property to the Borrower or any of the Borrower's Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law (including regulatory requirements), (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary, (iv) customary provisions restricting assignment of any licensing agreement entered into by the Borrower or a Subsidiary in the ordinary course of business, (v) the documents evidencing or governing any Subordinated Indebtedness, (vi) customary provisions restricting the transfer of Property subject to Liens permitted under Section 8.01(iii), (vii), (xii),
(xiv), (xv), (xvi) or (xvii) and the documents evidencing or governing the related Indebtedness and other restrictions imposed by Liens permitted to be incurred hereunder limiting the right to dispose of the Property subject to such Lien, (vii) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the Property of any Person, other than the Person or the Property of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition and
(viii) provisions limiting the disposition or distribution of Property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted hereunder, which limitation is applicable only to the Property that is the subject of such agreements.

      8.13  LIMITATION ON ISSUANCE OF CAPITAL STOCK.

      (a) The Borrower will not, and will not permit any of the Subsidiaries to, issue any Disqualified Stock (other than the issuance of preferred stock by a Subsidiary to the Borrower or a Wholly Owned Subsidiary).

      (b) The Borrower will not issue any Capital Stock unless such Capital Stock is delivered to the Administrative Agent for pledge pursuant to the Security Agreement and the relevant shareholder executes and delivers a counterpart of the Security Agreement.

      (c) The Borrower will not sell any Capital Stock of a Subsidiary or permit any of the Subsidiaries to issue any Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Capital Stock, in each case other than to the Borrower or a Subsidiary Guarantor, except (i) for transfers and replacements of then outstanding shares of Capital Stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Borrower or any of the Subsidiaries in any class of the Capital Stock of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law, (iv) Subsidiaries of the Borrower formed after the Closing Date pursuant to Section 8.14 may issue Capital Stock to the Borrower or the respective Subsidiary which is to own such stock in accordance with the requirements of Section 7.11, (v) the Borrower may permit the Subsidiaries to issue Capital Stock, and may sell Capital Stock of Subsidiaries in accordance with the Hospital Investment

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Program so long as the requirements of the definition thereof are satisfied,
(vi) the Borrower may sell 100% of its interests in the Capital Stock of a Subsidiary pursuant to the provisions of Section 8.02(vii) and (vii) sales of Capital Stock of the Subsidiaries listed on Schedule 8.13; provided, however, that the Borrower will not permit any Subsidiary to issue debt securities convertible into Capital Stock. All Capital Stock issued in accordance with this
Section 8.13(c) shall, to the extent required by the Security Agreement or the definition of Hospital Investment Program, as the case may be, be delivered to the Administrative Agent for pledge pursuant to the Security Agreement or a pledge agreement reasonably satisfactory in form and substance to the Administrative Agent.

      8.14  LIMITATION ON CREATION OF SUBSIDIARIES.

      The Borrower shall not establish or create any additional Subsidiaries without the prior written consent of the Required Lenders; provided that (i) the Borrower may establish or create one or more Subsidiaries without such consent so long as (a) all of the Capital Stock of any new Domestic Subsidiary that is owned by any Loan Party (or all Capital Stock of any new Foreign Subsidiary which is owned by any Loan Party, except that, subject to the provisions of
Section 8.05(ix), not more than 65% of the Voting Stock of any such Foreign Subsidiary shall be required to be so pledged) is pledged and delivered to the Administrative Agent for the ratable benefit of the Secured Parties under the Security Agreement in accordance with Section 7.11 and (b) upon the creation or establishment of any such new Domestic Subsidiary other than an Excluded Subsidiary, such Domestic Subsidiary executes the Additional Security Documents and guaranty required to be executed by it in accordance with Section 7.11 and
(ii) the Borrower may establish or create one or more Excluded Subsidiaries in accordance with the definition of "Excluded Subsidiaries" set forth in Section
1.01 without such consent so long as all Capital Stock of any new Excluded Subsidiaries which is owned by any Loan Party is pledged and delivered to the Administrative Agent for the ratable benefit of the Secured Parties under the Security Agreement in accordance with Section 7.11.

      8.15  BUSINESS.

      The Loan Parties will not permit any Company to engage directly or indirectly in any business other than a Permitted Business.

      8.16  DESIGNATED SENIOR DEBT.

      The Borrower will not permit any Company to (i) designate any Indebtedness (other than the Obligations) as "Designated Senior Debt" (or other comparable term) for purposes of, and as defined in, the documents evidencing or governing any Subordinated Indebtedness or (ii) designate any documents with respect to any Indebtedness (other than this Agreement) as the "Credit Agreement" (or other comparable term) as defined in the documents evidencing or governing any Subordinated Indebtedness for purposes of the receipt of notices by the Administrative Agent, and delivery of blockage notices pursuant to the subordination provisions of such documents.

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      8.17  CHANGES TO LEGAL NAMES; ORGANIZATIONAL IDENTIFICATION NUMBERS,
JURISDICTION OR TYPE OF ORGANIZATION.

      No Loan Party shall change, or permit any change to, its legal name until
(i) it shall have given to the Administrative Agent not less than 30 days (or such shorter period approved by the Administrative Agent) prior written notice of its intention so to do, clearly describing such new name and providing other information in connection therewith as the Administrative Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect. In addition, to the extent that any Loan Party does not have an organizational identification number on the date hereof and later obtains one, or if there is any change in the organizational identification number of any Loan Party, the Borrower or such Loan Party shall promptly notify the Administrative Agent of such new or changed organizational identification number and shall take all actions reasonably satisfactory to the Administrative Agent to the extent necessary to maintain the security interests of the Administrative Agent in the Collateral intended to be granted pursuant to the Security Documents fully perfected and in full force and effect. Furthermore, no Loan Party shall change its jurisdiction of organization or its type of organization until (i) it shall have given to the Administrative Agent not less than 30 days' (or such shorter period approved by the Administrative Agent) prior written notice of its intention so to do, clearly describing such new jurisdiction of organization and/or type of organization and providing such other information in connection therewith as the Administrative Agent may reasonably request and (ii) with respect to such new jurisdiction and/or type of organization, it shall have taken all actions reasonably requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect. If at any time Schedule 6.24 hereto is not true and correct (as of the date in question, which may be after the Closing Date), whether because of changes thereto or as a result of the creation or acquisition of additional Loan Parties, the Borrower shall promptly furnish to the Administrative Agent a true and correct updated Schedule 6.24, which shall contain the updated information required therein with respect to each Loan Party as of the date of any change thereto.

                                   ARTICLE IX
                         EVENTS OF DEFAULT AND REMEDIES

      9.01  EVENTS OF DEFAULT.

      An Event of Default shall exist upon the occurrence of any of the following specified events (each, an "Event of Default"):

            (a)   Payments. The Borrower or any other Loan Party fails to pay
      (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days

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      after the same becomes due, any other amount payable hereunder or under any other Loan Documents; or

            (b) Representations, etc. Any representation, warranty or statement made by any Loan Party herein or in any other Loan Documents or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

            (c)   Covenants. Any Loan Party shall:

                  (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(f)(i),
            Section 7.11 (within the time periods specified in Section 7.11(h)) or Article VIII; or

                  (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.01(a), (b),
            (d) or (e) and such default shall continue unremedied for a period of at least 10 Business Days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

                  (iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

            (d)   Default Under Other Agreements.

                  (i) Any Loan Party or any of the Subsidiaries shall (A) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or
            (B) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or

                  (ii) any Indebtedness (other than the Obligations) of any Loan Party or any of the Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 9.01(d) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (d)(i) and (d)(ii) is at least $10,000,000; or

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            (e)   Bankruptcy, etc. Any Loan Party or any of the Subsidiaries
      shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its respective Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the Property of any Loan Party or any of the Subsidiaries or any Loan Party or any of the Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Loan Party or any of the Subsidiaries or there is commenced against any Loan Party or any of the Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or any Loan Party or any of the Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Loan Party or any of the Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its Property to continue undischarged or unstayed for a period of 60 days; or any Loan Party or any of the Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any Loan Party or any of the Subsidiaries for the purpose of effecting any of the foregoing; or

            (f)   ERISA.

                  (i) Any Pension Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under
            Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsections .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation
            Section 4043 shall be reasonably expected to occur with respect to such Pension Plan within the following 30 days, any Pension Plan shall have had or is likely to have a trustee appointed to administer such Pension Plan, any Pension Plan or Multiemployer Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Pension Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Pension Plan or Multiemployer Plan has not been timely made, Holdings, the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of
            ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a Plan that is a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2)

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            of the Code) under Section 4980B of the Code, or Holdings, the
            Borrower, or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more Plans that are employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Multiemployer Plans, a "default," within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Multiemployer Plan, or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Multiemployer Plan;

                  (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and

                  (iii) such lien, security interest or liability, individually, and/or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

            (g) Security Documents. (i) At any time after the execution and delivery thereof any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Administrative Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, to the extent specified therein, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Administrative Agent (unless caused by the action or inaction of the Administrative Agent), superior to and prior to the rights of all third Persons (except as permitted by Section 8.01), and subject to no other Liens (except as permitted by Section 8.01), or any Loan Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or (ii) any other Loan Documents shall fail to be in full force and effect; or

            (h) Guaranties. The guaranty given by any Guarantor hereunder (including any Person after the Closing Date in accordance with Section 7.11) or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor (except in the case such Guarantor is no longer a Subsidiary by virtue of a liquidation, sale, merger or consolidation permitted by Section 8.02), or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

            (i) Judgments. One or more judgments or decrees shall be entered against any Loan Party or any of the Subsidiaries involving in the aggregate for any Loan Party and the Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees shall not be vacated, discharged or

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      stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance or indemnity arrangements provided by a reputable and creditworthy insurance company or other Person, exceeds $10,000,000; or

            (j)   Change of Control. A Change of Control Event shall occur; or

            (k) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy.

      9.02  REMEDIES UPON EVENT OF DEFAULT.

      If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

            (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

            (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

            (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

            (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents; and

            (e) deliver a payment blockage notice to the trustee representing the holders of any Subordinated Indebtedness.

      provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

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      9.03  APPLICATION OF FUNDS.

      After the acceleration of the Obligations as provided for in Section 9.02(b) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

      First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

      Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

      Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

      Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Management Agreements between any Loan Party and any Lender of Affiliate of any Lender and to Cash Collateralize the undrawn amounts of Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

      Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

      Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

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                                    ARTICLE X
                              ADMINISTRATIVE AGENT

      10.01 APPOINTMENT AND AUTHORITY.

      (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, and in accordance with Section 9.02, each Lender and the L/C Issuer hereby authorizes the Administrative Agent to deliver on its behalf a payment blockage notice to the trustee representing the holders of any Subordinated Indebtedness, and each Lender further agrees that it shall not deliver any such payment blockage notice. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

      10.02 RIGHTS AS A LENDER.

      The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

      10.03 EXCULPATORY PROVISIONS.

      The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

            (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

            (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any

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      action that, in its opinion or the opinion of its counsel, may expose the
      Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

            (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

      The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

      The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document,
      (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

      10.04 RELIANCE BY ADMINISTRATIVE AGENT.

      The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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      10.05 DELEGATION OF DUTIES.

      The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

      10.06 RESIGNATION OF ADMINISTRATIVE AGENT.

      The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this
Section 10.06. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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      Any resignation by Bank of America as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation as L/C Issuer and Swingline Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

      10.07 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.

      Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

      10.08 NO OTHER DUTIES, ETC..

      Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

      10.09 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

      In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

            (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their

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      respective agents and counsel and all other amounts due the Lenders, the
      L/C Issuer and the Administrative Agent under Section 2.03(i) and (j),
      2.09 and 11.04) allowed in such judicial proceeding; and

            (b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

      Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

      10.10 COLLATERAL AND GUARANTY MATTERS.

      The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

            (a) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any disposition or other transaction permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

            (b) to subordinate or release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01; and

            (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

      Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.11.

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                                   ARTICLE XI
                                  MISCELLANEOUS

      11.01 AMENDMENTS, ETC.

      No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

            (a) without the written consent of each Lender directly affected thereby:

                  (i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

                  (ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (including the Maturity Date);

                  (iii) reduce or forgive the principal of, or the rate of
            interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

                  (iv) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby;

                  (v) change any provision of this Section 11.01(a) or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

                  (vi) (A) except as the result of or in connection with a disposition not prohibited by Section 8.02, release all or substantially all of the Collateral and

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            (B) except as otherwise provided in Section 10.10, release all or substantially all of the Guarantors, or release any material Guarantor;

                  (vii) except as the result of or in connection with a
            dissolution, merger or disposition of a Loan Party not prohibited by
            Section 8.02, release the Borrower or substantially all of the other Loan Parties from its or their obligations under the Loan Documents;

            (b) without the consent of Lenders holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any L/C Obligations and Swingline Loans)), (i) no Default or Event of Default may be waived for purposes of Section 5.02(b) in respect of any proposed Revolving Loan borrowing or Letter of Credit issuance or extension and (ii) no amendment, waiver or consent of Section 7.01(f)(i), Section 7.11, Article VIII or this Section 11.06(b) shall be effective; and

            (c) without the consent of Lenders holding in the aggregate at least a majority of the outstanding Tranche B Term Loans (and participation therein) and Lenders holding in the aggregate a least a majority of the outstanding Incremental Term Loans (and participation interests therein) (i) amend, change or waive Section 2.05(b)(vii) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.05(b)(ii), (iii), (iv), (v) or (vi) hereof or (ii) amend, change or waive this Section 11.06(c);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

      Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

      Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party

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      to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

      11.02 NOTICES. EFFECTIVENESS OF ELECTRONIC COMMUNICATIONS.

      (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

            (i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

            (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

      (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

      Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at

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its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

      (c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer.

      (d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

      11.03 NO WAIVER; CUMULATIVE REMEDIES.

      No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      11.04 EXPENSES; INDEMNITY; DAMAGE WAIVER.

      (a) Costs and Expenses. The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof on the Closing Date, (ii) all reasonable, documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and
(iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable, documented fees and time charges for attorneys who may be employees

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of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable, documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

      (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

      (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its

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capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity; provided, further, that to the extent an L/C Issuer is entitled to indemnification under this Section 11.04(c) solely in connection with its role as an L/C Issuer, only the Lenders with Revolving Commitments shall be required to indemnify the L/C Issuer in accordance with this Section 11.04(c). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

      (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

      (e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

      (f) Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

      11.05 PAYMENTS SET ASIDE.

      To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause
(b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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

      11.06 SUCCESSORS AND ASSIGNS.

      (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than with respect to the assignment by Holdings of the Existing Credit Agreement to the Borrower immediately prior to the amendment and restatement thereof in the form of this Agreement, which assignment is hereby consented to), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this
Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that

            (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitments are not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

            (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans.

            (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swingline Lender (in each case not to be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, the Borrower (not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

            (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, however, that only one such fee shall be required in connection with a concurrent assignment by a Lender to one or more Approved Funds.

      Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

      (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

      (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

      Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to
Section 11.01 that affects such Participant. Subject to subsection (e) of this
Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

      (e) Limitation on Participation Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender. In addition, each Lender granting a participation under this Section 11.06, (i) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each participant, specifying such participant's entitlement to payments of principal and interest with respect to such participation and (ii) shall collect from each such participant, prior to the time such participant receives payments hereunder, the appropriate forms, certificates and statements described in Section 3.01 (and updated as required by Section 3.01) as if such participant were a Lender.

      (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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

      (g) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

      (h) Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) 30 days' notice to the Borrower and the Lenders, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).

      11.07 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the

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Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

      For purposes of this Section 11.07, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

      11.08 SET-OFF.

      If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application

      11.09 INTEREST RATE LIMITATION.

      Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal

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

as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

      11.10 COUNTERPARTS; INTEGRATION; EFFECTIVENESS; AMENDMENT AND RESTATEMENT OF EXISTING CREDIT AGREEMENT.

      This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. The Loan Parties, the Administrative Agent and the Lenders hereby agree that at such time as this Agreement shall have become effective as provided herein, the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Agreement.

      11.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

      All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

      11.12 SEVERABILITY.

      If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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      11.13 REPLACEMENT OF LENDERS.

      (i) If any Lender requests compensation under Section 3.04, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01,
(iii) if any Lender is a Defaulting Lender, or (iv) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that has been approved by the Required Lenders as provided in Section 11.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

            (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

            (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

            (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

            (d)   such assignment does not conflict with applicable Laws.

      A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

      11.14 GOVERNING LAW; JURISDICTION; ETC.

      (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK.

      (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING

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ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR
RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

      (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

      (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

      11.15 WAIVER OF JURY TRIAL.

      EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

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PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN
DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

      11.16 USA PATRIOT ACT NOTICE.

      Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

         IN WITNESS WHEREOF, the parties hereto have cause their duly authorized officers to execute and deliver this Agreement as of the date first above written.



BORROWER:                        IASIS HEALTHCARE LLC,
                                 a Delaware limited liability company

                                 By: /s/ W. Carl Whitmer
                                    ------------------------------------------
                                 Name: W. Carl Whitmer
                                 Title: Chief Financial Officer



GUARANTORS:                      IASIS HEALTHCARE CORPORATION, a Delaware
                                 corporation

                                 By: /s/  David R. White
                                    ------------------------------------------
                                 Name: David R. White
                                 Title:  Chairman and Chief Executive Officer


                                 IASIS CAPITAL CORPORATION,
                                 a Delaware corporation

                                 By: /s/ W. Carl Whitmer
                                    ------------------------------------------
                                 Name: W. Carl Whitmer
                                 Title: Chief Financial Officer

                                 ARIZONA DIAGNOSTIC & Surgical CENTER, INC., a Delaware corporation
                                 BAPTIST JOINT VENTURE HOLDINGS, INC.,
                                 a Delaware corporation
                                 BEAUMONT HOSPITAL HOLDINGS, INC.,
                                 a Delaware corporation
                                 BILTMORE SURGERY CENTER HOLDINGS, INC.,
                                 a Delaware corporation
                                 BILTMORE SURGERY CENTER, INC.,
                                 an Arizona corporation
                                 BROOKWOOD DIAGNOSTIC CENTER OF TAMPA, INC., a Delaware corporation
                                 CLINICARE OF TEXAS, INC.,
                                 a Delaware corporation
                                 CLINICARE OF UTAH, INC.,
                                 a Delaware corporation

                                 By: /s/Frank A. Coyle
                                     ------------------------------------------
                                 Name: Frank A. Coyle
                                 Title:    Secretary

                                         [Signature Pages Follow]



                                        AMENDED AND RESTATED CREDIT AGREEMENT
                                                         IASIS HEALTHCARE LLC
                                                                   JUNE, 2004

                        DAVIS HOSPITAL HOLDINGS, INC.,
                        a Delaware corporation
                        DAVIS SURGICAL CENTER HOLDINGS, INC.,
                        a Delaware corporation
                        First CHOICE PHYSICIANS NETWORK HOLDINGS, INC., a Delaware corporation
                        IASIS FINANCE, INC.,
                        a Delaware corporation
                        IASIS HEALTHCARE HOLDINGS, INC.,
                        a Delaware corporation
                        IASIS HOME INFUSION AND MEDICAL EQUIPMENT, INC., a Delaware corporation
                        IASIS HOSPITAL NURSE STAFFING COMPANY,
                        a Delaware corporation
                        IASIS MANAGEMENT COMPANY,
                        a Delaware corporation
                        IASIS PHYSICIAN SERVICES, INC.,
                        a Delaware corporation
                        IASIS TRANSCO, INC.,
                        a Delaware corporation
                        JORDAN VALLEY HOSPITAL HOLDINGS, INC.,
                        a Delaware corporation
                        MCS/AZ, INC.,
                        a Delaware corporation
                        METRO AMBULATORY SURGERY CENTER, INC.,
                        a Delaware corporation
                        NORTH VISTA HOSPITAL, INC.,
                        a Delaware corporation
                        PALMS OF PASADENA HOMECARE, INC.,
                        a Delaware corporation
                        PIONEER VALLEY HEALTH PLAN, INC.,
                        a Delaware corporation
                        PIONEER VALLEY HOSPITAL, INC.,
                        a Delaware corporation
                        ROCKY MOUNTAIN MEDICAL CENTER INC.,
                        a Delaware corporation
                        SALT LAKE REGIONAL MEDICAL CENTER, INC., a Delaware corporation
                        SOUTHRIDGE PLAZA HOLDINGS, INC.,
                        a Delaware corporation
                        SSJ ST. PETERSBURG HOLDINGS, INC.,
                        a Delaware corporation
                        TAMPA BAY STAFFING SOLUTIONS, INC.,
                        a Delaware corporation

                        By: /s/  Frank A. Coyle
                           -------------------------------------------------
                        Name: Frank A. Coyle
                        Title:    Secretary

                                              [Signature Pages Follow]
                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

                                    DAVIS HOSPITAL & MEDICAL CENTER, LP,
                                    a Delaware limited partnership
                                    JORDAN VALLEY HOSPITAL, LP,
                                    a Delaware limited partnership
                                    MEMORIAL HOSPITAL OF TAMPA, LP,
                                    a Delaware limited partnership
                                    MESA GENERAL HOSPITAL, LP,
                                    a Delaware limited partnership
                                    ODESSA REGIONAL HOSPITAL, LP,
                                    a Delaware limited partnership
                                    PALMS OF PASADENA HOSPITAL, LP,
                                    a Delaware limited partnership
                                    SOUTHWEST GENERAL HOSPITAL, LP,
                                    a Delaware limited partnership
                                    ST. LUKE'S BEHAVIORAL HOSPITAL, LP,
                                    a Delaware limited partnership
                                    ST. LUKE'S MEDICAL CENTER, LP,
                                    a Delaware limited partnership
                                    TEMPE ST. LUKE'S HOSPITAL, LP,
                                    a Delaware limited partnership
                                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP, a Delaware limited partnership
                                    TOWN & COUNTRY HOSPITAL, LP,
                                    a Delaware limited partnership

                                    By: IASIS HEALTHCARE HOLDINGS, INC.,
                                        general partner

                                    By: /s/  Frank A. Coyle
                                        ---------------------------------------
                                    Name: Frank A. Coyle
                                    Title: Secretary


                                    SEABOARD DEVELOPMENT LLC,
                                    a Utah limited liability company

                                    By: /s/  Frank A. Coyle
                                        ---------------------------------------
                                    Name: Frank A. Coyle
                                    Title:    Secretary

                                              [Signature Pages Follow]



                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

AGENT                           BANK OF AMERICA, N.A.
                                as ADMINISTRATIVE AGENT


                                    By: /s/  Kevin Wagley
                                        ---------------------------------------
                                    Name: Kevin Wagley
                                    Title: Principal



                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

LENDERS                             BANK OF AMERICA, N.A.

                                    By: /s/  Kevin Wagley
                                        ---------------------------------------
                                    Name: Kevin Wagley
                                    Title: Principal



                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

                                    CITICORP NORTH AMERICA, INC


                                    By: /s/  John W. Peruzzi
                                        ---------------------------------------
                                    Name: John W. Peruzzi
                                    Title: Director




                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

                                    GENERAL ELECTRIC CAPITAL CORPORATION



                                    By: /s/  Steven Warner
                                        ---------------------------------------
                                    Name: Steven Warner
                                    Title: Duly Authorized Signatory






                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

                                    GOLDMAN SACHS CREDIT PARTNERS L.P.


                                    By: /s/  Robert Wagner
                                        ---------------------------------------
                                    Name: Robert Wagner
                                    Title: Authorized Signatory






                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

                                    LEHMAN COMMERCIAL PAPER INC.


                                    By: /s/  Francis Chang
                                        ---------------------------------------
                                    Name: Francis Chang
                                    Title: Authorized Signatory




                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

                                    MERRILL LYNCH CAPITAL CORPORATION


                                    By: /s/  Michael E. O'Brien
                                        ---------------------------------------
                                        Name: Michael E. O'Brien
                                        Title: Vice President




                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

                                    WACHOVIA BANK, NATIONAL ASSOCIATION


                                    By: /s/ Robert Sevin
                                        ---------------------------------------
                                        Name: Robert Sevin
                                        Title: Director




                                           AMENDED AND RESTATED CREDIT AGREEMENT
                                                            IASIS HEALTHCARE LLC
                                                                      JUNE, 2004

                                                                    EXHIBIT A-1

                          FORM OF COMMITTED LOAN NOTICE

                                                       Date: ___________, _____

To:      Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of June __, 2004, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among IASIS Healthcare LLC, a Delaware limited liability company (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

The undersigned hereby requests (select one):

         [ ]      A Borrowing of [Revolving] [Tranche B Term] [Incremental Term]
                  Loans

         [ ]      A conversion or continuation of Loans

                  1.       On _______________________ (a Business Day).

                  2.       In the aggregate principal amount of $______________

                  3.       Comprised of [Eurodollar Rate] [Base Rate] Loans

                           [Type of Committed Loan requested]

                  4. For Eurodollar Rate Loans: with an Interest Period of [1] [2] [3] [6](1) months.

The Committed Borrowing of Revolving Loans, if any, requested herein (i) complies with clause (i) of the proviso to the first sentence of Section 2.01(a) of the Agreement, and (ii) is permitted under Section 4.09(b)(1) of the Senior Subordinated Notes Indenture.

                                         IASIS HEALTHCARE LLC



                                         By:
                                            -----------------------------------
                                         Name:
                                              ---------------------------------
                                         Title:
                                               --------------------------------

-----------------

(1) Interest Periods of up to 12 months available upon request with consent of all Lenders.

                                                                    EXHIBIT A-2

                          FORM OF SWINGLINE LOAN NOTICE

                                                       Date: ___________, _____

To:      Bank of America, N.A., as Administrative Agent
         Bank of America, N.A., as Swingline Lender

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of June ___, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among IASIS Healthcare LLC, a Delaware limited liability company (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

The undersigned hereby requests a Swingline Loan

         1.       On ___________ (a Business Day).

         2.       In the aggregate principal amount of $___________.

The Swingline Borrowing requested herein (i) complies with clause (i) of the first proviso of the first sentence of Section 2.04(a) of the Agreement and (ii) is permitted under Section 4.09(b)(1) of the Senior Subordinated Notes Indenture.

                                     IASIS HEALTHCARE LLC



                                     By:
                                            -----------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------

                                                                    EXHIBIT B-1

                             FORM OF REVOLVING NOTE

                                                       Date: ___________, _____

         FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of June __, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

         The Borrower promises to pay interest on the unpaid principal amount of each such Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

         This Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

         The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                     IASIS HEALTHCARE LLC



                                     By:
                                            -----------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------

                                                                    EXHIBIT B-2

                           FORM OF TRANCHE B TERM NOTE

                                                       Date: ___________, _____

         FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Tranche B Term Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of June , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

         The Borrower promises to pay interest on the unpaid principal amount of each such Tranche B Term Loan from the date of such Tranche B Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

         This Note is one of the Tranche B Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Tranche B Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Tranche B Term Loans and payments with respect thereto.

         The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                     IASIS HEALTHCARE LLC



                                     By:
                                            -----------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------

                                                                    EXHIBIT B-3

                          FORM OF INCREMENTAL TERM NOTE

                                                       Date: ___________, _____

         FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Incremental Term Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of June ____, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

         The Borrower promises to pay interest on the unpaid principal amount of each such Incremental Term Loan from the date of such Incremental Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

         This Note is one of the Incremental Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Incremental Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Incremental Term Loans and payments with respect thereto.

         The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                     IASIS HEALTHCARE LLC



                                     By:
                                            -----------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------

                                    EXHIBIT C

                            FORM OF JOINDER AGREEMENT

         THIS JOINDER AGREEMENT (the "Agreement"), dated as of _____________, 20__, is by and between _____________________, a ___________________ (the
"Subsidiary"), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the "Credit Agreement"), dated as of June __, 2004, by and among IASIS HEALTHCARE LLC, a Delaware limited liability company (the "Borrower"), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer. All of the defined terms in the Credit Agreement are incorporated herein by reference.

         The Loan Parties are required by Section 7.11 of the Credit Agreement to cause the Subsidiary to become a "Guarantor".

         Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

         1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a "Guarantor" for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

         2. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an "Obligor" (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against, any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary. The Subsidiary hereby represents and warrants to the Agent that:

                  (i) The Subsidiary's chief executive office and chief place of business are (and for the prior four months have been) located at the locations set forth on Schedule 1 attached hereto and the Subsidiary keeps its books and records at such locations.

                  (ii) The type of Collateral owned by the Subsidiary and the location of all Collateral owned by the Subsidiary is as shown on
         Schedule 2 attached hereto.

                  (iii) The Subsidiary's legal name is as shown in this Agreement and the Subsidiary has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

                  (iv) The patents and trademarks listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents and trademarks owned by the Subsidiary.

                  (v) The Subsidiary Equity (as such term is defined in Section 1 of the Security Agreement) owned by the Subsidiary is listed on Schedule 5 attached hereto.

         3. The address of the Subsidiary for purposes of all notices and other communications is ____________________, ____________________________,
Attention of ______________ (Facsimile No. ____________).

         4. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Section 4 of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

         5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

         6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

                                     [SUBSIDIARY]



                                     By:
                                            -----------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------

                                     Acknowledged and accepted:

                                     BANK OF AMERICA, N.A.,
                                     as Administrative Agent



                                     By:
                                            -----------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------

                                   SCHEDULE 1
                          TO FORM OF JOINDER AGREEMENT

                           [Chief Executive Office and
                     Chief Place of Business of Subsidiary]

                                   SCHEDULE 2
                          TO FORM OF JOINDER AGREEMENT

                       [Types and Locations of Collateral]

                                   SCHEDULE 3
                          TO FORM OF JOINDER AGREEMENT

                                  [Tradenames]

                                   SCHEDULE 4
                          TO FORM OF JOINDER AGREEMENT

                            [Patents and Trademarks]

                                   SCHEDULE 5
                          TO FORM OF JOINDER AGREEMENT

                               [Subsidiary Equity]

                                    EXHIBIT D

                        FORM OF ASSIGNMENT AND ASSUMPTION

         This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

                  For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including all claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.       Assignor:                  ______________________________

2.       Assignee:                  ______________________________
                                    [and is an Affiliate/Approved Fund of
                                    [identify Lender](2)]

3.       Borrower:                  IASIS Healthcare LLC

4.       Agent:                     Bank of America, N.A., as the administrative
                                    agent under the Credit Agreement



5.       Credit Agreement:          The Amended and Restated Credit Agreement
                                    dated as of June __, 2004 among IASIS
                                    Healthcare LLC, the Guarantors party
                                    thereto,


-----------------

(2)  Select as applicable.

                                    the Lenders parties thereto and Bank of
                                    America, N.A., as Administrative Agent,
                                    Swingline Lender and L/C Issuer.

6.       Assigned Interest:

                                  Aggregate
                                  Amount of                   Amount of              Percentage
                               Commitment/Loans           Commitment/Loans          Assigned of
Facility Assigned              for all Lenders*               Assigned*          Commitment/Loans(3)          CUSIP Number
-----------------              ----------------           ----------------       -------------------          ------------
               (4)                 $                         $                               %

                                   $                         $                               %

                                   $                         $                               %

[7.      Trade Date:    ______________](5)

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

-----------------

(3) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(4) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., "Revolving Credit Commitment", "Term Loan Commitment", etc.).

(5) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

                                         ASSIGNOR
                                         [NAME OF ASSIGNOR]



                                         By:
                                            -----------------------------------
                                            Title:

                                         ASSIGNEE
                                         [NAME OF ASSIGNEE]



                                         By:
                                            -----------------------------------
                                            Title:

[Consented to and](6) Accepted:

BANK OF AMERICA, N.A. as
  Agent



By:
   ----------------------------------
   Title:


[Consented to:](7)

[BANK OF AMERICA, N.A., as L/C Issuer]



By:
   ----------------------------------
   Title:

-----------------

(6) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(7) To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

                                                                        ANNEX 1

                        STANDARD TERMS AND CONDITIONS FOR
                            ASSIGNMENT AND ASSUMPTION

                  1.       Representations and Warranties.

                  1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,
(ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

                  1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section
7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a not a United States person under Section 7701(a)(30) of the Code, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and
(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                  2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

                  3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

                                    EXHIBIT E

                        FORM OF NEW COMMITMENT AGREEMENT

         Reference is made to the Amended and Restated Credit Agreement dated as of June __, 2004 (as amended, modified, extended or restated from time to time, the "Credit Agreement") among IASIS HEALTHCARE LLC., a Delaware limited liability company (the "Borrower"), the Guarantors, the Lenders party thereto and Bank of America, N.A., in its capacity as administrative agent (in such capacity, the "Administrative Agent") for the lenders from time to time party to the Credit Agreement. All of the defined terms in the Credit Agreement are incorporated herein by reference.

         1. Effective as of the Effective Date set forth below, the undersigned Lender hereby confirms its [Tranche B Term Loan] [Incremental Term Loan] Commitment, in an aggregate principal amount of up to the amount of set forth below, to make [Tranche B Term Loans] [Incremental Term Loans] in accordance with the provisions of Section [2.1(b)] [2.1(c)] and 2.1(d) of the Credit Agreement. If the undersigned Lender is already a Lender under the Credit Agreement, such Lender acknowledges and agrees that such Commitment is in addition to any existing Commitment of such Lender under the Credit Agreement. If the undersigned Lender is not already a Lender under the Credit Agreement, such Lender hereby acknowledges, agrees and confirms that, by its execution of this New Commitment Agreement, such Lender will, as of the Effective Date, be a party to the Credit Agreement and be bound by the provisions of the Credit Agreement and, to the extent of its new Commitment, have the rights and obligations of a Lender thereunder.

         2. This New Commitment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Amount of [Tranche B Term Loan]
[Incremental Term Loan] Commitment                         $___________

[Applicable Rate:                             __________________________%](8)

[Maturity Date:                               __________________, 20______](9)

Effective Date of [Tranche B Term Loan]
[Incremental Term Loan] Commitment            ________________, _____

Fees: ______________________________(10)

-----------------

(8)      Incremental Term Loans only

(9)      Incremental Term Loans only

(10)     Describe commitment, upfront and other applicable fees.

The terms set forth above are hereby agreed to:

[Lender]



By:
   ----------------------------------
Name:
      -------------------------------
Title:
      -------------------------------

CONSENTED TO AND AGREED:

BANK OF AMERICA, N.A.,                   IASIS HEALTHCARE LLC
as Administrative Agent                  a Delaware limited liability company



By:                                      By:
   ----------------------------------       ----------------------------------
Name:                                    Name:
      -------------------------------          -------------------------------
Title:                                   Title:
      -------------------------------          -------------------------------

                                    EXHIBIT F

                       FORM OF DRAG ALONG RIGHTS AGREEMENT

         DRAG ALONG RIGHTS AGREEMENT, dated as of __________ __, 20__ (as amended, restated, modified and/or supplemented from time to time, this "Agreement"), among each of the undersigned (each a "Direct Investor" and, collectively, the "Direct Investors"), in favor of BANK OF AMERICA, N.A., not in its individual capacity, but solely as Administrative Agent for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

                              W I T N E S S E T H:

         WHEREAS, IASIS HEALTHCARE LLC (the "Borrower"), IASIS HEALTHCARE CORPORATION and certain Subsidiaries of the Borrower from time to time party thereto, as guarantors (the "Guarantors"), various financial institutions from time to time party thereto (the "Lenders") and Bank of America, N.A., as Administrative Agent (in such capacity, the "Administrative Agent", and together with the Lenders, and the L/C Issuer, the "Lender Creditors") have entered into the Amended and Restated Credit Agreement, dated as of June __, 2004, providing for the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower as contemplated therein (as amended and restated and as the same may be further amended, restated, modified, extended, renewed, replaced, supplemented, restructured and/or refinanced from time to time, and including any agreement extending the maturity of, refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Borrower and whose obligations are guaranteed by the Borrower and/or the Guarantors thereunder or any increase in the amount borrowed) all, or any portion of, the Indebtedness under such agreement or any successor agreements, the "Credit Agreement");

         WHEREAS, the Borrower may from time to time enter into one or more Interest Rate Protection Agreements, Other Hedging Agreements and/or Treasury Management Agreements with Bank of America, N.A. in its individual capacity ("Bank of America"), any Lender or a syndicate of financial institutions organized by Bank of America or any such Lender, or an affiliate of Bank of America or any such Lender (Bank of America, any such Lender or Lenders or affiliate or affiliates of Bank of America or such Lender or Lenders (even if Bank of America or any such Lender thereafter ceases to be a Lender under the Credit Agreement for any reason) and any such institution that participates in such Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Management Agreements, and in each case their subsequent successors and assigns, collectively, the "Other Creditors", and together with the Lender Creditors, the "Secured Creditors");

         WHEREAS, the equity interests of Subsidiaries of the Borrower owned by the Borrower are required to be pledged to the Administrative Agent for the benefit of the Secured Creditors pursuant to security documents entered into pursuant to the Credit Agreement (such security documents as they may be amended, modified, replaced, refinanced or restructured from time to time, the "Security Documents");

         WHEREAS, each Direct Investor has acquired certain shares (the "Shares") of [NAME OF COMPANY] (the "Company") pursuant to a sale or issuance of the Company's equity interests;

         WHEREAS, it is a condition precedent to the Company selling or issuing its equity interests to the Direct Investors that each Direct Investor shall have either (i) pledged its Shares to the Administrative Agent or (ii) executed and delivered to the Administrative Agent this Agreement; and

         WHEREAS, each Direct Investor desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph;

         NOW, THEREFORE, in consideration of the benefits accruing to each Direct Investor, the receipt and sufficiency of which are hereby acknowledged, each Direct Investor hereby makes the following representations and warranties to the Administrative Agent and hereby covenants and agrees with the Administrative Agent as follows:

         SECTION 1. DRAG ALONG RIGHTS. In the event that the Administrative Agent sells the shares it owns in the Company pursuant to the exercise of its rights under the Security Documents (each a "Sale"), each Direct Investor hereby agrees that upon the Administrative Agent's request, it shall sell, transfer and deliver, or cause to be sold, transferred and delivered to the purchaser thereof (the "Purchaser") all (but not less than all) of the Shares owned by such Direct Investor at the same price per share and on the same terms and conditions as are applicable to the shares held by the Administrative Agent, provided that no Direct Investor shall be required to make any representation or warranty or agreement with the Purchaser other than representations, warranties and agreements regarding such Direct Investor and its ownership of the Shares to be sold in such Sale.

         SECTION 2. CONSIDERATION. The consideration to be received by each Direct Investor for the Shares shall be the same consideration per share to be received by the Administrative Agent, and the terms and conditions of such sale by each Direct Investor shall be the same as those upon which the Administrative Agent sells its shares. A pro rata portion of the consideration payable to such Direct Investor in connection with such Sale may be subject to an escrow agreement on the same basis as the other Persons participating in such Sale.

         SECTION 3. PROCEDURES.

         (a) If requested by the Administrative Agent upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, each Direct Investor shall deliver to the Administrative Agent, to be held for sale, or return in the event the Sale is not consummated, upon the terms of this
Section 3, the Shares held by such Direct Investor, duly endorsed, together with a power-of-attorney authorizing the Administrative Agent to sell or otherwise dispose of such shares pursuant to such Sale and to take all actions necessary, and to execute and deliver all documents necessary, to sell or otherwise dispose of the shares to be sold pursuant to such Sale.

         (b) Each Direct Investor hereby agrees to cooperate in consummating the Sale, including, without limitation, by becoming a party to the sale agreement and all other appropriate related agreements, delivering any instruments for the Shares, duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents.

         (c) Promptly after the consummation of the sale of shares of the Administrative Agent and each Direct Investor pursuant to this Section 3, the Administrative Agent (x) shall give notice thereof to each Direct Investor and
(y) shall remit to each Direct Investor the total sales price of the Shares of such Direct Investor sold pursuant thereto (after deduction of each Direct Investor's proportionate share of (i) the expenses associated with such sale,
(ii) amounts paid into escrow or held back, in the reasonable determination of the Administrative Agent, for indemnification or post-closing expenses, and
(iii) amounts subject to post-closing purchase price adjustments, based on the number of Shares sold by each Direct Investor in relation to the total number of shares being sold pursuant to this Section 3). Notwithstanding anything contained in this Section 3, in the event that all or a portion of the purchase price of the shares being sold pursuant to the Sale consists of non-cash consideration, the Administrative Agent may, at its option, cause to be delivered to each Direct Investor, in lieu of such non-cash consideration allocable to the shares being sold pursuant to the Sale, cash in an amount equal to the fair market value of such non-cash consideration, as reasonably determined by the Administrative Agent; provided, that if such non-cash consideration allocable to the shares being sold pursuant to the Sale may not in the opinion of the Administrative Agent be transferred lawfully without a Direct Investor effecting regulatory compliance procedures (including, without limitation, preparation, registration or pre-registration of disclosure documentation), the fair market value of such non-cash consideration, as determined in good faith by Company's Board of Directors or equivalent, shall be paid to such Direct Investor in lieu of such non-cash consideration.

         SECTION 4. COVENANTS OF THE DIRECT INVESTOR. Each Direct Investor covenants and agrees that it will not sell or otherwise dispose of, grant any option with respect to, or pledge or otherwise encumber the Shares to any transferee or any interest therein except in accordance with the terms of this Agreement, unless (i) the Administrative Agent is notified in writing 30 days prior to such transfer, (ii) such transferee agrees in a writing which is reasonably satisfactory to the Administrative Agent to be bound by the terms hereof and assumes the obligations and restrictions imposed hereby and (iii) the written agreement referred to in the preceding clause (ii) is delivered to the Administrative Agent prior to such transfer.

         SECTION 5. LEGEND. At the request of the Administrative Agent, each Direct Investor shall deliver each certificate representing the Shares to the Company to be stamped or otherwise imprinted with a legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE DRAG ALONG RIGHTS AGREEMENT, DATED AS OF ___________ __, 20__, AMONG EACH OF THE DIRECT INVESTORS PARTY THERETO AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, PURSUANT TO THE TERMS OF WHICH THE TRANSFER OF SUCH SHARES IS RESTRICTED. SUCH AGREEMENT ALSO PROVIDES FOR VARIOUS OTHER LIMITATIONS AND OBLIGATIONS, AND ALL OF THE TERMS THEREOF ARE INCORPORATED BY REFERENCE HEREIN.

         SECTION 6. TERMINATION. This Agreement shall terminate on the date upon which the Commitments and all Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Management Agreements have been terminated, no Note under the Credit Agreement is outstanding and all other Obligations have been paid in full (other than arising from indemnities described in Section 11.04 of the Credit Agreement and analogous provisions in the Security Documents for which no request has been made).

         SECTION 7. WAIVER. No failure on the part of the Administrative Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement, the Credit Agreement or any other Security Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement, the Credit Agreement or any other Security Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

         SECTION 8. NOTICES, ETC. All notices and other communications hereunder shall be in writing and shall be delivered or mailed by first class mail, postage prepaid, addressed:

         (i)      if to the Administrative Agent at:

                  Bank of America, N.A.
                  1455 Market Street, 5th Floor
                  San Francisco, CA 94103
                  CA5-701-05-19
                  Attention: Kevin Ahart, Agency Management Officer
                  Tel: (415) 436-2750
                  Fax: (415) 503-5000

         (ii) if to a Direct Investor at the address specified for such Direct Investor opposite its signature hereto;

or at such address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

         SECTION 9. AMENDMENTS, ETC. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by each Direct Investor and the Administrative Agent.

         SECTION 10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         SECTION 11. SURVIVAL. All representations and warranties made by each of the Direct Investors herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Administrative Agent and shall survive the Sale of the Shares regardless of any investigation made by or on behalf of the Administrative Agent. All representations and warranties made by the Administrative Agent herein shall be considered to have been relied upon by the Direct Investors and shall survive the Sale of the Shares.

         SECTION 12. SPECIFIC PERFORMANCE. Damages in the event of breach of this Agreement by any Direct Investor or the Administrative Agent would be difficult, if not impossible, to ascertain, and it is therefore agreed that each Direct Investor and the Administrative Agent, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each Direct Investor and the Administrative Agent hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Direct Investor or the Administrative Agent from pursuing any other rights and remedies at law or in equity which such Direct Investor or the Administrative Agent may have.

         SECTION 13. CAPTIONS. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         SECTION 14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart signature page or counterpart.

         SECTION 15. MISCELLANEOUS. This Agreement shall remain in full force and effect, subject to termination as set forth in Section 6. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto.

         SECTION 16. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

         (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE DIRECT INVESTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH DIRECT INVESTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH DIRECT INVESTOR AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH DIRECT INVESTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE DIRECT INVESTOR IN ANY OTHER JURISDICTION.

         (b) EACH DIRECT INVESTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         SECTION 17. WAIVER OF JURY TRIAL. Each party hereto hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

         SECTION 18. EFFECTIVENESS. This Agreement shall become effective when each Direct Investor and the Administrative Agent shall have signed a counterpart hereof (whether the same or different counterparts).

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each Direct Investor and the Administrative Agent have cause this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

                                        [NAME OF DIRECT INVESTOR]
-------------------------------------

-------------------------------------

Attention:
          ---------------------------
Tel:                                     By:
    ---------------------------------       ----------------------------------
Fax:                                     Name:
    ---------------------------------         --------------------------------
                                         Title:
                                               -------------------------------


                                        [NAME OF DIRECT INVESTOR]
-------------------------------------

-------------------------------------

Attention:
          ---------------------------
Tel:                                     By:
    ---------------------------------       ----------------------------------
Fax:                                     Name:
    ---------------------------------         --------------------------------
                                         Title:
                                               -------------------------------


                                        [NAME OF DIRECT INVESTOR]
-------------------------------------

-------------------------------------

Attention:
          ---------------------------
Tel:                                     By:
    ---------------------------------       ----------------------------------
Fax:                                     Name:
    ---------------------------------         --------------------------------
                                         Title:
                                               -------------------------------


                                        [NAME OF DIRECT INVESTOR]
-------------------------------------

-------------------------------------

Attention:
          ---------------------------
Tel:                                     By:
    ---------------------------------       ----------------------------------
Fax:                                     Name:
    ---------------------------------         --------------------------------
                                         Title:
                                               -------------------------------


                                        [NAME OF DIRECT INVESTOR]
-------------------------------------

-------------------------------------

Attention:
          ---------------------------
Tel:                                     By:
    ---------------------------------       ----------------------------------
Fax:                                     Name:
    ---------------------------------         --------------------------------
                                         Title:
                                               -------------------------------

BANK OF AMERICA, N.A.,
as Administrative Agent



By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------